Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

WESTAR ENERGY, INC.,

GREAT PLAINS ENERGY INCORPORATED,

MONARCH ENERGY HOLDING, INC.,

KING ENERGY, INC.

and,

solely for the purposes of Section 9.14,

GP STAR, INC.

Dated as of July 9, 2017

i

ii

Exhibits

Exhibit A – Definitions

Exhibit B – Board Matters

Exhibit C – Officers

Exhibit D – Holdco Restated Articles

Exhibit E – Holdco Restated Bylaws

Exhibit F – Commitments to be Included in KCC and MPSC Applications

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2017, is by and among Westar Energy, Inc., a Kansas corporation (“Westar”), Great Plains Energy Incorporated, a Missouri corporation (“GPE”), Monarch Energy Holding, Inc., a Missouri corporation (“Holdco”), and King Energy, Inc., a Kansas corporation and wholly owned subsidiary of Holdco (“Merger Sub” and, together with Westar, GPE and Holdco, the “Parties”), and, solely for the purposes of Section 9.14, GP Star, Inc., a Kansas corporation and wholly owned subsidiary of GPE (“Original Merger Sub”).

RECITALS

WHEREAS, Westar, GPE and Original Merger Sub entered into that certain Agreement and Plan of Merger, dated as of May 29, 2016 (the “Original Merger Agreement”), pursuant to the terms of which, among other things, GPE would acquire Westar through the statutory merger of Original Merger Sub with and into Westar, whereupon the separate corporate existence of Original Merger Sub would cease, and Westar would be the surviving corporation;

WHEREAS, GPE and Westar have determined to instead engage in a business combination as peer companies in a merger of equals and, therefore, desire to amend and restate the Original Merger Agreement to reflect such change pursuant to Section 8.03 of the Original Merger Agreement on the terms set forth in this Agreement;

WHEREAS, the Parties intend to effect a reorganization, pursuant to which, upon the terms and subject to the conditions set forth herein, at the Effective Time (as defined below), GPE will merge with and into Holdco, with Holdco surviving such merger, and Merger Sub will merge with and into Westar, with Westar surviving such merger;

WHEREAS, the board of directors of Westar (the “Westar Board”) has (a) determined that it is in the best interests of Westar and its shareholders, and declared it advisable, for Westar to enter into this Agreement and to consummate the transactions contemplated hereby, (b) adopted and approved this Agreement and approved Westar’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) resolved to recommend that Westar’s shareholders adopt this Agreement;

WHEREAS, the board of directors of GPE (the “GPE Board”) has (a) determined that it is in the best interests of GPE and its shareholders, and declared it advisable, for GPE to enter into this Agreement and to consummate the transactions contemplated hereby, (b) adopted and approved this Agreement and approved GPE’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) resolved to recommend that GPE’s shareholders adopt this Agreement;

WHEREAS, the board of directors of Holdco (the “Holdco Board”) has (a) determined that it is in the best interests of Holdco and its shareholders, and declared it advisable, for Holdco to enter into this Agreement and to consummate the transactions contemplated hereby, and (b) adopted and approved this Agreement and approved Holdco’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its shareholder, and declared it advisable, for Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, (b) adopted and approved this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) resolved to recommend that Holdco, in its capacity as Merger Sub’s sole shareholder, adopt this Agreement;

WHEREAS, Holdco has adopted this Agreement and approved the transactions contemplated hereby, by written consent in its capacity as the sole shareholder of Merger Sub;

WHEREAS, GPE has adopted this Agreement and approved the transactions contemplated hereby, by written consent in its capacity as the sole shareholder of Holdco;

WHEREAS, Westar and GPE desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

WHEREAS, for federal income tax purposes, it is intended that (a) the Westar Merger will qualify as an exchange under the provisions of Section 351 of the Code, and/or as a reorganization under the provisions of Section 368(a) of the Code and (b) the GPE Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions set forth herein, GPE shall be merged with and into Holdco in accordance with Section 351.410 of the General Business and Corporation Law of Missouri (the “GBCLM”) and this Agreement (the “GPE Merger”), and the separate corporate existence of GPE shall cease. Holdco shall be the surviving corporation in the GPE Merger (sometimes referred to herein as the “Holdco Surviving Corporation”). Throughout this Agreement, the term “Holdco” shall refer to Holdco prior to the GPE Merger or to Holdco in its capacity as the surviving corporation in the GPE Merger, as the context requires.

(b) At the Effective Time, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into Westar in accordance with Section 17-6701 of the Kansas General Corporation Code (the “KGCC”) and this Agreement (the “Westar Merger” and, collectively with the GPE Merger, the “Mergers”), and the separate corporate existence of Merger Sub shall cease. Westar shall be the surviving corporation in the Westar Merger (sometimes referred to herein as the “Westar Surviving Corporation”).

SECTION 1.02 The Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date: (a) GPE shall deliver to the Secretary of State of the State of Missouri articles of merger with respect to the GPE Merger, in such form as required by, and executed in accordance with, the relevant provisions of the GBCLM (the “GPE Articles of Merger”), and (b) Westar shall deliver to the Secretary of State of the State of Kansas articles of merger with respect to the Westar Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the KGCC (the “Westar Articles of Merger”). The Mergers shall become effective simultaneously and at the time that GPE and Westar shall agree, which time shall be specified in the respective articles of merger for the Mergers (such time being herein referred to as the “Effective Time”).

SECTION 1.03 The Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112 at 10:00 a.m. New York City time on a date to be mutually agreed to by the Parties, which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.04 Effects of the Mergers. The GPE Merger and the Westar Merger shall have the effects specified herein and in the applicable provisions of the GBCLM, including Sections 410-459 thereof, and the KGCC, including Article 67 thereof, respectively. Without limiting the foregoing, from and after the Effective Time, (a) the Holdco Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of GPE and Holdco, and all of the claims, obligations, liabilities, debts and duties of GPE and Holdco shall become the claims, obligations, liabilities, debts and duties of Holdco, and (b) the Westar Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of Westar and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Westar and Merger Sub shall become the claims, obligations, liabilities, debts and duties of Westar.

SECTION 1.05 Organizational Documents.

(a) As of the Effective Time, the articles of incorporation of Holdco, as in effect at the Effective Time (which shall be amended and restated pursuant to Section 6.06), shall be the articles of incorporation of the surviving corporation in the GPE Merger until thereafter amended as provided therein and in accordance with applicable Law. As of the Effective Time, the bylaws of Holdco, as in effect immediately prior to the Effective Time (which shall be amended and restated pursuant to Section 6.06), shall be the bylaws of the surviving corporation in the GPE Merger until thereafter amended as provided therein and in accordance with applicable Law.

(b) As of the Effective Time, the articles of incorporation of the Westar Surviving Corporation shall be amended and restated to be the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Westar Surviving Corporation shall continue as “Westar Energy, Inc.”. As of the Effective Time, the bylaws of Westar shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Westar Surviving Corporation shall continue as “Westar Energy, Inc.”.

SECTION 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors the Westar Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Westar immediately prior to the Effective Time shall be the officers of the Westar Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or qualified or appointed, as the case may be.

SECTION 1.07 Plan of Merger. This Article I and Article II and, solely to the extent necessary under the KGCC or the GBCLM, the other provisions of this Agreement shall constitute a “plan of merger” for purposes of the KGCC and GMCLM.

SECTION 1.08 Transition Committee. As promptly as practicable after the date of this Agreement and to the extent permitted by applicable Law, Westar and GPE shall create a special transition committee to oversee integration planning, including, to the extent permitted by applicable Law, consulting with respect to operations and major regulatory decisions. This transition committee shall be co-chaired by the chief executive officer of Westar and the chief executive officer of GPE, and shall be composed of such chief executive officers and two other designees of Westar and two other designees of GPE or as otherwise may be agreed by such chief executive officers.

SECTION 1.09 Post-Closing Holdco Dividend Policy. Subject to the discretion of the Holdco Board, Holdco shall adopt a dividend policy, effective as of the Effective Time, which shall be on terms consistent in all material respects with the dividend policy of GPE in effect immediately prior to the Closing.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-

ENTRY SHARES

SECTION 2.01 Effect of Mergers on Capital Stock.

(a) Cancellation of Treasury Stock, Holdco Stock and GPE and Westar-Owned Stock. At the Effective Time, by virtue of the Mergers and without any action on the part of Westar, GPE, Holdco, Merger Sub or any holder of shares of any capital stock of Westar, GPE, Holdco or Merger Sub:

(i) each share of common stock, no par value, of GPE (“GPE Common Stock”) that is owned by GPE as treasury stock, if any, each share of GPE Common Stock that is owned by a wholly owned Subsidiary of GPE, if any, and each share of GPE Common Stock that is owned directly or indirectly by Westar, Holdco or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of common stock, $5.00 par value, of Westar (“Westar Common Stock”) that is owned by Westar as treasury stock, if any, each share of Westar Common Stock that is owned by a wholly owned Subsidiary of Westar, if any, and each share of Westar Common Stock that is owned directly or indirectly by GPE, Holdco or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii) each share of common stock of Holdco, no par value, if any that is owned by GPE, Westar or any wholly owned subsidiary of GPE or Westar, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of GPE Common Stock and Westar Common Stock; Conversion of Merger Sub Common Stock. At the Effective Time:

(i) by virtue of the GPE Merger and without any action on the part of Westar, GPE, Holdco, Merger Sub or any holder of shares of any capital stock of Westar, GPE, Holdco or Merger Sub, subject to Section 2.01(c), each share of GPE Common Stock issued and outstanding immediately prior to the Effective Time (except for shares to be canceled and retired or converted in accordance with Section 2.01(a)(i) and the Dissenting Shares) shall be converted automatically into the right to receive 0.5981 (the “GPE Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, no par value, of Holdco (“Holdco Common Stock”) (such amount, the “GPE Merger Consideration”), payable as provided in Section 2.02, and, when so converted, shall automatically be canceled and retired and shall cease to exist;

(ii) by virtue of the Westar Merger and without any action on the part of Westar, GPE, Holdco, Merger Sub or any holder of shares of any capital stock of Westar, GPE, Holdco or Merger Sub, each share of Westar Common Stock issued and outstanding immediately prior to the Effective Time (except for shares to be canceled and retired or converted in accordance with Section 2.01(a)(ii)) shall be converted automatically into the right to receive one (1) (the “Westar Exchange Ratio”) validly issued, fully paid and nonassessable share of Holdco Common Stock (such amount, the “Westar Merger Consideration” and, collectively with the GPE Merger Consideration, the “Merger Consideration”), payable as provided in Section 2.02, and, when so converted, shall automatically be canceled and retired and shall cease to exist; and

(iii) by virtue of the Westar Merger and without any action on the part of Westar, GPE, Holdco, Merger Sub or any holder of shares of any capital stock of Westar, GPE, Holdco or Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Westar Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Westar Surviving Corporation.

(c) Adjustments to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Westar or GPE (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, in each case, other than pursuant to the transactions contemplated by this Agreement, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to the holders of GPE Common Stock and Westar Common Stock the same economic effect as contemplated by this Agreement prior to such action.

SECTION 2.02 Payment for Shares.

(a) Exchange Agent. Prior to the Closing Date, GPE and Westar shall appoint a bank or trust company to act as paying and exchange agent reasonably acceptable to each of them (the “Exchange Agent”) for the purpose of exchanging shares of GPE Common Stock and Westar Common Stock for the Merger Consideration in accordance with Section 2.01(b). At or prior to the Effective Time, Holdco shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of GPE Common Stock and Westar Common Stock contemplated by Section 2.01(b), an aggregate amount of Holdco Common Stock sufficient to deliver the Merger Consideration pursuant to Section 2.01(b). In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(j). All shares of Holdco Common Stock, together with the amount of any such cash dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), shall hereinafter be referred to as the “Exchange Fund.”

(b) Payment Procedures.

(i) Promptly after the Effective Time (but no later than four (4) Business Days after the Effective Time), the Exchange Agent will mail to each holder of record of a certificate representing outstanding shares of GPE Common Stock and Westar Common Stock immediately prior to the Effective Time (a “Certificate”) and to each holder of uncertificated shares of GPE Common Stock and Westar Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(b):

(1) a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates or Book-Entry Shares held by such holder will pass, only upon delivery of such Certificates or Book-Entry Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to GPE and Westar, and

(2) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration with respect to such shares.

(ii) Upon surrender to, and acceptance in accordance with Section 2.02(b)(iii) by, the Exchange Agent of a Certificate or Book-Entry Share, the holder thereof will be entitled to the Merger Consideration payable in respect of the number of shares of GPE Common Stock or Westar Common Stock formerly represented by such Certificate or Book-Entry Share surrendered under this Agreement. Until such time as the Merger Consideration is issued to or at the direction of the holder of a surrendered Certificate or Book-Entry Shares, Holdco Common Stock that constitutes the Merger Consideration shall not be voted on any matter.

(iii) The Exchange Agent will accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the Certificates and Book-Entry Shares in accordance with customary exchange practices.

(iv) From and after the Effective Time, no further transfers may be made on the records of GPE or Westar or its respective transfer agent of Certificates or Book-Entry Shares, and if any Certificate or Book-Entry Share is presented to GPE or Westar for transfer, such Certificate of Book-Entry Share shall be canceled against delivery of the Merger Consideration payable in respect of the shares of GPE Common Stock or Westar Common Stock represented by such Certificate or Book-Entry Share.

(v) If any Merger Consideration is to be remitted to a name other than that in which a Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(1) either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and

(2) the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (B) establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(vi) At any time after the Effective Time until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of GPE Common Stock or Westar Common Stock represented by such Certificate or Book-Entry Share as contemplated by Section 2.01(b). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the shares of GPE Common Stock or Westar Common Stock represented by Certificates or Book-Entry Shares.

(c) No Further Ownership Rights in GPE Common Stock and Westar Common Stock.

(i) At the Effective Time, each holder of a Certificate, and each holder of Book-Entry Shares, will cease to have any rights with respect to such shares of GPE Common Stock or Westar Common Stock, except, to the extent provided by Section 2.01, for the right to receive the Merger Consideration payable in respect of the shares of GPE Common Stock or Westar Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b);

(ii) The Merger Consideration paid upon the surrender or exchange of Certificates or Book-Entry Shares in accordance with this Section 2.02 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of GPE Common Stock or Westar Common Stock formerly represented by such Certificates or Book-Entry Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.02(j)).

(d) Termination of Exchange Fund. The Exchange Agent will deliver to Holdco, upon Holdco’s demand, any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the former holders of Certificates or Book-Entry Shares upon expiration of the period ending one (1) year after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Mergers who has not complied with this Section 2.02 prior to such time, may look only to Holdco for payment of his, her or its claim for Merger Consideration to which such holder may be entitled.

(e) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by Holdco; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Holdco.

(f) No Liability. None of Westar, GPE, Holdco, Merger Sub, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Each of Holdco, GPE, Westar and the Exchange Agent shall be entitled to deduct and withhold from any cash and consideration otherwise payable pursuant to this Agreement to any holder of Certificates, Book-Entry Shares, Westar Restricted Share Units, Westar Performance Units, Westar Other Equity-Based Rights, GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights such amounts for Taxes as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so deducted and withheld (or the cash equivalent thereof) shall be promptly paid over to the appropriate taxing authority, and shall be treated for all purposes under this Agreement as having been paid to the holder of Certificates, Book-Entry Shares, Westar Restricted Share Units, Westar Performance Units, Westar Other Equity-Based Rights, GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights, as applicable, in respect of which such deduction or withholding was made. Holdco or the Exchange Agent, as relevant, shall provide advance notice of any requirement to withhold and deduct Taxes, and shall obtain from holders of Certificates, Book-Entry Shares, Westar Restricted Share Units, Westar Performance Units, Westar Other Equity-Based Rights, GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights such certificates or other documents required to avoid or reduce any such Taxes.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing shares of GPE Common Stock or Westar Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond, in such reasonable and customary amount as Holdco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver and pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Fractional Shares. No certificates or scrip representing fractional shares of Holdco Common Stock shall be issued upon the conversion of GPE Common Stock or Westar Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Holdco Common Stock. For purposes of this Section 2.02(i), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of Holdco Common Stock delivered to the Exchange Agent by Holdco pursuant to Section 2.02(a) representing the Merger Consideration over (ii) the aggregate number of whole shares of Holdco Common Stock to be distributed to former holders of GPE Common Stock and Westar Common Stock pursuant to Section 2.02(b) (such excess being herein called the

“Excess Shares”). Following the Effective Time, the Exchange Agent shall, on behalf of former shareholders of GPE and Westar, sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided in this Section 2.02(i). The Parties acknowledge that payment of the cash consideration received from the sale of the Excess Shares in lieu of issuing fractional shares of Holdco Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Holdco that would otherwise be caused by the issuance of fractional shares of Holdco Common Stock. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates and Book-Entry Shares formerly representing GPE Common Stock or Westar Common Stock, the Exchange Agent shall hold such proceeds in trust for holders of GPE Common Stock and Westar Common Stock (the “Common Shares Trust”). The Holdco Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of GPE Common Stock or Westar Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of GPE Common Stock or Westar Common Stock would otherwise be entitled (after taking into account all shares of GPE Common Stock or Westar Common Stock, as applicable, held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of GPE Common Stock or Westar Common Stock would otherwise be entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares formerly representing GPE Common Stock or Westar Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates or Book-Entry Shares formerly representing GPE Common Stock or Westar Common Stock, without interest, subject to and in accordance with the terms of Section 2.02(b).

(j) Dividends with Respect to Holdco Common Stock. No dividends or other distributions with respect to Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Holdco Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Holdco to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares there shall be paid to the holder thereof, without interest and subject to any required Tax withholding, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Holdco Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Holdco Common Stock.

SECTION 2.03 Equity Awards.

(a) At or prior to the Effective Time, Westar shall take such actions as are necessary (including obtaining any resolutions of the Westar Board or, if appropriate, any committee thereof administering the Westar Stock Plan and providing any required notices and obtaining any required consents) to effect the following and to ensure that the conversions pursuant to Section 2.01(b) of the Westar Common Stock held by any director or officer of Westar and the conversion pursuant to this Section 2.03(a) with respect to any director or officer of Westar will be eligible for exemption under Rule 16b-3(e) under the Exchange Act:

(i) Westar Restricted Share Units. Immediately prior to the Effective Time, each Westar Restricted Share Unit that is outstanding and unvested immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a vested right to receive (i) the Westar Merger Consideration plus (ii) cash in an amount equal to any dividend equivalents associated with such Westar Restricted Share Unit as of the Effective Time, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.02(g). In each case, payment with respect to any Westar Restricted Share Units shall be made within five (5) Business Days after the Closing Date.

(ii) Westar Performance Units. Immediately prior to the Effective Time, each Westar Performance Unit that is outstanding and unvested immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a vested right to receive (i) the Westar Merger Consideration plus (ii) cash in an amount equal to any dividend equivalents associated with such Westar Performance Unit as of the Effective Time, with the number of vested Westar Performance Units to be the greater of the target award or the number determined in accordance with the performance criteria provided in the applicable award agreement, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.02(g). In each case, payment with respect to any Company Performance Units shall be made within five (5) Business Days after the Closing Date.

(iii) Westar Other Equity-Based Rights. Immediately prior to the Effective Time, each contractual right to receive a share of Westar Common Stock or the value of such a share other than Westar Restricted Share Units and Westar Performance Units (each, a “Westar Other Equity-Based Right”) pursuant to any Westar Benefit Plan that is outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Westar Other Equity-Based Right shall lapse, and each Westar Other Equity-Based Right shall be cancelled as of the Effective Time and converted into a vested right to receive (i) the Westar Merger Consideration plus (ii) cash in an amount equal to any dividend equivalents associated with such Westar Other Equity-Based Right as of the Effective Time, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.02(g), such that as of the Effective Time, no Westar Other Equity-Based Rights shall be outstanding. In each case, payment with respect to any Westar Other Equity-Based Rights shall be made within five (5) Business Days after the Closing Date; provided, however, that in the case of any Westar Other Equity-Based Rights that constitute deferred compensation within the meaning of Section 409A of the Code, payment shall occur on the date that it would otherwise occur under the applicable Westar Benefit Plan or election form absent the application of this Section 2.03(a)(iii) to the extent necessary to avoid the imposition of any penalty or other taxes under Section 409A of the Code.

(b) At or prior to the Effective Time, GPE shall take such actions as are necessary (including obtaining any resolutions of the GPE Board or, if appropriate, any committee thereof administering the GPE Stock Plan and providing any required notices and obtaining any required consents) to effect the following and to ensure that the conversions pursuant to Section 2.01(b) of the GPE Common Stock held by any director or officer of GPE and the conversion pursuant to this Section 2.03(b) with respect to any director or officer of GPE will be eligible for exemption under Rule 16b-3(e) under the Exchange Act:

(i) GPE Deferred Share Units. At the Effective Time, each GPE Deferred Share Unit that is outstanding and unvested immediately prior to the Effective Time shall be, as of the Effective Time, converted into an award of a number of deferred share units of Holdco Common Stock equal to the number of GPE Deferred Share Units of GPE Common Stock multiplied by the GPE Exchange Ratio, under the same terms and conditions as were applicable to such award of GPE Deferred Share Unit, including vesting.

(ii) GPE Performance Share Awards. At the Effective Time, each GPE Performance Share Award that is outstanding and unvested immediately prior to the Effective Time shall be, as of the Effective Time, converted into an award of a number of performance share awards of Holdco Common Stock equal to the number of GPE Performance Share Awards of GPE Common Stock multiplied by the GPE Exchange Ratio, under the same terms and conditions as were applicable to such GPE Performance Share Awards, including vesting, and the performance measurement period for such performance shares shall remain open (such that no payments shall be made under the terms of such performance shares solely as a result of or in connection with the Mergers) and the compensation committee of the Holdco Board shall adjust the performance measures of such performance shares as soon as practicable after the Effective Time as it determines is appropriate and equitable to reflect the performance of GPE during the performance measurement period prior to the Effective Time, the transactions contemplated by this Agreement.

(iii) GPE Other Equity-Based Rights. At the Effective Time, each contractual right to receive a share of GPE Common Stock or the value of such a share other than GPE Deferred Share Units and GPE Performance Share Awards (each, a “GPE Other Equity-Based Right”) granted pursuant to any GPE Benefit Plan that is outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, be, as of the Effective Time, converted into an equity or equity-based award in respect of a number of shares of Holdco Common Stock equal to the number of shares of GPE Common Stock represented by such GPE Other Equity-Based Right multiplied by the GPE Exchange Ratio, under the same terms and conditions as were applicable to such GPE Other Equity-Based Right, including vesting.

SECTION 2.04 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of GPE Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 351.455.1 of the GBCLM with respect to such share (a “Dissenting Share”) will not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.01 and Section 2.02, and the holder of such share will be entitled only to such rights as may be granted to such holder pursuant to Section 351.455.1 of the GBCLM with respect to such share; provided, however, that if such appraisal rights have not been perfected or the holder of such share has otherwise lost such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share will automatically be converted into and will represent only the right to receive (upon the surrender of the Certificate representing such share or Book-Entry Share) the applicable Merger Consideration in accordance with Section 2.01 and Section 2.02.

(b) GPE will give Westar (i) prompt notice of any written demand for appraisal received by GPE prior to the Effective Time pursuant to Section 351.455.1 of the GBCLM and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WESTAR

Except (a) as set forth in the Westar Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(k), as set forth in the corresponding section of the amended and restated disclosure letter delivered by Westar to GPE concurrently with the execution and delivery by Westar of this Agreement, which amends and restates in its entirety the disclosure letter delivered by Westar to GPE concurrently with the execution and delivery of the Original Merger Agreement (the “A&R Westar Disclosure Letter”), Westar represents and warrants to GPE as follows:

SECTION 3.01 Organization, Standing and Power. Each of Westar and the Subsidiaries of Westar (the “Westar Subsidiaries”) is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Westar Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. Each of Westar and the Westar Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. Each of Westar and the Westar Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. Westar has made available to GPE true and complete copies of the amended and restated articles of incorporation of Westar, as amended and in effect as of the date of this Agreement (the “Westar Articles”) and the bylaws of Westar, as amended and in effect as of the date of this Agreement (the “Westar Bylaws”).

SECTION 3.02 Westar Subsidiaries. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Westar Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Westar, by another Westar Subsidiary or by Westar and another Westar Subsidiary, free and clear of (a) all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the Westar Subsidiaries or applicable securities Laws. Section 3.02 of the A&R Westar Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Westar Subsidiaries. Westar has made available to GPE true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Westar Subsidiary in effect as of the date of this Agreement. Neither Westar nor any Westar Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Westar Subsidiaries.

SECTION 3.03 Capital Structure.

(a) The authorized capital stock of Westar consists of 285,600,000 shares of which 275,000,000 shares is Westar Common Stock of the par value of $5.00 each, 4,000,000 shares is preference stock without par value, 600,000 shares is preferred stock of the par value of $100 each and 6,000,000 shares is preferred stock without par value (collectively, the preference and preferred stock are the “Westar Preferred Stock”). At the close of business on July 6, 2017, (i) 142,093,387 shares of Westar Common Stock were issued and outstanding, (ii) no shares of Westar Preferred Stock were issued and outstanding, (iii) no shares of Westar Common Stock were held by Westar in its treasury, (iv) Westar Restricted Share Units with respect to an aggregate of 272,488 shares of Westar Common Stock were issued and outstanding, (v) Westar Performance Units with respect to an aggregate of 265,988 shares of Westar Common Stock based on achievement of applicable performance criteria at target level were issued and outstanding and (vi) Westar Other Equity-Based Rights with respect to an aggregate 367,243 shares of Westar Common Stock were issued and outstanding. At the close of business on July 6, 2017, an aggregate of 4,748,053 shares of Westar Common Stock were available for issuance pursuant to the Westar Benefit Plans.

(b) All outstanding shares of Westar Common Stock are, and all shares of Westar Common Stock that may be issued upon the settlement of Westar Restricted Share Units, Westar Performance Units and Westar Other Equity-Based Rights will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 3.03 or as set forth in Section 3.03 or Section 5.01(a)(v) of the A&R Westar Disclosure Letter or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Westar or any Westar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Westar or any Westar Subsidiary or any securities of Westar or any Westar Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Westar or any Westar Subsidiary or (ii) any warrants, calls, options or other rights to acquire from Westar or any Westar Subsidiary, or any other obligation of Westar or any Westar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Westar or any Westar Subsidiary (the foregoing clauses (i) and (ii), collectively, “Westar Equity Securities”). Except pursuant to the Westar Stock Plan, there are not any outstanding obligations of Westar or any Westar Subsidiary to repurchase, redeem or otherwise acquire any Westar Equity Securities. There is no outstanding Indebtedness of Westar having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Westar may vote (“Westar Voting Debt”). No Westar Subsidiary owns any shares of Westar Common Stock. Neither Westar nor any of the Westar Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Westar.

SECTION 3.04 Authority; Execution and Delivery; Enforceability. Westar has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Mergers, subject, in the case of the Westar Merger, to the receipt of the Westar Shareholder Approval. The Westar Board has adopted resolutions, at a meeting duly called at which a quorum of directors of Westar was present, (a) determining that it is in the best interests of Westar and its shareholders, and declaring it advisable, for Westar to enter into this

Agreement, (b) adopting this Agreement and approving Westar’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby and (c) resolving to recommend that Westar’s shareholders approve this Agreement (the “Westar Board Recommendation”) and directing that this Agreement be submitted to Westar’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Westar Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the approval of this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Westar Common Stock entitled to vote at the Westar Shareholders Meeting (the “Westar Shareholder Approval”) and (ii) the filing of the Westar Articles of Merger as required by the KGCC, no other vote or corporate proceedings on the part of Westar or its shareholders are necessary to authorize, adopt or approve this Agreement or to consummate the transactions contemplated hereby, including the Mergers. Westar has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by GPE, Holdco and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

SECTION 3.05 No Conflicts; Consents.

(a) The execution and delivery by Westar of this Agreement does not, and the performance by Westar of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Mergers, will not, (i) subject to obtaining the Westar Shareholder Approval, conflict with, or result in any violation of any provision of, the Westar Articles, the Westar Bylaws or the Organizational Documents of any Westar Subsidiary, (ii) subject to obtaining the Consents set forth in Section 3.05(a)(ii) of the A&R Westar Disclosure Letter (the “Westar Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of Westar or any Westar Subsidiary pursuant to, any Contract to which Westar or any Westar Subsidiary is a party or by which any of their respective properties or assets are bound or any Permit applicable to the business of Westar and the Westar Subsidiaries or (iii) subject to obtaining the Westar Shareholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Westar or any Westar Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the transactions contemplated hereby, including the Mergers.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice, submission or filing (“Filing”) made to or with, any Governmental Entity is required to be obtained or made by Westar, any Westar Subsidiary or any other Affiliate of Westar in connection with Westar’s execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Mergers, except for the following:

(i) (1) the filing with the Securities and Exchange Commission (the “SEC”), in preliminary and definitive form, of the Proxy Statement/Prospectus and (2) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Mergers;

(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law;

(iii) the filing of the Westar Articles of Merger with the Secretary of State of the State of Kansas and appropriate documents with the relevant authorities of the other jurisdictions in which GPE and Westar are qualified to do business;

(iv) (1) Filing with, and the Consent of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA”), (2) Filings with, and the Consent of, the U.S. Nuclear Regulatory Commission (the “NRC”), (3) Filings with, and the Consent of, the Kansas Corporation Commission (the “KCC”) and the Missouri Public Service Commission (the “MPSC”) and (4) Filings and Consents set forth in Section 3.05(b)(iv) of the A&R Westar Disclosure Letter (the Consents and Filings set forth in Section 3.05(b)(ii) and this Section 3.05(b)(iv), collectively, the “Westar Required Statutory Approvals”);

(v) the Westar Required Consents;

(vi) compliance with and filings required under (1) the rules and regulations of the NYSE and (2) applicable state securities, “blue sky” or takeover Laws and applicable foreign securities Laws;

(vii) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(viii) such other Filings or Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Westar Merger.

SECTION 3.06 Westar Reports; Financial Statements.

(a) Westar has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Westar with the SEC since January 1, 2015 (such documents, together with all exhibits, financial statements, including the Westar Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “Westar Reports”). Each Westar Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Westar Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Westar included in the Westar Reports (the “Westar Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of Westar and the Westar’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(b) Neither Westar nor any Westar Subsidiary has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of Westar and the Westar Subsidiaries, except liabilities (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of Westar and the Westar Subsidiaries included in the Westar Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after March 31, 2017, (iii) incurred in connection with the Mergers or any other transaction or agreement contemplated by this Agreement or the Original Merger Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect.

(c) Westar maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Westar maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective in all material respects to ensure that information required to be disclosed by Westar in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Westar’s filings with the SEC and other public disclosure documents. Westar has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Westar’s outside auditors and the audit committee of the Westar Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Westar’s ability to record, process, summarize and report financial information and (2) any fraud, known to Westar, whether or not material, that involves management or other employees who have a significant role in Westar’s internal controls over financial reporting.

SECTION 3.07 Absence of Certain Changes or Events.

(a) From December 31, 2016 to the date of this Agreement, each of Westar and the Westar Subsidiaries has conducted its respective business in the ordinary course of business in all material respects, except for the conduct in connection with the Mergers or as otherwise contemplated or required by this Agreement or the Original Merger Agreement.

(b) From December 31, 2016 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect.

SECTION 3.08 Taxes.

(a) (1) Each of Westar and Westar Subsidiaries has timely filed, taking into account all valid extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects and (2) all material Taxes have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return);

(b) each of Westar and Westar Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all material Taxes required to be withheld from amounts owing to any employee, creditor or third party;

(c) (1) no audit, examination, investigation or other proceeding is pending with any Governmental Entity with respect to any material amount of unpaid Taxes asserted against Westar or any Westar Subsidiary; and neither Westar nor any Westar Subsidiary has received written notice of any threatened audit, examination, investigation or other proceeding from any Governmental Entity for any material amount of unpaid Taxes asserted against Westar or any Westar Subsidiary, which have not been fully paid or settled, and (2) neither Westar nor any Westar Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(d) (1) neither Westar nor any Westar Subsidiary had any liabilities for material unpaid Taxes as of the date of the latest balance sheet included in the Westar Financial Statements that had not been accrued or reserved on such balance sheet in accordance with GAAP and (2) neither Westar nor any Westar Subsidiary has incurred any material liability for Taxes since the date of the latest balance sheet included in the Westar Financial Statements except in the ordinary course of business;

(e) neither Westar nor any Westar Subsidiary has any liability for material Taxes of any Person (except for Westar or any Westar Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by contract;

(f) neither Westar nor any Westar Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (1) exclusively between or among Westar and Westar Subsidiaries, (2) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date will be terminated without any further payments being required to be made;

(g) within the past three (3) years, neither Westar nor any Westar Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(h) neither Westar nor any Westar Subsidiary has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) in any Tax year for which the statute of limitations has not expired;

(i) there are no Liens on any of the assets of Westar or any or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax (excluding Taxes that are being contested in good faith for which adequate reserves have been provided in accordance with GAAP);

(j) neither Westar nor any Westar Subsidiary has any Tax rulings, requests for rulings, closing agreements or other similar agreements in effect or filed with any Governmental Entity; and

(k) after reasonable diligence, neither Westar nor any Westar Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Westar Merger or GPE Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (or, in the case of the Westar Merger, as an exchange described in Section 351 of the Code).

(l) Except to the extent Section 3.09 relates to Taxes, the representations and warranties contained in this Section 3.08 are the sole and exclusive representations and warranties of Westar relating to Taxes, and no other representation or warranty of Westar contained herein shall be construed to relate to Taxes.

SECTION 3.09 Employee Benefits.

(a) Section 3.09(a) of the A&R Westar Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Westar Benefit Plan and each material Westar Benefit Agreement.

(b) With respect to each material Westar Benefit Plan and material Westar Benefit Agreement, Westar has made available to GPE, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the two (2) most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) the two (2) most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (v) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status). No Westar Benefit Plan or Westar Benefit Agreement is maintained outside the jurisdiction of the United States, or covers any Westar Personnel residing or working outside of the United States.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Westar Material Adverse Effect, (i) each Westar Benefit Plan and each Westar Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of Westar, threatened proceedings or claims against any Westar Benefit Plan or Westar Benefit Agreement or any fiduciary thereof, or Westar or any Westar Subsidiary with respect to any Westar Benefit Plan or Westar Benefit Agreement and (iii) all contributions, reimbursements, premium payments and other payments required to be made by Westar or any Westar Commonly Controlled Entity to any Westar Benefit Plan have been made on or before their applicable due dates. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Westar Material Adverse Effect, neither Westar nor any Westar Commonly Controlled Entity has engaged in, and to the Knowledge of Westar, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Westar Benefit Plan or Westar Benefit Agreement or their related trusts that would reasonably be expected to result in a liability of Westar or a Westar Commonly Controlled Entity. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, no Westar Benefit Plan or Westar Benefit Agreement is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of Westar, threatened.

(d) Section 3.09(d) of the A&R Westar Disclosure Letter sets forth each Westar Benefit Plan and Westar Benefit Agreement that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. No Westar Benefit Plan or Westar Benefit Agreement is a multiemployer plan, as defined in Section 3(37) of ERISA, and neither Westar nor any Westar Commonly Controlled Entity has contributed to or been obligated to contribute to any such plan within the six years preceding this Agreement. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, neither Westar nor any Westar Commonly Controlled Entity has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(e) Each Westar Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a currently effective favorable determination letter or, if applicable, current opinion or advisory letter to that effect from the IRS and, to the Knowledge of Westar, there is no reason why any such determination letter should be revoked.

(f) Except for any liabilities of Westar that have not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, neither Westar nor any Westar Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.

(g) Except as set forth in Section 3.09(g) of the A&R Westar Disclosure Letter, none of the execution and delivery of this Agreement, the performance by either party of its covenants and agreements hereunder or the consummation of the Mergers (alone or in conjunction with any other event, including any termination of employment before, on or following the Effective Time) will (i) entitle any Westar Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Westar Benefit Plan or Westar Benefit Agreement or (iii) will result in any payment that could, individually or in combination with any other such payment, not be deductible under Section 280G of the Code.

(h) The representations and warranties contained in this Section 3.09 are the sole and exclusive representations and warranties of Westar relating to Westar Benefit Plans or Westar Benefit Agreements (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of Westar contained herein shall be construed to relate to Westar Benefit Plans or Westar Benefit Agreements (including their compliance with any applicable Law) or ERISA.

SECTION 3.10 Labor and Employment Matters. Except for the Westar Union Contracts, neither Westar nor any Westar Subsidiary is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. Except for employees covered by a Westar Union Contract, no employees of Westar or any Westar Subsidiary are represented by any other labor union with respect to their employment for Westar or any Westar Subsidiary. To the Knowledge of Westar, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, (a) there are no labor union representation or certification proceedings with respect to employees of Westar or any Westar Subsidiary pending or threatened in writing to be brought or filed with the National Labor Relations Board, and (b) there are no labor union organizing activities, with respect to employees of Westar or any Westar Subsidiary. From January 1, 2016 until the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, there have been no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened in writing against or affecting Westar or any Westar Subsidiary. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, since January 1, 2015, Westar and each Westar Subsidiary has complied and is in compliance with all applicable Laws pertaining to employment or labor matters and has not engaged in any action that will require any notifications under the Workers Adjustment and Retraining Notification Act and comparable local, state, and federal Laws (“WARN”). Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, there are no Claims or investigations pending or, to the Knowledge of Westar, threatened by or on behalf of any employee of Westar or any Westar Subsidiary alleging violations of Laws pertaining to employment or labor matters.

SECTION 3.11 Litigation. There is no Claim before any Governmental Entity pending or, to the Knowledge of Westar, threatened against Westar or any Westar Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Westar, investigation by any Governmental Entity of Westar or any Westar Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. This Section 3.11 does not relate to Taxes; Westar Benefit Plans or Westar Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.12 Compliance with Applicable Laws; Permits. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, (a) Westar and the Westar Subsidiaries are in compliance with all applicable Laws (including Anti-Corruption Laws) and all material Permits applicable to the business and operations of Westar and the Westar Subsidiaries, and (b) Westar and each Westar Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. None of Westar, the Westar Subsidiaries or, to the Knowledge of Westar, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a

Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of Westar or the Westar Subsidiaries, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions. This Section 3.12 does not relate to Taxes; Westar Benefit Plans or Westar Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.13 Takeover Statutes. Assuming that the representations and warranties of GPE contained in Section 4.19 are true and correct, Westar has taken all necessary actions, if any, so that the transactions contemplated hereby, including the Mergers, are not subject to any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “affiliated transaction,” “business combination” or any other antitakeover Law (each, a “Takeover Statute”) or any similar antitakeover provision in the Westar Articles or Westar Bylaws.

SECTION 3.14 Environmental Matters.

(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect:

(i) Westar and the Westar Subsidiaries are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, neither Westar nor any Westar Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that Westar or any Westar Subsidiary is in violation of any Environmental Law or any Permit issued pursuant to Environmental Law (an “Environmental Permit”);

(ii) with respect to all Environmental Permits necessary to conduct the respective operations of Westar or the Westar Subsidiaries as currently conducted, (1) Westar and each of the Westar Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (2) all such Environmental Permits are valid and in good standing, (3) neither Westar nor any Westar Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits and (4) no such Environmental Permits will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(iii) there are no Environmental Claims pending or, to the Knowledge of Westar, threatened in writing against Westar or any Westar Subsidiary that have not been fully and finally resolved;

(iv) there are and have been no Releases of, or exposure to, any Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by Westar or any Westar Subsidiary, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against Westar or any Westar Subsidiary; and

(v) Westar and the Westar Subsidiaries have not transported or arranged for the transportation of any Hazardous Materials generated by Westar or any Westar Subsidiary to any location which is listed on the National Priorities List under CERCLA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Environmental Claim against Westar or any Westar Subsidiary.

(b) The representations and warranties contained in this Section 3.14 are the sole and exclusive representations and warranties of Westar relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of Westar contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.

SECTION 3.15 Contracts.

(a) Except for this Agreement, Westar Benefit Plans and Westar Benefit Agreements, as of the date of this Agreement, neither Westar nor any Westar Subsidiary is a party to any Contract required to be filed by Westar as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Westar Contract”) that has not been so filed.

(b) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, (i) each Filed Westar Contract is a valid, binding and legally enforceable obligation of Westar or one of the Westar Subsidiaries, as the case may be, and, to the Knowledge of Westar, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Filed Westar Contract is in full force and effect and (iii) none of Westar or any Westar Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Filed Westar Contract and, to the Knowledge of Westar, no other party to any such Filed Westar Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.16 Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, each of Westar and the Westar Subsidiaries has either good fee title or valid leasehold, easement or other real property rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exceptions, (a) all leases, easements or other agreements under which Westar or any Westar Subsidiary lease, access, use or occupy real property necessary to permit it to conduct its business as currently conducted are valid, binding and in full force and effect against Westar or the Westar Subsidiaries and, to the Knowledge of Westar, the counterparties thereto, in accordance with their respective terms, and (b) none of Westar, the Westar Subsidiaries or, to the Knowledge of Westar, the counterparties thereto are in default under any of such leases, easements or other agreements described in the foregoing clause (a). This Section 3.16 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 3.14 and Section 3.17, respectively.

SECTION 3.17 Intellectual Property.

(a) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Westar Material Adverse Effect, to the Knowledge of Westar, (i) Westar and the Westar Subsidiaries have the right to use all material Intellectual Property used in their business as presently conducted and such conduct does not infringe or otherwise violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement or other violation pending or, to the Knowledge of Westar, threatened in writing against Westar, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by Westar and the Westar Subsidiaries, and (iv) no Claims of such infringement or other violation are pending or, to the Knowledge of Westar, threatened in writing against any Person by Westar.

(b) The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of Westar relating to Intellectual Property, and no other representation or warranty of Westar contained herein shall be construed to relate to Intellectual Property.

SECTION 3.18 Insurance. As of the date hereof, except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Westar Material Adverse Effect, all material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Westar or any Westar Subsidiary (“Westar Insurance Policies”) are in full force and effect and all premiums due with respect to all Westar Insurance Policies have been paid.

SECTION 3.19 Ownership of GPE Common Stock; Interested Shareholder. Neither Westar, any Westar Subsidiary nor any other Affiliate of Westar “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of GPE Common Stock or any other GPE Equity Securities. Neither Westar, any Westar Subsidiary nor any of their respective affiliates or associates (as each such term is defined in Section 351.459.1 of the GBCLM) is, prior to the date hereof, an “interested shareholder” (as such term is defined in Section 351.459.1 of the GBCLM) of GPE.

SECTION 3.20 Regulatory Status.

(a) Westar is a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). Except for the Utility Subsidiaries, none of Westar or the Westar Subsidiaries is regulated as a public utility under the FPA or as a public utility under applicable Law of the State of Kansas or is subject to such regulation by any other state.

(b) All Filings (except for immaterial Filings) required to be made by Westar any Westar Subsidiary since January 1, 2017, with the FERC and the KCC, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect.

SECTION 3.21 Brokers’ Fees and Expenses. Except for any Westar Financial Advisor, the fees and expenses of which will be paid by Westar, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Mergers, based upon arrangements made by or on behalf of Westar.

SECTION 3.22 Opinion of Financial Advisor. The Westar Board has received an opinion of the Westar Financial Advisor to the effect that, as of the date of such opinion, taking into account the GPE Exchange Ratio, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Westar Exchange Ratio is fair, from a financial point of view, to the holders of shares of Westar Common Stock (other than shares owned by Westar as treasury stock, shares that are owned by a wholly owned Subsidiary of Westar, or shares that are owned directly or indirectly by GPE, Holdco or Merger Sub).

SECTION 3.23 No Additional Representations. Except for the representations and warranties expressly set forth in Article IV (as modified by the A&R GPE Disclosure Letter) and in any certificate delivered by GPE to Westar in accordance with the terms hereof, Westar specifically acknowledges and agrees that neither GPE nor any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article III (as modified by the A&R Westar Disclosure Letter) and in any certificate delivered by Westar to GPE in accordance with the terms hereof, Westar hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) Westar or the Westar Subsidiaries or any of Westar’s or the Westar Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information with respect to the projections, budgets or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of Westar or the Westar Subsidiaries, as well as any other business plan and cost-related plan information of Westar or the Westar Subsidiaries, made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to GPE, its Affiliates or its Representatives, in each case, whether made by Westar or any of its Affiliates, Representatives or shareholders or any other Person (this clause (ii), collectively, “Westar Projections”) and (b) all liability and responsibility for any such other representation or warranty or any such Westar Projection.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GPE, HOLDCO AND MERGER SUB

Except (a) as set forth in the GPE Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(k), as set forth in the corresponding section of the amended and restated disclosure letter delivered by GPE to Westar concurrently with the execution and delivery by GPE of this Agreement, which amends and restates in its entirety the disclosure letter delivered by GPE to Westar concurrently with the execution and delivery of the Original Merger Agreement (the “A&R GPE Disclosure Letter”), GPE, Holdco and Merger Sub represent and warrant to Westar as follows:

SECTION 4.01 Organization, Standing and Power. Each of GPE, GPE’s Subsidiaries (“GPE Subsidiaries”), Holdco and Merger Sub is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of GPE Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect. Each of GPE, the GPE Subsidiaries, Holdco and Merger Sub has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect. Each of GPE, the GPE Subsidiaries, Holdco and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect. GPE has made available to Westar true and complete copies of the articles of incorporation of GPE, as amended and in effect as of the date of this Agreement (the “GPE Articles”) and the bylaws of GPE, as amended and in effect as of the date of this Agreement (the “GPE Bylaws”).

SECTION 4.02 GPE Subsidiaries. All the outstanding shares of capital stock or voting securities of, and other equity interests in, each GPE Subsidiary have been validly issued and are fully paid and nonassessable and are owned by GPE, by another GPE Subsidiary or by GPE and another GPE Subsidiary, free and clear of (a) all Liens and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the GPE Subsidiaries or applicable securities Laws. Section 4.02 of the A&R GPE Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the GPE Subsidiaries. GPE has made available to Westar true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each GPE Subsidiary, in effect as of the date of this Agreement. Except as set forth in Section 4.02 of the A&R GPE Disclosure Letter, neither GPE nor any GPE Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the GPE Subsidiaries.

SECTION 4.03 Capital Structure.

(a) At the close of business on July 6, 2017, the authorized capital stock of GPE consists of (i) 390,000 shares of $100.00 par value cumulative preferred stock (“GPE Preferred Par Value Stock”), (ii) 1,572,000 shares of cumulative preferred stock without par value (“GPE Preferred No Par Stock”), (iii) 11,000,000 shares of preference stock without par value (“GPE Preference Stock”) and (iv) 600,000,000 shares of GPE Common Stock. At the close of business on July 6, 2017, (A) no shares of GPE Preferred Par Value Stock were issued and outstanding, (B) no shares of GPE Preferred No Par Stock were issued and outstanding, (C) 862,500 shares of GPE Preference Stock were issued and outstanding, (D) 215,650,054 shares of GPE Common Stock were issued and outstanding, (E) 135,166 shares of GPE Common Stock were held by GPE in its treasury, and (F) an aggregate of 1,235,113 shares of GPE Common Stock were issuable upon the conversion of GPE Deferred Share Units and the settlement of GPE Performance Share Awards (assuming full satisfaction of the applicable service conditions and maximum attainment of the applicable performance goals). At the close of business on July 6, 2017, an aggregate of 5,139,000 shares of GPE Common Stock were available for issuance pursuant to the GPE Benefit Plans.

(b) All outstanding shares of GPE Common Stock are, and all shares of GPE Common Stock that may be issued upon the conversion of GPE Deferred Share Units or the settlement of GPE Performance Share Awards, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 4.03 or Section 4.03(b) of the A&R GPE Disclosure Letter or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of GPE or any GPE Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of GPE or any GPE Subsidiary or any securities of GPE or any GPE Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, GPE or any GPE Subsidiary or (ii) any warrants, calls, options or other rights to acquire from GPE or any GPE Subsidiary, or any other obligation of GPE or any GPE Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, GPE or any GPE Subsidiary (the foregoing clauses (i) and (ii), collectively, “GPE Equity Securities”). Except pursuant to the GPE Benefit Plans, there are not any outstanding obligations of GPE or any GPE Subsidiary to repurchase, redeem or otherwise acquire any GPE Equity Securities. Except as set forth in Section 4.03(b) of the A&R GPE Disclosure Letter, there is no outstanding Indebtedness of GPE having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of GPE may vote (“GPE Voting Debt”). No GPE Subsidiary owns any shares of GPE Common Stock. Neither GPE nor any of the GPE Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, GPE.

SECTION 4.04 Authority; Execution and Delivery; Enforceability. Each of GPE, Holdco and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Mergers. The GPE Board has adopted resolutions, at a meeting duly called at which a quorum of directors of GPE was present, (a) determining that it is in the best interests of GPE and its shareholders, and declaring it advisable, for GPE to enter into this Agreement, (b) adopting this Agreement and approving GPE’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, and (c) resolving to recommend that GPE’s shareholders approve this Agreement (the “GPE Board Recommendation”) and directing that this Agreement be submitted to GPE’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “GPE Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. The Holdco Board has adopted resolutions (i) determining that it is in the best interests of Holdco and its shareholder, and declaring it advisable, for Holdco to enter into this Agreement, (ii) adopting this Agreement and approving Holdco’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, and (iii) resolving to recommend that GPE, in its capacity as the sole shareholder of Holdco, adopt this Agreement. GPE has approved this Agreement by written consent in its capacity as the sole shareholder of Holdco. Such resolutions and written consent have not been amended or otherwise withdrawn as of the date of this Agreement. The board of directors of Merger Sub has adopted resolutions (a) determining that it is in the best interests of Merger Sub and its shareholder, and declaring it advisable, for Merger Sub to enter into this Agreement, (b) adopting this Agreement and approving Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, and (c) resolving to recommend that Holdco, in its capacity as the sole shareholder of Merger Sub, adopt this Agreement. Holdco has approved this Agreement by written consent in its capacity as the sole shareholder of Merger Sub. Such resolutions and written consent have not been amended or otherwise withdrawn as of the date of this Agreement. Except for (i) the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of GPE Common Stock entitled to vote at the GPE Shareholders Meeting (the “GPE Shareholder Approval”) and (ii) the filing of the GPE Articles of Merger as required by the GBCLM, no other vote or corporate proceedings on the part of GPE or its shareholders is necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby, including the Mergers. GPE has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Westar, Holdco and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of GPE, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

SECTION 4.05 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by GPE, Holdco and Merger Sub does not, and the performance by each of GPE, Holdco and Merger Sub of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Mergers, will not, (i) subject to obtaining the GPE Shareholder Approval, conflict with, or result in any violation of any provision of, the Organizational Documents of GPE, (ii) subject to obtaining the Consents set forth in Section 4.05(a)(ii) of the A&R GPE Disclosure Letter (the “GPE Required Consents” and, together with the Westar Required Consents, the “Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of GPE, any GPE Subsidiary, Holdco or Merger Sub pursuant to, any Contract to which GPE, any GPE Subsidiary, Holdco or Merger Sub is a party or by which any of their respective properties or assets is bound or any Permit applicable to the business of GPE, any GPE Subsidiary, Holdco or Merger Sub or (iii) subject to obtaining the GPE Shareholder Approval and the Consents referred to in Section 4.05(b) and making the Filings referred to in Section 4.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to GPE, any GPE Subsidiary, Holdco or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the transactions contemplated hereby, including the Mergers.

(b) No Consent of or from, or Filing made to or with, any Governmental Entity, is required to be obtained or made by GPE, any GPE Subsidiary or any other Affiliate of GPE in connection with GPE’s, Holdco’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Mergers, except for the following:

(i) (1) the filings with the SEC, in preliminary and definitive form, of the Proxy Statement/Prospectus and (2) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, or the Securities Act, and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Mergers;

(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the HSR Act, and such other Consents or Filings as are required to be made or obtained under any other Antitrust Law;

(iii) (1) Filing with, and the Consent of, the FERC under Section 203 of the FPA, (2) Filings with, and the Consent of, the NRC, (3) Filings with, and the Consent of, the KCC and the MPSC and (4) the Filings and Consents set forth in Section 4.05(b)(iii) of the A&R GPE Disclosure Letter (the Consents and Filings set forth in Section 4.05(b)(ii) and this Section 4.05(b)(iii), collectively, the “GPE Required Statutory Approvals” and, together with the Westar Required Statutory Approvals, the “Required Statutory Approvals”);

(iv) the GPE Required Consents;

(v) the filing of the GPE Articles of Merger with the Secretary of State of the State of Missouri and appropriate documents with the relevant authorities of the other jurisdictions in which GPE and Westar are qualified to do business;

(vi) compliance with and filings required under (1) the rules and regulations of the NYSE and (2) applicable state securities, “blue sky” or takeover Laws and applicable foreign securities Laws;

(vii) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(viii) such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the GPE Merger.

SECTION 4.06 GPE Reports; Financial Statements.

(a) GPE has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by GPE or GPE Utility Sub with the SEC since January 1, 2015 (such documents, together with all exhibits, financial statements, including the GPE Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “GPE Reports”). Each GPE Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such GPE Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of GPE included in the GPE Reports (the “GPE Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of GPE and GPE’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(b) None of GPE, any GPE Subsidiary, Holdco and Merger Sub has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of GPE, the GPE Subsidiaries, Holdco and Merger Sub, except liabilities (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of GPE, the GPE Subsidiaries, Holdco and Merger Sub included in the GPE Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after March 31, 2017, (iii) incurred in connection with the Mergers or any other transaction or agreement contemplated by this Agreement or the Original Merger Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect.

(c) GPE maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. GPE maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by GPE in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of GPE’s filings with the SEC and other public disclosure documents. GPE has disclosed, based on its most recent evaluation prior to the date of this Agreement, to GPE’s outside auditors and the audit committee of the GPE Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect GPE’s ability to record, process, summarize and report financial information and (2) any fraud, known to GPE, whether or not material, that involves management or other employees who have a significant role in GPE’s internal controls over financial reporting.

SECTION 4.07 Absence of Certain Changes or Events.

(a) From December 31, 2016 to the date of this Agreement, each of GPE, the GPE Subsidiaries, Holdco and Merger Sub has conducted its respective business in the ordinary course of business in all material respects, except for the conduct in connection with the Mergers or as otherwise contemplated or required by this Agreement or the Original Merger Agreement.

(b) From December 31, 2016 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect.

SECTION 4.08 Employee Benefits.

(a) Section 4.08(a) of the A&R GPE Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material GPE Benefit Plan and each material GPE Benefit Agreement.

(b) With respect to each material GPE Benefit Plan and material GPE Benefit Agreement, GPE has made available to Westar, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the two (2) most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) the two (2) most recent annual report on Form 5500 required to be filed with the IRS with respect thereto and (v) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status). No GPE Benefit Plan or GPE Benefit Agreement is maintained outside the jurisdiction of the United States, or covers any GPE Personnel residing or working outside of the United States.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a GPE Material Adverse Effect, (i) each GPE Benefit Plan and each GPE Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of GPE, threatened proceedings or claims against any GPE Benefit Plan or GPE Benefit Agreement or any fiduciary thereof, or GPE or any GPE Subsidiary with respect to any GPE Benefit Plan or GPE Benefit Agreement and (iii) all contributions, reimbursements, premium payments and other payments required to be made by GPE or any GPE Commonly Controlled Entity to any GPE Benefit Plan have been made on or before their applicable due dates. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a GPE Material Adverse Effect, neither GPE nor any GPE Commonly Controlled Entity has engaged in, and to the Knowledge of GPE, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any GPE Benefit Plan or GPE Benefit Agreement or their related trusts that would reasonably be expected to result in a liability of GPE or a GPE Commonly Controlled Entity. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, no GPE Benefit Plan or GPE Benefit Agreement is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of GPE, threatened.

(d) Section 4.08(d) of the A&R GPE Disclosure Letter sets forth each GPE Benefit Plan and GPE Benefit Agreement that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. No GPE Benefit Plan or GPE Benefit Agreement is a multiemployer plan, as defined in Section 3(37) of ERISA, and neither GPE nor any GPE Commonly Controlled Entity has contributed to or been obligated to contribute to any such plan within the six years preceding this Agreement. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, neither GPE nor any GPE Commonly Controlled Entity has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation).

(e) Each GPE Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a currently effective favorable determination letter or, if applicable, current opinion or advisory letter to that effect from the IRS and, to the Knowledge of GPE, there is no reason why any such determination letter should be revoked.

(f) Except for any liabilities of GPE that have not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, none of GPE, any GPE Subsidiary, Holdco or Merger Sub has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.

(g) Except as set forth in Section 4.08(g) of the A&R GPE Disclosure Letter, none of the execution and delivery of this Agreement, the performance by either party of its covenants and agreements hereunder or the consummation of the Mergers (alone or in conjunction with any other event, including any termination of employment before, on or following the Effective Time) will (i) entitle any GPE Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any GPE Benefit Plan or GPE Benefit Agreement or (iii) will result in any payment that could, individually or in combination with any other such payment, not be deductible under Section 280G of the Code.

(h) The representations and warranties contained in this Section 4.08 are the sole and exclusive representations and warranties of GPE relating to GPE Benefit Plans or GPE Benefit Agreements (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of GPE contained herein shall be construed to relate to GPE Benefit Plans or GPE Benefit Agreements (including their compliance with any applicable Law) or ERISA.

SECTION 4.09 Labor and Employment Matters. Except for the GPE Union Contracts, none of GPE, any GPE Subsidiary, Holdco or Merger Sub is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. Except for employees covered by a GPE Union Contract, no employees of GPE, any GPE Subsidiary, Holdco or Merger Sub are represented by any other labor union with respect to their employment for GPE, any GPE Subsidiary, Holdco or Merger Sub. To the Knowledge of GPE, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, (a) there are no labor union representation or certification proceedings with respect to employees of GPE, any GPE Subsidiary, Holdco or

Merger Sub pending or threatened in writing to be brought or filed with the National Labor Relations Board, and (b) there are no labor union organizing activities, with respect to employees of GPE, any GPE Subsidiary, Holdco or Merger Sub. From January 1, 2016 until the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, there have been no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened in writing against or affecting GPE, any GPE Subsidiary, Holdco or Merger Sub. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, since January 1, 2015, GPE, each GPE Subsidiary, Holdco and Merger Sub has complied and is in compliance with all applicable Laws pertaining to employment or labor matters and has not engaged in any action that will require any notifications under the WARN. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, there are no Claims or investigations pending or, to the Knowledge of GPE, threatened by or on behalf of any employee of GPE, any GPE Subsidiary, Holdco or Merger Sub alleging violations of Laws pertaining to employment or labor matters.

SECTION 4.10 Litigation. Except as set forth in Section 4.10 of the A&R GPE Disclosure Letter, there is no Claim before any Governmental Entity pending or, to the Knowledge of GPE, threatened against GPE, any GPE Subsidiary, Holdco or Merger Sub that has had or would reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of GPE, investigation by any Governmental Entity of GPE, any GPE Subsidiary, Holdco or Merger Sub or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect.

SECTION 4.11 Compliance with Applicable Laws. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, (a) GPE, GPE Subsidiaries, Holdco and Merger Sub are in compliance with all applicable Laws (including Anti-Corruption Laws) and all material Permits applicable to the business and operations of GPE, GPE Subsidiaries, Holdco and Merger Sub and (b) GPE, each GPE Subsidiary, Holdco and Merger Sub hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. None of GPE, GPE Subsidiaries, Holdco or Merger Sub or, to the Knowledge of GPE, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of GPE, the GPE Subsidiaries, Holdco or Merger Sub, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions. This Section 4.11 does not relate to Taxes; GPE Benefit Plans or GPE Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 4.21, Section 4.08, Section 4.13 or Section 4.16, respectively.

SECTION 4.12 Takeover Statutes. Assuming that the representations and warranties of Westar contained in Section 3.19 are true and correct, GPE has taken all necessary actions, if any, so that the transactions contemplated hereby, including the Mergers, are not subject to any Takeover Statute or any similar antitakeover provision in the GPE Articles or GPE Bylaws.

SECTION 4.13 Environmental Matters.

(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect:

(i) GPE, the GPE Subsidiaries, Holdco and Merger Sub are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, none of GPE, any GPE Subsidiary, Holdco or Merger Sub has received any written communication from a Governmental Entity or other Person that alleges that GPE, any GPE Subsidiary, Holdco or Merger Sub is in violation of any Environmental Law or any Environmental Permit;

(ii) with respect to all Environmental Permits necessary to conduct the respective operations of GPE, the GPE Subsidiaries, Holdco or Merger Sub as currently conducted, (1) GPE, each of the GPE Subsidiaries, Holdco and Merger Sub have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (2) all such Environmental Permits are valid and in good standing, (3) none of GPE, any GPE Subsidiary, Holdco or Merger Sub has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits and (4) no such Environmental Permits will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(iii) there are no Environmental Claims pending or, to the Knowledge of GPE, threatened in writing against GPE, any GPE Subsidiary, Holdco or Merger Sub that have not been fully and finally resolved;

(iv) there are and have been no Releases of, or exposure to, any Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by GPE, any GPE Subsidiary, Holdco or Merger Sub, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against GPE, any GPE Subsidiary, Holdco or Merger Sub; and

(v) GPE, the GPE Subsidiaries, Holdco and Merger Sub have not transported or arranged for the transportation of any Hazardous Materials generated by GPE, any GPE Subsidiary, Holdco or Merger Sub to any location which is listed on the National Priorities List under CERCLA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Environmental Claim against GPE, any GPE Subsidiary, Holdco or Merger Sub.

(b) The representations and warranties contained in this Section 4.13 are the sole and exclusive representations and warranties of GPE relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of GPE contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.

SECTION 4.14 Contracts.

(a) Except for this Agreement, GPE Benefit Plans and GPE Benefit Agreements, as of the date of this Agreement, neither GPE nor any GPE Subsidiary is a party to any Contract required to be filed by GPE as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed GPE Contract”) that has not been so filed.

(b) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, (i) each Filed GPE Contract is a valid, binding and legally enforceable obligation of GPE or one of the GPE Subsidiaries, as the case may be, and, to the Knowledge of GPE, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Filed GPE Contract is in full force and effect and (iii) none of GPE or any GPE Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Filed GPE Contract and, to the Knowledge of GPE, no other party to any such Filed GPE Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 4.15 Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, each of GPE and the GPE Subsidiaries has either good fee title or valid leasehold, easement or other real property rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exceptions, (a) all leases, easements or other agreements under which GPE, any GPE Subsidiary, Holdco or Merger Sub lease, access, use or occupy real property necessary to permit it to conduct its business as currently conducted are valid, binding and in full force and effect against GPE, the GPE Subsidiaries, Holdco or Merger Sub and, to the Knowledge of GPE, the counterparties thereto, in accordance with their respective terms, and (b) none of GPE, the GPE Subsidiaries, Holdco or Merger Sub or, to the Knowledge of GPE, the counterparties thereto are in default under any of such leases, easements or other agreements described in the foregoing clause (a). This Section 4.15 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 4.13 and Section 4.16, respectively.

SECTION 4.16 Intellectual Property.

(a) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a GPE Material Adverse Effect, to the Knowledge of GPE, (i) GPE, the GPE Subsidiaries, Holdco and Merger Sub have the right to use all material Intellectual Property used in their business as presently conducted and such conduct does not infringe or otherwise violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement or other violation pending or, to the Knowledge of GPE, threatened in writing against GPE, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by GPE, the GPE Subsidiaries, Holdco and Merger Sub and (iv) no Claims of such infringement or other violation are pending or, to the Knowledge of GPE, threatened in writing against any Person by GPE.

(b) The representations and warranties contained in this Section 4.16 are the sole and exclusive representations and warranties of GPE relating to Intellectual Property, and no other representation or warranty of GPE contained herein shall be construed to relate to Intellectual Property.

SECTION 4.17 Insurance. As of the date hereof, except as would not have or would not be reasonably likely to have, individually or in the aggregate, a GPE Material Adverse Effect, all material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by GPE or any GPE Subsidiary (“GPE Insurance Policies”) are in full force and effect and all premiums due with respect to all GPE Insurance Policies have been paid.

SECTION 4.18 Brokers’ Fees and Expenses. Except for any Person set forth in Section 4.18 of the A&R GPE Disclosure Letter, the fees and expenses of which will be paid by GPE, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Mergers, based upon arrangements made by or on behalf of GPE.

SECTION 4.19 Ownership of Westar Common Stock; Interested Shareholder. Neither GPE, any GPE Subsidiary nor any other Affiliate of GPE “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Westar Common Stock or any other Westar Equity Securities. Neither GPE, any GPE Subsidiary nor any of their respective affiliates or associates (as each such term is defined in Section 17-1297 of the KGCC) is, prior to the date hereof, an “interested shareholder” (as such term is defined in Section 17-12-100 of the KGCC) of Westar.

SECTION 4.20 Regulatory Status.

(a) GPE is a public utility holding company under the PUHCA 2005.

(b) Except as set forth in Section 4.20(b)(i) of the A&R GPE Disclosure Letter, none of the GPE Subsidiaries is regulated as a public utility under the FPA. Except for the GPE Subsidiaries set forth in Section 4.20(b)(ii) of the A&R GPE Disclosure Letter (the “GPE Utilities”), none of the GPE Subsidiaries are regulated as a public utility, electric utility or gas utility, or similar utility designation, under the applicable Law of any state.

(c) All Filings (except for immaterial Filings) required to be made by GPE or any GPE Subsidiary since January 1, 2014, with the FERC, the North American Electric Reliability Corporation, the FCC and the State Commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect.

SECTION 4.21 Taxes.

(a) (1) Each of the GPE and each GPE Subsidiary has timely filed, taking into account all valid extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects and (2) all material Taxes have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return);

(b) each of the GPE and GPE Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all material Taxes required to be withheld from amounts owing to any employee, creditor or third party;

(c) (1) no audit, examination, investigation or other proceeding is pending with any Governmental Entity with respect to any material amount of unpaid Taxes asserted against the GPE or any GPE Subsidiary; and neither the GPE nor any GPE Subsidiary has received written notice of any threatened audit, examination, investigation or other proceeding from any Governmental Entity for any material amount of unpaid Taxes asserted against the GPE or any GPE Subsidiary, which have not been fully paid or settled, and (2) neither the GPE nor any GPE Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(d) (1) neither the GPE nor any GPE Subsidiary had any liabilities for material unpaid Taxes as of the date of the latest balance sheet included in the GPE Financial Statements that had not been accrued or reserved on such balance sheet in accordance with GAAP and (2) neither the GPE nor any GPE Subsidiary has incurred any material liability for Taxes since the date of the latest balance sheet included in the GPE Financial Statements except in the ordinary course of business;

(e) neither GPE nor any GPE Subsidiary has any liability for material Taxes of any Person (except for GPE or any GPE Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by contract;

(f) neither GPE nor any GPE Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (1) exclusively between or among GPE and GPE Subsidiaries, (2) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date will be terminated without any further payments being required to be made;

(g) within the past three (3) years, neither GPE nor any GPE Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(h) neither GPE nor any GPE Subsidiary has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) in any Tax year for which the statute of limitations has not expired;

(i) there are no Liens on any of the assets of GPE or any or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax (excluding Taxes that are being contested in good faith for which adequate reserves have been provided in accordance with GAAP);

(j) neither GPE nor any GPE Subsidiary has any Tax rulings, requests for rulings, closing agreements or other similar agreements in effect or filed with any Governmental Entity; and

(k) after reasonable diligence, neither GPE nor any GPE Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Westar Merger or GPE Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (or, in the case of the Westar Merger, as an exchange described in Section 351 of the Code).

(l) Except to the extent Section 4.08 relates to Taxes, the representations and warranties contained in this Section 4.21 are the sole and exclusive representations and warranties of GPE relating to Taxes, and no other representation or warranty of GPE contained herein shall be construed to relate to Taxes.

SECTION 4.22 Opinions of Financial Advisors. The GPE Board has received the opinions of Goldman, Sachs & Co. LLC and Lazard Frères & Co. LLC to the effect that, as of the date of each such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the GPE Exchange Ratio was fair, from a financial point of view, to the holders of shares of GPE Common Stock (other than shares owned by GPE as treasury stock, shares that are owned by a wholly owned Subsidiary of GPE, or shares that are owned directly or indirectly by Westar, Holdco or Merger Sub).

SECTION 4.23 Holdco; Merger Sub. All outstanding shares of capital stock of Holdco are duly authorized, validly issued, fully paid and nonassessable. GPE owns all of the outstanding shares of capital stock of Holdco. Holdco has been incorporated solely for the purposes of merging with GPE, with Holdco surviving and taking action incident to the Mergers and this Agreement. Holdco has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Holdco owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub has been incorporated solely for the purposes of merging with and into Westar and taking action incident to the Mergers and this Agreement. Merger Sub has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.

SECTION 4.24 No Additional Representations. Except for the representations and warranties expressly set forth in Article III (as modified by the A&R Westar Disclosure Letter) and in any certificate delivered by Westar to GPE in accordance with the terms hereof, GPE (a) specifically acknowledges and agrees that none of Westar or any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to Westar or the Westar Subsidiaries or any of Westar’s or Westar’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Westar Projection, and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Westar Projection, (b) specifically acknowledges and agrees to Westar’s express disclaimer and negation of any such other representation or warranty or any Westar Projection and of all liability and responsibility for any such other representation or warranty or any Westar Projection and (c) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against (i) Westar in connection with accuracy, completeness or materiality of any Westar Projection and (ii) any Affiliate of Westar or any of Westar’s or any such Affiliate’s respective Representatives or shareholders (other than Westar) or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including (1) for any alleged nondisclosure or misrepresentations made by any such Person or (2) in connection with the accuracy, completeness or materiality of any Westar Projection. GPE acknowledges and agrees that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to Westar and the Westar Subsidiaries and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of Westar expressly set forth in Article III (as modified by the A&R Westar Disclosure Letter), and (B)

except for the representations and warranties of Westar expressly set forth in Article III (as modified by the A&R Westar Disclosure Letter) and in any certificate delivered by Westar to GPE in accordance with the terms hereof, it has not relied on, or been induced by, any representation, warranty or other statement of or by Westar or any of its Affiliates, Representatives or shareholders or any other Person, including any Westar Projection or with respect to Westar or the Westar Subsidiaries or any of Westar’s or Westar’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Westar Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby. Except for the representations and warranties expressly set forth in this Article IV (as modified by the A&R GPE Disclosure Letter) and in any certificate delivered by GPE to Westar in accordance with the terms hereof, GPE hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) GPE or the GPE Subsidiaries or any of GPE’s or the GPE Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information with respect to the projections, budgets, or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of GPE or the GPE Subsidiaries (this clause (ii) collectively, “GPE Projections”).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01 Conduct of Business by Westar.

(a) Conduct of Business by Westar. Except for matters set forth in Section 5.01 of the A&R Westar Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the Westar Proceedings, or with the prior written consent of GPE (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, Westar shall, and shall cause each Westar Subsidiary to, (x) conduct its business in the ordinary course of business in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and existing relationships with employees, customers, suppliers and Governmental Entities. In addition, and without limiting the generality of the foregoing, except as set forth in the A&R Westar Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the Westar Proceedings, or with the prior written consent of GPE (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, Westar shall not, and shall not permit any Westar Subsidiary to, do any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by Westar or any Westar Subsidiary in respect of shares of Westar Common Stock on a schedule consistent with Westar’s past practices in an amount per share of Westar Common Stock not in excess of $0.40 for quarterly dividends, (2) dividend equivalents accrued or payable by Westar in respect of Westar Performance Units, Westar Restricted Share Units and Westar Other Equity-Based Rights in accordance with the applicable award agreements, (3) dividends and distributions by a direct or indirect Westar Subsidiary to Westar and (4) dividends necessary to comply with Section 5.06;

(ii) amend any of its Organizational Documents (except for immaterial or ministerial amendments);

(iii) except as permitted by Section 5.01(a)(v) or for transactions among Westar and the Westar Subsidiaries or among the Westar Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Westar or any Westar Subsidiary or any securities of Westar or any Westar Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Westar or any Westar Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the acquisition by Westar of shares of Westar Common Stock in the open market to satisfy its obligations under all Westar Benefit Plans or under Westar’s dividend reinvestment and stock purchase plan (the “Westar DRIP”) and (2) the withholding of shares of Westar Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Westar Stock Plan;

(v) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Westar Equity Securities or Westar Voting Debt, in each case, except for (1) the settlement of Westar Restricted Share Units, Westar Performance Units or Westar Other Equity-Based Rights, or (2) the grant of Westar Restricted Share Units, Westar Performance Units or Westar Other Equity-Based Rights in the ordinary course of business and consistent with past practices;

(vi) (1) grant to any Westar Personnel any increase in compensation or benefits (including paying to any Westar Personnel any amount not due) except in the ordinary course of business and consistent with past practices, (2) grant to any Westar Personnel any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Westar Personnel, (3) establish, adopt, enter into, amend in any material respect or terminate any Westar Union Contract or Westar Benefit Plan or Westar Benefit Agreement (or any plan or agreement that would be a Westar Union Contract, Westar Benefit Plan or Westar Benefit Agreement if in existence on the date hereof), in each case, except in the ordinary course of business consistent with past practices or (4) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Westar Benefit Plan or Westar Benefit Agreement, except in the case of the foregoing clauses (1) through (4) for actions required pursuant to the terms of any Westar Benefit Plan or Westar Benefit Agreement existing on the date hereof, or as required by the terms and conditions of this Agreement;

(vii) make any material change in accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);

(viii) (1) make any acquisition or disposition, sale or transfer of a material asset or business (including by merger, consolidation or acquisition of stock or any other equity interests or assets) except for (1) any acquisition or disposition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $25,000,000 or (2) any disposition of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, except for (1) Indebtedness incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance any capital expenditures permitted under Section 5.01(a)(x), (3) Indebtedness in replacement of existing Indebtedness, (4) guarantees by Westar of existing Indebtedness of any wholly owned Westar Subsidiary, (5) guarantees and other credit support by Westar of obligations of any Westar Subsidiary in the ordinary course of business consistent with past practice, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (7) Indebtedness in amounts necessary to maintain the capital structure of Westar Subsidiaries, as authorized by the KCC, and to maintain the present capital structure of Westar consistent with past practice in all material respects;

(x) make, or agree or commit to make, any capital expenditure, except (1) in accordance with the capital plan set forth in Section 5.01(a)(x) of the A&R Westar Disclosure Letter, plus a 10% variance for each principal category set forth in such capital plan, (2) aggregate capital expenditures not to exceed $75,000,000 in any twelve (12) month period, (3) capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on Good Utility Practice or (4) as required by Law or a Governmental Entity;

(xi) (1) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Filed Westar Contract (except for (A) any modification, amendment, termination or waiver in the ordinary course of business or (B) a termination without material penalty to Westar or the appropriate Westar Subsidiary) or (2) without limiting GPE’s or Westar’s obligations under Section 6.03, enter into any Contract that, from and after the Closing, purports to bind Holdco and its Subsidiaries (other than Westar and the Westar Subsidiaries);

(xii) make or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability or refund, enter into any closing agreements relating to Taxes, amend any material Tax Return, grant any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(xiii) waive, release, assign, settle or compromise any material Claim against Westar or any Westar Subsidiary, except for waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by Westar or the Westar Subsidiaries does not exceed (I) the amount with respect thereto reflected on the Westar Financial Statements (including the notes thereto) or (II) $10,000,000, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (B) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Westar and the Westar Subsidiaries (taken as a whole);

(xiv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xv) enter into a new line of business;

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xvii) materially change any of its energy price risk management and marketing of energy parameters, limits and guidelines (the “Westar Risk Management Guidelines”) or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the Westar Risk Management Guidelines; or

(xviii) enter into any Contract to do any of the foregoing.

(b) Emergencies. Notwithstanding anything to the contrary herein, Westar may, and may cause any Westar Subsidiary to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons.

(c) No Control of Westar’s Business. GPE acknowledges and agrees that (i) nothing contained herein is intended to give GPE, directly or indirectly, the right to control or direct the operations of Westar or any Westar Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Westar shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Westar Subsidiaries’ respective operations.

(d) Advice of Changes. Westar shall promptly advise GPE orally and in writing of any change or event that would prevent any of the conditions precedent described in Article VII from being satisfied.

SECTION 5.02 Conduct of Business by GPE.

(a) Conduct of Business by GPE. Except for matters set forth in Section 5.02 of the A&R GPE Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the GPE Proceedings, or with the prior written consent of Westar (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, GPE shall, and shall cause each GPE Subsidiary to, (x) conduct its business in the ordinary course of business in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and existing relationships with employees, customers, suppliers and Governmental Entities. In addition, and without limiting the generality of the foregoing, except as set forth in the A&R GPE Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the GPE Proceedings, or with the prior written consent of Westar (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, GPE shall not, and shall not permit any GPE Subsidiary to, do any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by GPE or any GPE Subsidiary in respect of shares of GPE Common Stock on a schedule consistent with GPE’s past practices in an amount per share of GPE Common Stock not in excess of $0.275 for quarterly dividends, (2) dividends on GPE Preference Stock, (3) dividend equivalents accrued or payable by GPE in respect of GPE Deferred Share Units, GPE Performance Share Awards and GPE Other Equity-Based Rights in accordance with the applicable award agreements, (4) dividends and distributions by a direct or indirect GPE Subsidiary to GPE and (5) dividends necessary to comply with Section 5.06;

(ii) amend any of its Organizational Documents (except for immaterial or ministerial amendments);

(iii) except as permitted by Section 5.02(a)(v) or for transactions among GPE and the GPE Subsidiaries or among the GPE Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, GPE or any GPE Subsidiary or any securities of GPE or any GPE Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, GPE or any GPE Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the repurchases and redemptions set forth on Section 5.02(a)(iv) of the A&R GPE Disclosure Letter, (2) the acquisition by GPE of shares of GPE Common Stock in the open market to satisfy its obligations under all GPE Benefit Plans or under GPE’s dividend reinvestment and stock purchase plan (the “GPE DRIP”), and (3) the withholding of shares of GPE Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the GPE Stock Plan;

(v) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any GPE Equity Securities or GPE Voting Debt, in each case, except for (1) the settlement of GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights, or (2) the grant of GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights in the ordinary course of business and consistent with past practices;

(vi) (1) grant to any GPE Personnel any increase in compensation or benefits (including paying to any GPE Personnel any amount not due) except in the ordinary course of business and consistent with past practices, (2) grant to any GPE Personnel any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any GPE Personnel, (3) establish, adopt, enter into, amend in any material respect or terminate any GPE Union Contract or GPE Benefit Plan or GPE Benefit Agreement (or any plan or agreement that would be a GPE Union Contract, GPE Benefit Plan or GPE Benefit Agreement if in existence on the date hereof), in each case, except in the ordinary course of business consistent with past practices or (4) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any GPE Benefit Plan or GPE Benefit Agreement, except in the case of the foregoing clauses (1) through (4) for actions required pursuant to the terms of any GPE Benefit Plan or GPE Benefit Agreement existing on the date hereof, or as required by the terms and conditions of this Agreement;

(vii) make any material change in accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);

(viii) (1) make any acquisition or disposition, sale or transfer of a material asset or business (including by merger, consolidation or acquisition of stock or any other equity interests or assets) except for (1) any acquisition or disposition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $25,000,000 or (2) any disposition of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, except for (1) Indebtedness incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance any capital expenditures permitted under Section 5.02(a)(x), (3) Indebtedness in replacement of existing Indebtedness, (4) guarantees by GPE of existing Indebtedness of any wholly owned GPE Subsidiary, (5) guarantees and other credit support by GPE of obligations of any GPE Subsidiary in the ordinary course of business consistent with past practice, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (7) Indebtedness in amounts necessary to maintain the capital structure of the GPE Subsidiaries, as authorized by the MPSC, and to maintain the present capital structure of GPE consistent with past practice (excluding any Indebtedness pursuant to financing in connection with the Original Merger Agreement) in all material respects;

(x) make, or agree or commit to make, any capital expenditure, except (1) in accordance with the capital plan set forth in Section 5.02(a)(x) of the A&R GPE Disclosure Letter, plus a 10% variance for each principal category set forth in such capital plan, (2) aggregate capital expenditures not to exceed $75,000,000 in any twelve (12) month period, (3) capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on Good Utility Practice or (4) as required by Law or a Governmental Entity;

(xi) (1) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Filed GPE Contract (except for (A) any modification, amendment, termination or waiver in the ordinary course of business or (B) a termination without material penalty to GPE or the appropriate GPE Subsidiary) or (2) without limiting GPE’s or Westar’s obligations under Section 6.03, enter into any Contract that, from and after the Closing, purports to bind Holdco and its Subsidiaries (other than the GPE Subsidiaries);

(xii) make or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability or refund, enter into any closing agreements relating to Taxes, amend any material Tax Return, grant any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(xiii) waive, release, assign, settle or compromise any material Claim against GPE or any GPE Subsidiary, except for waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by GPE or the GPE Subsidiaries does not exceed (I) the amount with respect thereto reflected on the GPE Financial Statements (including the notes thereto) or (II) $10,000,000, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (B) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GPE and the GPE Subsidiaries (taken as a whole);

(xiv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xv) enter into a new line of business;

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xvii) materially change any of its energy price risk management and marketing of energy parameters, limits and guidelines (the “GPE Risk Management Guidelines”) or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the GPE Risk Management Guidelines; or

(xviii) enter into any Contract to do any of the foregoing.

(b) Emergencies. Notwithstanding anything to the contrary herein, GPE may, and may cause any GPE Subsidiary to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons.

(c) No Control of GPE’s Business. Westar acknowledges and agrees that (i) nothing contained herein is intended to give Westar, directly or indirectly, the right to control or direct the operations of GPE or any GPE Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, GPE shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the GPE Subsidiaries’ respective operations.

(d) Advice of Changes. GPE shall promptly advise Westar orally and in writing of any change or event that would prevent any of the conditions precedent described in Article VII from being satisfied.

SECTION 5.03 Proceedings.

(a) Westar Proceedings. Between the date of this Agreement and the Closing, Westar and the Westar Subsidiaries may (i) initiate and continue to pursue the rate cases and other proceedings set forth in Section 5.03 of the A&R Westar Disclosure Letter, (ii) with the prior written consent of GPE (such consent not to be unreasonably withheld, delayed or conditioned), initiate new rate cases or any other proceeding that would reasonably be expected to affect the authorized capital structure or authorized return on equity of Westar or any Westar Subsidiary or materially affect the return on equity of Westar or any Westar Subsidiary in an adverse manner, with Governmental Entities and (iii) initiate any other proceeding with Governmental Entities in the ordinary course of business (the foregoing clauses (i), (ii) and (iii), collectively, the “Westar Proceedings”) and (iv) notwithstanding anything to the contrary herein, initiate any other proceedings with Governmental Entities or take any other action contemplated by or described in any filings or other submissions filed or submitted in connection with the Westar Proceedings prior to the date of this Agreement. Notwithstanding the foregoing, without the prior written consent of GPE (such consent not to be unreasonably withheld, delayed or conditioned), Westar and the Westar Subsidiaries will not enter into any settlement or stipulation in respect of any Westar Proceeding initiated prior to the date of this Agreement if such settlement or stipulation would affect the authorized capital structure or authorized return on equity of Westar or any Westar Subsidiaries or materially affect the return on equity of Westar or any Westar Subsidiary in an adverse manner.

(b) GPE Proceedings. Between the date of this Agreement and the Closing, GPE and the GPE Subsidiaries may (i) initiate and continue to pursue the rate cases and other proceedings set forth in Section 5.03 of the A&R GPE Disclosure Letter, (ii) with the prior written consent of Westar (such consent not to be unreasonably withheld, delayed or conditioned), initiate new rate cases or any other proceeding that would reasonably be expected to affect the authorized capital structure or authorized return on equity of GPE or any GPE Subsidiary or materially affect the return on equity of GPE or any GPE Subsidiary in an adverse manner, with Governmental Entities and (iii) initiate any other proceeding with Governmental Entities in the ordinary course of business (the foregoing clauses (i), (ii) and (iii), collectively, the “GPE Proceedings”) and (iv) notwithstanding anything to the contrary herein, initiate any other proceedings with Governmental Entities or take any other action contemplated by or described in any filings or other submissions filed or submitted in connection with the GPE Proceedings prior to the date of this Agreement. Notwithstanding the foregoing, without the prior written consent of Westar (such consent not to be unreasonably withheld, delayed or conditioned), GPE and the GPE Subsidiaries will not enter into any settlement or stipulation in respect of any GPE Proceeding initiated prior to the date of this Agreement if such settlement or stipulation would affect the authorized capital structure or authorized return on equity of GPE or any GPE Subsidiaries or materially affect the return on equity of GPE or any GPE Subsidiary in an adverse manner.

SECTION 5.04 No Solicitation by Westar; Westar Board Recommendation.

(a) Westar shall not, and shall not authorize any of its Affiliates or any of its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Westar Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Westar Takeover Proposal, in each case, except for this Agreement and the transactions contemplated hereby, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except for Westar’s Affiliates and its and their respective Representatives or GPE and GPE’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Westar Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Westar Takeover Proposal. Westar shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for Westar’s Affiliates and its and their respective Representatives or GPE and GPE’s Affiliates and its and their respective Representatives) conducted heretofore with respect to any Westar Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Westar Shareholder Approval, in response to the receipt of a bona fide written Westar Takeover Proposal made after the date of this Agreement that does not result from a breach (other than an immaterial breach) of this Section 5.04(a) by Westar and that the Westar Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or could reasonably be expected to lead to a Superior Westar Proposal, Westar and its Representatives may (1) furnish information with respect to Westar and the Westar Subsidiaries to the Person making such Westar Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to GPE or is provided to GPE prior to or concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement and (2) participate in discussions regarding the terms of such Westar Takeover Proposal, including terms of a Westar Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Westar Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.04(a) by any Representative of Westar or any of its Affiliates, in each case, at Westar’s direction, shall constitute a breach of this Section 5.04(a) by Westar. Notwithstanding anything to the contrary herein, Westar may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential Westar Takeover Proposal to be made to Westar or the Westar Board so long as the Westar Board promptly (and in any event, within one Business Day) notifies GPE thereof after granting any such waiver, amendment or release.

(b) Except as set forth in Section 5.04(a), Section 5.04(c) and Section 5.04(e), and except for the public disclosure of a Westar Recommendation Change Notice, neither the Westar Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to GPE, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to GPE, the Westar Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Westar Takeover Proposal, (iii) fail to include in the Proxy Statement/Prospectus the Westar Board Recommendation or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as a “Westar Adverse Recommendation Change”). Except as set forth in Section 5.04(a), Section 5.04(c) and Section 5.04(e), neither the Westar Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Westar or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Westar Takeover Proposal, or requiring, or that would reasonably be expected to cause, Westar to abandon or terminate this Agreement (a “Westar Acquisition Agreement”).

(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Westar Shareholder Approval, the Westar Board may make a Westar Adverse Recommendation Change (and, solely with respect to a Superior Westar Proposal, terminate this Agreement pursuant to Section 8.01(c)(i)) if (i) a Westar Intervening Event has occurred or (ii) Westar has received a Superior Westar Proposal that does not result from a breach (other than an immaterial breach) of Section 5.04 by Westar and, in each case, if the Westar Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a Westar Adverse Recommendation Change as a result of the occurrence of such Westar Intervening Event or in response to the receipt of such Superior Westar Proposal, as the case may be, would reasonably likely be inconsistent with the Westar Board’s fiduciary duties under applicable Law; provided, however, that the Westar Board may not make such Westar Adverse Recommendation Change unless (1) the Westar Board has provided prior written notice to GPE (a “Westar Recommendation Change Notice”) that it is prepared to effect a Westar Adverse Recommendation Change at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such Westar Adverse Recommendation Change and, in the case of a Superior Proposal, attaching the most current draft of any Westar Acquisition Agreement with respect to such Superior Westar Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior Westar Proposal (it being understood that such Westar Recommendation Change Notice shall not in itself be deemed a Westar Adverse Recommendation Change and that if GPE has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior Westar Proposal, a new notice to which the provisions of clauses (2), (3) and (4) of this Section 5.04(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to three (3) Business Days in this Section 5.04(c) shall be deemed to be two (2) Business Days), (2) during the three (3) Business Day period after delivery of the Westar Recommendation Change Notice, Westar and its Representatives negotiate in good faith with GPE and its Representatives regarding any revisions to this Agreement that GPE proposes to make and (3) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by GPE, the Westar Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a Westar Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a Westar Adverse Recommendation Change with respect to a Westar Takeover Proposal, such Westar Takeover Proposal still constitutes a Superior Westar Proposal.

(d) Westar shall promptly (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) advise GPE orally and in writing of any Westar Takeover Proposal, the material terms and conditions of any such Westar Takeover Proposal and the identity of the Person making any such Westar Takeover Proposal. Westar shall keep GPE reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) of the material terms and status (including any change to the terms thereof) of any Westar Takeover Proposal.

(e) Nothing contained in this Section 5.04 shall prohibit Westar from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Westar if, in the good-faith judgment of the Westar Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law.

(f) For purposes of this Agreement:

(i) “Westar Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Westar, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Westar Subsidiary or otherwise) of any business or assets of Westar or the Westar Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Westar and the Westar Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Westar, (4) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of Westar or (5) any combination of the foregoing.

(ii) “Superior Westar Proposal” means a bona fide written Westar Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Westar Takeover Proposal shall be “50.1%” rather than “20% or more”), which the Westar Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Westar Takeover Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Westar Board, is more favorable to the holders of Westar Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by GPE (including pursuant to Section 5.04(c)).

(iii) “Westar Intervening Event” means any fact, circumstance, effect, change, event or development relating to Westar or the Westar Subsidiaries that (1) is unknown to or by the Westar Board as of the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the Westar Board as of the date of this Agreement), (2) becomes known to or by the Westar Board prior to obtaining the Westar Shareholder Approval and (3) has or would reasonably be expected to have a material beneficial effect on Westar and the Westar Subsidiaries, taken as a whole.

SECTION 5.05 No Solicitation by GPE; GPE Board Recommendation.

(a) GPE shall not, and shall not authorize any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any GPE Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a GPE Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except for GPE’s Affiliates and its and their respective Representatives or Westar and Westar’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any GPE Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a GPE Takeover Proposal. GPE shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for GPE’s Affiliates and its and their respective Representatives or Westar and Westar’s

Affiliates and its and their respective Representatives) conducted heretofore with respect to any GPE Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the GPE Shareholder Approval, in response to the receipt of a bona fide written GPE Takeover Proposal made after the date of this Agreement that does not result from a breach (other than an immaterial breach) of this Section 5.05(a) by GPE and that the GPE Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or could reasonably be expected to lead to a Superior GPE Proposal, GPE and its Representatives may (1) furnish information with respect to GPE and GPE Subsidiaries to the Person making such GPE Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Westar or is provided to Westar prior to or concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement and (2) participate in discussions regarding the terms of such GPE Takeover Proposal, including terms of a GPE Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such GPE Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.05(a) by any Representative of GPE or any of its Affiliates, in each case, at GPE’s direction, shall constitute a breach of this Section 5.05(a) by GPE. Notwithstanding anything to the contrary herein, GPE may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential GPE Takeover Proposal to be made to GPE or the GPE Board so long as the GPE Board promptly (and in any event, within one Business Day) notifies Westar thereof after granting any such waiver, amendment or release.

(b) Except as set forth in Section 5.05(a), Section 5.05(c) and Section 5.05(e), and except for the public disclosure of a GPE Recommendation Change Notice, neither the GPE Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to Westar, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Westar, the GPE Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any GPE Takeover Proposal, (iii) fail to include in the Proxy Statement/Prospectus the GPE Board Recommendation or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as a “GPE Adverse Recommendation Change”). Except as set forth in Section 5.05(a), Section 5.05(c) and Section 5.05(e), neither the GPE Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow GPE or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any GPE Takeover Proposal, or requiring, or that would reasonably be expected to cause, GPE to abandon or terminate this Agreement (a “GPE Acquisition Agreement”).

(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the GPE Shareholder Approval, the GPE Board may make a GPE Adverse Recommendation Change (and solely with respect to a Superior GPE Proposal, terminate this Agreement pursuant to Section 8.01(d)(iii)) if (i) a GPE Intervening Event has occurred or (ii) GPE has received a Superior GPE Proposal that does not result from a breach (other than an immaterial breach) of Section 5.05 by GPE and, in each case, if the GPE Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a GPE Adverse Recommendation Change as a result of the occurrence of such GPE Intervening Event or in response to the receipt of such Superior GPE Proposal, as the case may be, would reasonably likely be inconsistent with the GPE Board’s fiduciary duties under applicable Law; provided, however, that the GPE Board may not make such GPE Adverse Recommendation Change unless (1) the GPE Board has provided prior written notice to Westar (a “GPE Recommendation Change Notice”) that it is prepared to effect a GPE Adverse Recommendation Change at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such GPE Adverse Recommendation Change and, in the case of a Superior Proposal, attaching the most current draft of any GPE Acquisition Agreement with respect to such Superior GPE Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior GPE Proposal (it being understood that such GPE Recommendation Change Notice shall not in itself be deemed a GPE Adverse Recommendation Change and that if Westar has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior GPE Proposal, a new notice to which the provisions of clauses (2), (3) and (4) of this Section 5.05(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to three (3) Business Days in this Section 5.05(c) shall be deemed to be two (2) Business Days), (2) during the three (3) Business Day period after delivery of the GPE Recommendation Change Notice, GPE and its Representatives negotiate in good faith with Westar and its Representatives regarding any revisions to this Agreement that Westar proposes to make and (3) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Westar, the GPE Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a GPE Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a GPE Adverse Recommendation Change with respect to a GPE Takeover Proposal, such GPE Takeover Proposal still constitutes a Superior GPE Proposal.

(d) GPE shall promptly (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) advise Westar orally and in writing of any GPE Takeover Proposal, the material terms and conditions of any such GPE Takeover Proposal and the identity of the Person making any such GPE Takeover Proposal. GPE shall keep Westar reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) of the material terms and status (including any change to the terms thereof) of any GPE Takeover Proposal.

(e) Nothing contained in this Section 5.05 shall prohibit GPE from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of GPE if, in the good-faith judgment of the GPE Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law.

(f) For purposes of this Agreement:

(i) “GPE Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving GPE, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a GPE Subsidiary or otherwise) of any business or assets of GPE or the GPE Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of GPE and the GPE Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of GPE, (4) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of GPE or (5) any combination of the foregoing.

(ii) “Superior GPE Proposal” means a bona fide written GPE Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of GPE Takeover Proposal shall be “50.1%” rather than “20% or more”), which the GPE Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such GPE Takeover Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the GPE Board, is more favorable to the holders of GPE Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by Westar (including pursuant to Section 5.05(c)).

(iii) “GPE Intervening Event” means any fact, circumstance, effect, change, event or development relating to GPE or the GPE Subsidiaries that (1) is unknown to or by the GPE Board as of the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the GPE Board as of the date of this Agreement), (2) becomes known to or by the GPE Board prior to obtaining the GPE Shareholder Approval and (3) has or would reasonably be expected to have a material beneficial effect on GPE and the GPE Subsidiaries, taken as a whole.

SECTION 5.06 Dividends. Each of GPE and Westar shall coordinate with the other regarding the declaration and payment of dividends in respect of GPE Common Stock and Westar Common Stock and the record dates and payment dates relating thereto, it being the intention of GPE and Westar that no holder of GPE Common Stock or Westar Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter (or portion thereof) with respect to its shares of GPE Common Stock or Westar Common Stock, as the case may be, and/or any shares of Holdco Common Stock any such holder receives pursuant to the Mergers. For the avoidance of doubt, it is the Parties’ intent that (a) the first quarterly dividend paid to the holders of Holdco Common Stock (including former holders of Westar Common Stock) following the Effective Time shall be paid in accordance with GPE’s dividend policy, to be adopted by Holdco immediately after the Effective Time, and in no event later than the first record date for the payment of dividends after the Closing Date, and (b) the Parties accordingly shall coordinate their declaration and payment of dividends prior to the Effective Time and GPE shall coordinate the declaration and payment of its dividends after the Effective Time.

SECTION 5.07 Tax Status. None of Holdco, GPE or Westar shall, or shall permit any of its respective Subsidiaries to, take any actions that would be reasonably likely to adversely affect the status of (i) the GPE Merger as a reorganization under Section 368(a) of the Code, (ii) the Westar Merger as a reorganization under Section 368(a) of the Code, and (iii) the Mergers, taken together, as a contribution under Section 351 of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Shareholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, (i) Westar and GPE shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be mailed to the shareholders of each of Westar and GPE relating to the Westar Shareholders Meeting and the GPE Shareholders Meeting (together with any amendments or supplements thereto, and the Form S-4 of which it forms a part, the “Proxy Statement/Prospectus”) in preliminary form and (ii) Westar, GPE and Holdco, shall jointly prepare and cause to be filed with the SEC a registration statement on Form S-4 which shall include the Proxy Statement/Prospectus as a prospectus relating to the registration of shares of Holdco Common Stock to be issued in connection with the Mergers (the “Form S-4”). Each of GPE, Westar and Holdco shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Mergers. Each of GPE, Westar and Holdco shall furnish all information concerning itself and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested by the other Party or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus.

(b) Westar agrees that (i) none of the information supplied or to be supplied by Westar for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to Westar’s and GPE’s shareholders or at the time of the Westar Shareholders Meeting and the GPE Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) except with respect to any information supplied by GPE for inclusion or incorporation by reference in the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. GPE agrees that (x) none of the information supplied or to be supplied by GPE for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to Westar’s shareholders and GPE’s shareholders or at the time of the Westar Shareholders Meeting and the GPE Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (y) except with respect to any information supplied by Westar for inclusion or incorporation by reference in the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(c) Each of Holdco, Westar and GPE shall promptly notify the others after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus and shall provide the other with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change:

(i) each of Westar and GPE shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus and (2) to have the SEC advise Westar and GPE as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement/Prospectus;

(ii) each of Westar and GPE shall file the Proxy Statement/Prospectus in definitive form with the SEC and cause such definitive Proxy Statement/Prospectus to be mailed to the shareholders of Westar and GPE as promptly as reasonably practicable after the SEC advises Westar and GPE that the SEC has no further comments on the Proxy Statement/Prospectus; and

(iii) each of Westar and GPE shall include the Westar Board Recommendation and the GPE Board Recommendation in the preliminary and definitive Proxy Statements/Prospectus.

Notwithstanding anything to the contrary herein, unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, prior to filing the Proxy Statement/Prospectus in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus or mailing the Proxy Statement/Prospectus in definitive form to the shareholders of Westar or GPE, each of Holdco, Westar and GPE shall provide the others with a reasonable opportunity to review and comment on such document or response and consider in good faith any of the other Parties’ comments thereon. Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, each Party shall use its reasonable best efforts to have the SEC advise Holdco, Westar and GPE, as promptly as reasonably practicable after the filing of the preliminary Proxy Statement/Prospectus, that the SEC has no further comments on the Proxy Statement/Prospectus. Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, each of Holdco, Westar and GPE shall also take any other action (except for qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Mergers.

(d) If, prior to the Effective Time, any event occurs with respect to GPE or any GPE Subsidiary, or any change occurs with respect to other information supplied by GPE for inclusion in the Proxy Statement/Prospectus, that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, GPE shall promptly notify Westar of such event, and Holdco, GPE and Westar shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to Westar’s shareholders and GPE’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).

(e) If prior to the Effective Time, any event occurs with respect to Westar or any Westar Subsidiary, or any change occurs with respect to other information supplied by Westar for inclusion in the Proxy Statement/Prospectus, that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus,

Westar shall promptly notify GPE of such event, and Holdco, Westar and GPE shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to Westar’s shareholders and GPE’s shareholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).

(f) Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change, Westar shall, as soon as practicable after the mailing of the definitive Proxy Statement/Prospectus to the shareholders of Westar, duly call, give notice of, convene and hold the Westar Shareholders Meeting and, subject to Section 5.04(c), solicit the Westar Shareholder Approval.

(g) Unless, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, GPE shall, as soon as practicable after the mailing of the definitive Proxy Statement/Prospectus to the shareholders of GPE, duly call, give notice of, convene and hold the GPE Shareholders Meeting and, subject to Section 5.05(c), solicit the GPE Shareholder Approval.

(h) Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, each of GPE and Westar shall use reasonable best efforts to hold the GPE Shareholders Meeting and the Westar Shareholders Meeting, respectively, at the same time and on the same date as the other Party.

SECTION 6.02 Access to Information; Confidentiality.

(a) Subject to applicable Law and the Confidentiality Agreement, Westar and GPE shall, and shall cause each of their respective Subsidiaries to, afford to the other Party and its Representatives reasonable access (at such Party’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to the material properties, books, contracts, commitments, personnel and records of such Party, and during such period, Westar and GPE shall, and shall cause their respective Subsidiaries to, make available promptly to then other Party (i) to the extent not publicly available, a copy of each material Filing made by it during such period pursuant to the requirements of securities Laws or filed with or sent to the SEC, the KCC, the MPSC or any other Governmental Entity and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request; provided, however, that Westar and GPE may withhold from the other Party or its Representatives any document or information that the disclosing Party believes is subject to the terms of a confidentiality agreement with a third party (provided that Westar and GPE, as applicable, shall use its reasonable best efforts to obtain the required consent of such third party to disclose such document or information) or subject to any attorney–client privilege (provided that Westar and GPE, as applicable, shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege) or is commercially sensitive (as determined in Westar’s and GPE’s, as applicable, reasonable discretion); provided, further, that neither Westar nor GPE or their respective Representatives shall have the right to collect any air, soil, surface water or ground water samples or perform any invasive or destructive air sampling on, under, at or from any of the properties owned, leased or operated by the other Party or its Subsidiaries. Except for incidents caused by Westar’s or GPE’s or their respective Affiliate’s intentional misconduct, each of Westar and GPE shall indemnify the other Party and its Affiliates and Representatives from, and hold the other Party and its Affiliates and Representatives harmless against, any and all Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access provided pursuant to this Section 6.02(a).

(b) All documents and information exchanged pursuant to this Section 6.02 shall be subject to the letter agreement, dated as of March 3, 2016, between Westar and GPE, as amended (the “Confidentiality Agreement”). The Confidentiality Agreement is hereby further amended to extend the term thereof until November 30, 2018, subject to the exception and proviso in paragraph 17 of the Confidentiality Agreement. If this Agreement is terminated pursuant to Section 8.01, the Confidentiality Agreement, as amended, shall remain in effect in accordance with its terms.

SECTION 6.03 Further Actions; Regulatory Approvals; Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable or to effect the Closing as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Entities or third parties, (ii) obtaining the Required Consents and all other third-party Consents that are necessary, proper or advisable to consummate the Mergers, (iii) obtaining the Required Statutory Approvals and all other Consents of Governmental Entities that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated hereby and (iv) executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated hereby. For the avoidance of doubt, any Filings made, or Consents or Required Statutory Approvals sought, obtained or denied based on the transactions contemplated by the Original Merger Agreement shall not be considered for any purposes of this Agreement, including Sections 6.03, 7.01(b), 7.01(c), 7.02(e) and 7.03(e), other than the Filings, Consents or Required Statutory Approvals set forth on Section 6.03 of the A&R GPE Disclosure Letter or that the Parties otherwise expressly agree are unaffected by the amendment and restatement of the Original Merger Agreement.

(b) In connection with and without limiting the generality of Section 6.03(a), each of GPE and Westar shall:

(i) make or cause to be made, in consultation and cooperation with the other, at a mutually agreeable time after the date of this Agreement, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Mergers, and (2) all other necessary Filings relating to the Mergers with other Governmental Entities under any other Antitrust Law;

(ii) make or cause to be made, as promptly as reasonably practicable after the date of this Agreement and in any event within sixty (60) days after the date of this Agreement, which may be extended by mutual agreement of the Parties, all necessary Filings with other Governmental Entities relating to the Mergers, including any such Filings necessary to obtain any Required Statutory Approval;

(iii) furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 6.03;

(iv) unless prohibited by applicable Law or by a Governmental Entity, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Entity relating to the Mergers (including with respect to any of the actions referred to in this Section 6.03(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;

(v) respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act) and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Entity or other authorities not to consummate the Mergers, except with the prior written consent of the other Party;

(vi) provide any information requested by any Governmental Entity in connection with any review or investigation of the transactions contemplated by this Agreement; and

(vii) unless prohibited by applicable Law or a Governmental Entity, to the extent reasonably practicable, (1) not participate in or attend any meeting or engage in any substantive conversation with any Governmental Entity in respect of the Mergers without the other Party, (2) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and, in the event one Party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such Party apprised with respect thereto, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Mergers, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (4) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Mergers; provided that the Parties shall be permitted to redact any correspondence, Filing or communication to the extent such correspondence, Filing or communication contains commercially sensitive information.

(c) Neither GPE nor Westar shall, and each shall cause its Affiliates not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to materially increase the risk of not obtaining or making any Consent or Filing contemplated by this Section 6.03 or the timely receipt thereof. In furtherance of and without limiting any of GPE’s or Westar’s covenants and agreements under this Section 6.03, each of GPE and Westar shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity pursuant to any Antitrust Law with respect to the Mergers or in connection with granting any Required Statutory Approval so as to enable the Closing to occur as soon as reasonably possible, which such reasonable best efforts shall include the following:

(i) defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing;

(ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of GPE or its Affiliates or Westar or the Westar Subsidiaries, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;

(iii) agreeing to any limitation on the conduct of GPE, Westar or their respective Affiliates (including, after the Closing, Holdco and its Affiliates); and

(iv) agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (1) obtaining all Required Statutory Approvals as soon as reasonably possible and in any event before the End Date, (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing;

provided that, notwithstanding anything else contained in this Agreement, the provisions of this Section 6.03 shall not be construed to (i) require GPE, Westar, Holdco, Merger Sub, any GPE Subsidiary or any Westar Subsidiary or (ii) permit GPE, any GPE Subsidiary, Westar or any Westar Subsidiary without the prior written consent of the other Party, to undertake any efforts or take any action (including accepting any terms, conditions, liabilities, obligations, commitments, sanctions or other measures and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of GPE or Westar or their respective Subsidiaries) if the taking of such efforts or action, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect.

SECTION 6.04 Transaction Litigation. Each of Westar and GPE shall promptly notify the other Party of any shareholder litigation arising from this Agreement or the Mergers that is brought against Westar or GPE or members of the Westar Board or the GPE Board (“Transaction Litigation”). Each of Westar and GPE shall reasonably consult with the other Party with respect to the defense or settlement of any Transaction Litigation and shall not settle any Transaction Litigation without the other Party’s consent (not to be unreasonably withheld, conditioned or delayed).

SECTION 6.05 Section 16 Matters. Prior to the Effective Time, each of Westar and GPE shall take all such steps as may be required to cause any dispositions of Westar Common Stock and GPE Common Stock (including derivative securities with respect to Westar Common Stock and GPE Common Stock) directly resulting from the Mergers by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Westar and GPE immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.06 Post-Merger Governance.

(a) Board Matters. GPE, Westar and Holdco shall take all necessary corporate action to cause the following to occur as of the Effective Time:

(i) the number of directors constituting the Holdco Board as of the Effective Time to be mutually determined by GPE and Westar prior to the Effective Time;

(ii) the Holdco Board as of the Effective Time to be composed of an equal number of directors designated by each of GPE and Westar prior to the Effective Time (such individuals, the “GPE Designees” and the “Westar Designees”, as applicable), subject to such individuals’ ability and willingness to serve; and

(iii) the committees of the Holdco Board shall be as set forth in Exhibit B hereto, and the chairpersons of each such committee shall be designated in accordance with the provisions of Exhibit B hereto, subject to such individuals’ ability and willingness to serve.

In the event that, before the Effective Time, any GPE Designee or any Westar Designee becomes unable or unwilling to serve as a director on the Holdco Board, or as a chairperson of a committee or as lead independent director, a replacement for such designee shall be determined in accordance with the provisions of Exhibit B hereto.

(b) Chairman of the Board; President and Chief Executive Officer; Executive Officers. Subject to such individuals’ ability and willingness to so serve, Holdco shall take all necessary corporate action so that the individual identified on Exhibit B and designated as Holdco Chairman of the Board, and the individuals identified on Exhibit C and designated as President and Chief Executive Officer and other senior executive officer positions specified on such Exhibit C shall hold such designated positions as of the Effective Time as specified thereon. If, before the Effective Time, any such Person is unable or unwilling to serve as an officer of Holdco in the capacity set forth on Exhibit C, a replacement for such Person shall be determined in accordance with the provisions of Exhibit C hereto.

(c) Headquarters. From and after the Effective Time, (i) Holdco will have its corporate headquarters in Kansas City, Missouri and (ii) Holdco shall cause its utility operating headquarters to be located in Topeka, Kansas and Kansas City, Missouri.

(d) Holdco Organizational Documents. GPE and Holdco shall take all actions necessary so that (i) at or prior to the Effective Time, the articles of incorporation of Holdco shall be amended and restated so that, at the Effective Time, such articles of incorporation shall read in their entirety substantially in the form attached hereto as Exhibit D (the “Holdco Restated Articles”) and (ii) at or prior to the Effective Time, the bylaws of Holdco shall be amended and restated so that, at the Effective Time, such bylaws shall read in their entirety substantially in the form attached hereto as Exhibit E (the “Holdco Restated Bylaws”).

(e) Name. GPE and Westar agree to use their commercially reasonable efforts acting in good faith to agree on a new name and ticker symbol for Holdco prior to the Closing.

(f) Community Support. The Parties agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. From and after the Effective Time, Holdco and its subsidiaries taken as a whole intend to continue to provide charitable contributions and community support within the service areas of the Parties and each of their respective subsidiaries in each service area at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by GPE and Westar within their respective service areas prior to the Effective Time.

(g) KCC and MPSC Applications. Westar, GPE, Holdco and Merger Sub agree (i) that the applications submitted to the KCC and the MPSC with respect to the Mergers shall include the information concerning the Mergers, Westar, GPE, Holdco and Merger Sub required by the laws of the State of Kansas and the State of Missouri, (ii) to include specific commitments and agreements in such application to implement the principles set forth in Exhibit F hereto, and (iii) that the initial applications submitted to the KCC and the MPSC with respect to the Mergers and any amendment thereto shall only include such other agreements or commitments as agreed to by Westar, GPE, Holdco and Merger Sub, in each case, whose consent to any such agreements or commitments shall not be unreasonably withheld, conditioned or delayed. Westar agrees that it will not agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Mergers pursuant to any settlement or otherwise with the staff of the KCC or any other Person without the prior written consent of GPE, which consent shall not be unreasonably withheld, conditioned or delayed. GPE agrees that it will not agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Mergers pursuant to any settlement or otherwise with the staff of the MPSC or any other Person without the prior written consent of Westar, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.07 Public Announcements. Except with respect to (a) a Westar Adverse Recommendation Change, a Westar Recommendation Change Notice, a Westar Takeover Proposal, a Superior Westar Proposal or any matter related to any of the foregoing, (b) a GPE Adverse Recommendation Change, a GPE Recommendation Change Notice, a GPE Takeover Proposal, a Superior GPE Proposal or any matter related to any of the foregoing, (c) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby, and (d) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC Filings, Q&As or other publicly disclosed documents, in each case under this clause (d), to the extent such disclosure is still accurate, GPE and Westar shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the transactions contemplated hereby, including the Mergers, and shall not issue any such press release or make any such written public statement prior to such consultation, except as such Party reasonably concludes (based upon advice of its outside legal counsel) may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Westar and GPE agree that the initial press release to be issued with respect to this Agreement or Mergers shall be in a form agreed to by the Parties. Nothing in this Section 6.07 shall limit the ability of any Party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

SECTION 6.08 Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including Section 8.02(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.

SECTION 6.09 Indemnification, Exculpation and Insurance.

(a) Holdco agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of Westar, the Westar Subsidiaries, GPE and the GPE Subsidiaries as provided in their respective Organization Documents and any indemnification or other similar Contracts of Westar, any Westar Subsidiary, GPE or any GPE Subsidiary, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Holdco shall cause the Westar Surviving Corporation and the Westar Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Holdco agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Westar, any Westar Subsidiary, GPE or any GPE Subsidiary or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Westar, any Westar Subsidiary, GPE or any GPE Subsidiary as a director, officer or employee of another Person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer or employee of Westar, any Westar Subsidiary, GPE, any GPE Subsidiary or is or was serving at the request of Westar, any Westar Subsidiary, GPE or any GPE Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any Claim covered under this Section 6.09, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim from Holdco; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or Holdco’s Organizational Documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) Holdco shall cooperate in good faith in the defense of any such matter.

(b) In the event that Holdco or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdco shall cause proper provision to be made so that the successors and assigns of Holdco assume the covenants and agreements set forth in this Section 6.09.

(c) For a period of six (6) years from and after the Effective Time, Holdco shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Westar, the Westar Subsidiaries, GPE or the GPE Subsidiaries or provide substitute policies for Westar, GPE and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Westar and GPE, in either case, of not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Westar and GPE with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall Holdco be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by Westar or GPE prior to the date of this Agreement (the “Maximum Amount”), and if Holdco is unable to obtain the insurance required by this Section 6.09(c) it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date Westar may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Westar, GPE and their respective current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Westar and GPE, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Westar and GPE with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. Holdco shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.09 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.10 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the two (2) year anniversary of the Effective Time (the “Continuation Period”), Holdco shall, and shall cause the Westar Surviving Corporation to, provide each individual who is employed by Westar or a Westar Subsidiary immediately prior to the Effective Time and who remains employed thereafter by the Westar Surviving Corporation, Holdco or any of

their Subsidiaries (each, a “Westar Employee”) who is not a Westar Represented Employee (as defined in Section 6.10(b)) with (i) a base salary or wage rate that is no less favorable than that provided to the Westar Employee immediately prior to the Effective Time, (ii) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to the Westar Employee immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to the Westar Employee immediately prior to the Effective Time. During the Continuation Period, Holdco shall, and shall cause the Westar Surviving Corporation to, provide each Westar Employee who experiences a termination of employment with the Westar Surviving Corporation, Holdco or any of their Subsidiaries severance benefits that are no less favorable than those set forth in Section 6.10(a)(1) of the A&R Westar Disclosure Letter. During the two (2) year period following the Closing Date, subject to Section 6.10(e)(ii), Holdco shall, or shall cause the Westar Surviving Corporation to, treat retirees of Westar and its Subsidiaries with respect to the provision of post-retirement welfare benefits no less favorably than similarly situated retirees of Holdco and its Subsidiaries. Except as provided on Section 6.10(a)(2) of the A&R Westar Disclosure Letter, as soon as practicable following the end of the fiscal year in which the Effective Time occurs, Holdco shall, or shall cause the Westar Surviving Corporation to, pay each Westar Employee who remains employed with the Westar Surviving Corporation, Holdco or any of their Subsidiaries through the applicable payment date an annual cash bonus for such fiscal year in an amount determined based on the level of attainment of the applicable performance criteria under the bonus plan in which such Westar Employee participated as of immediately prior to the Effective Time.

(b) With respect to each Westar Employee who is covered by a Westar Union Contract (each, a “Westar Represented Employee”), Holdco shall, and shall cause the Westar Surviving Corporation to, continue to honor the Westar Union Contracts, in each case as in effect at the Effective Time, in accordance with their terms (it being understood that this sentence shall not be construed to limit the ability of Holdco or the Westar Surviving Corporation to amend or terminate any such Westar Union Contract, to the extent permitted by the terms of the applicable Westar Union Contract and applicable Law). The provisions of this Section 6.10 shall be subject to any applicable provisions of the Westar Union Contracts and applicable Law in respect of such Westar Represented Employee, to the extent the provisions of this Section 6.10 are inconsistent with or otherwise in conflict with the provisions of any such Westar Union Contract or applicable Law. Prior to the Closing Date, Westar shall provide, to the extent required by applicable Law, sufficient advance notice of the transactions contemplated hereby to any unions that are party to a Westar Union Contract, and, in response to a request from any such union to engage in bargaining over the effect of the transactions contemplated hereby, shall engage in meaningful, good-faith bargaining, to the extent required by applicable Law.

(c) At the Effective Time, Holdco shall, or shall cause the Westar Surviving Corporation to, assume and honor in accordance with their terms all of Westar’s and all of the Westar Subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements (including any change-in-control severance agreement or other arrangement between Westar and any Westar Employee) maintained by Westar or any Westar Subsidiary, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Mergers (either alone or in combination with any other event), it being understood that this sentence shall not be construed to limit the ability of Holdco or the Westar Surviving Corporation to amend or terminate any such plans, policies, programs, agreements, or arrangements, to the extent permitted by the terms of the applicable plan, policy, program, agreement or arrangement and applicable Law. For purposes of any Westar Benefit Plan or Westar Benefit Agreement containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of Westar, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term.

(d) At the Effective Time, Holdco shall, or shall cause a GPE Subsidiary to, assume and honor in accordance with their terms all of GPE’s and all of the GPE Subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements (including any change-in-control severance agreement or other arrangement between GPE and any individual who is employed by GPE or a GPE Subsidiary immediately prior to the Effective Time and who remains employed thereafter by Holdco or any of its Subsidiaries) maintained by GPE or any GPE Subsidiary, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Mergers (either alone or in combination with any other event), it being understood that this sentence shall not be construed to limit the ability of Holdco or any GPE Subsidiary to amend or terminate any such plans, policies, programs, agreements, or arrangements, to the extent permitted by the terms of the applicable plan, policy, program, agreement or arrangement and applicable Law. For purposes of any GPE Benefit Plan or GPE Benefit Agreement containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of GPE, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term.

(e) With respect to all employee benefit plans of Holdco, the Westar Surviving Corporation or any of their Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), each Westar Employee’s service with Westar or any Westar Subsidiary (as well as service with any predecessor employer of Westar or any such Westar Subsidiary, to the extent service with the predecessor employer was recognized by Westar or such Westar Subsidiary and is accurately reflected within a Westar Employee’s records) shall be treated as service with Holdco, the Westar Surviving Corporation or any of their Subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) to the extent that such service was not recognized under the corresponding Westar Benefit Plan immediately prior to the Effective Time, (ii) for purposes of any defined benefit retirement plan, any retiree welfare benefit plan, any grandfathered or frozen plan or any plan under which similarly situated employees of Holdco and its Subsidiaries do not receive credit for prior service or (iii) to the extent that such recognition would result in any duplication of benefits for the same period of service.

(f) Holdco shall, and shall cause the Westar Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Holdco, the Westar Surviving Corporation or any of their Subsidiaries in which Westar Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Westar Benefit Plan immediately prior to the Effective Time. Holdco shall, or shall cause the Westar Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Westar Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(g) Notwithstanding anything to the contrary herein, the provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.10 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Westar Personnel or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Westar Employee.

SECTION 6.11 Holdco; Merger Sub.

(a) Prior to the Effective Time, neither Holdco nor Merger Sub shall engage in any activity of any nature except for activities related to or in furtherance of the Mergers.

(b) GPE hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Holdco and Merger Sub of, and compliance by Holdco and Merger Sub with, all of the covenants and agreements of Holdco and Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Holdco and Merger Sub hereunder.

SECTION 6.12 Takeover Statutes. If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Mergers, Westar and the Westar Board and GPE and the GPE Board shall use reasonable best efforts to grant such approvals and take such actions to ensure that the Mergers may be consummated as promptly as practicable on the terms contemplated by this Agreement.

SECTION 6.13 Stock Exchange Listing. Holdco shall use reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. Each of Westar and GPE shall use its reasonable best efforts to cooperate with Holdco in connection with the foregoing, including by providing information reasonably requested by Holdco in connection therewith.

SECTION 6.14 Redemption of GPE Preference Stock. Prior to the Closing, GPE shall redeem all of the issued and outstanding shares of GPE Preference Stock pursuant to Section 13 of the Certificate of Designations for the GPE Preference Stock.

SECTION 6.15 Further Assurances. It may be preferable to effectuate a business combination between GPE and Westar by means of an alternative structure in light of the conditions set forth in Section 7.01(b), Section 7.02(e) and Section 7.03(e). Accordingly, if the only conditions to the parties’ obligations to consummate the Mergers that are not satisfied or waived are receipt of any one or more of the Westar Required Consents, GPE Required Consents, and the Required Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for GPE and Westar the economic benefits of the Mergers without adversely affecting either GPE or Westar in any material respect) would result in such conditions being satisfied or waived, then the Parties shall use their respective commercially reasonable efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Mergers that so preserves such benefits without adversely affecting either GPE or Westar in any material respect; provided that prior to closing any such restructured transaction, all third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the Parties’ obligations to consummate the Mergers, as applied to such alternative business combination, shall have been satisfied or waived.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by such Party) at or prior to the Closing of the following conditions:

(a) Shareholder Approval. Each of the Westar Shareholder Approval and the GPE Shareholder Approval shall have been obtained.

(b) Required Statutory Approvals. The Required Statutory Approvals, including the expiration or termination of any waiting period applicable to the Mergers under the HSR Act, shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. For purposes of this Section 7.01(b), a “Final Order” means a Judgment by the relevant Governmental Entity that (1) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (2) with respect to which, if applicable, any mandatory waiting period prescribed by Law before the Mergers may be consummated has expired or been terminated, and (3) as to which all conditions to the consummation of the Mergers prescribed by Law have been satisfied.

(c) No Legal Restraints. No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the consummation of the Mergers (any such Law or Judgment, a “Legal Restraint”).

(d) Listing. The shares of Holdco Common Stock issuable in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order, and Holdco shall have received all state securities and “blue sky” authorizations necessary for the issuance of the Merger Consideration.

SECTION 7.02 Conditions to Obligations of Westar. The obligation of Westar to consummate the Westar Merger is further subject to the satisfaction or waiver (by Westar) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of GPE, Holdco and Merger Sub contained herein (except for the representations and warranties contained in Section 4.03, Section 4.04 and Section 4.07(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “GPE Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “GPE Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a GPE Material Adverse Effect, (ii) the representations and warranties of GPE, Holdco and Merger Sub contained in Section 4.03 and Section 4.04 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis, and (iii) the representations and warranties of GPE contained in Section 4.07(b) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Covenants and Agreements of GPE, Holdco and Merger Sub. GPE, Holdco and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) Absence of GPE Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a GPE Material Adverse Effect shall have occurred and be continuing.

(d) Officer’s Certificates. Westar shall have received a certificate signed on behalf of each of GPE, Holdco and Merger Sub by an executive officer of GPE, Holdco and Merger Sub, respectively, certifying the satisfaction by GPE, Holdco and Merger Sub of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(e) Regulatory Approvals. The Final Orders referred to in Section 7.01(b) shall not include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect.

(f) Tax Opinion. Westar shall have received an opinion of Baker Botts L.L.P., in form and substance satisfactory to Westar, dated the Closing Date, which opinion may be based on appropriate representations of GPE, Westar and Holdco that are in form and substance reasonably satisfactory to such counsel, to the effect that (i) the Westar Merger, taken together with the GPE Merger, will be treated as a nontaxable exchange described in Code Section 351 and/or (ii) the Westar Merger will be treated as a nontaxable reorganization described in Code Section 368.

(g) GPE Preference Stock. As of the Effective Time, there shall be no shares of GPE Preference Stock outstanding.

(h) Cash or Cash Equivalents. As of the Effective Time, GPE shall have not less than $1.25 billion in cash or cash equivalents on its balance sheet, excluding the proceeds of any Indebtedness issued outside of the ordinary course of business.

SECTION 7.03 Conditions to Obligations of GPE. The obligations of GPE to consummate the GPE Merger are further subject to the satisfaction or waiver (by GPE) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Westar contained herein (except for the representations and warranties contained in Section 3.03, Section 3.04 and Section 3.07(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Westar Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Westar Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Westar Material Adverse Effect, (ii) the representations and warranties of Westar contained in Section 3.03 and Section 3.04 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis, and (iii) the representations and warranties of Westar contained in Section 3.07(b) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Covenants and Agreements of Westar. Westar shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Westar Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Westar Material Adverse Effect shall have occurred and be continuing.

(d) Officer’s Certificate. GPE shall have received a certificate signed on behalf of Westar by an executive officer of Westar certifying the satisfaction by Westar of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(e) Regulatory Approvals. The Final Orders referred to in Section 7.01(b) shall not include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect.

(f) Tax Opinion. GPE shall have received an opinion of Bracewell LLP, in form and substance satisfactory to GPE, dated the Closing Date, which opinion may be based on appropriate representations of GPE, Westar and Holdco that are in form and substance reasonably satisfactory to such counsel, to the effect that the GPE Merger will be treated as a reorganization described in Code Section 368(a).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination Rights.

(a) Termination by Mutual Consent. Westar and GPE shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Westar Shareholder Approval or GPE Shareholder Approval, by mutual written consent.

(b) Termination by Either Westar or GPE. Each of Westar and GPE shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Westar Shareholder Approval or GPE Shareholder Approval, if:

(i) the Closing shall not have occurred by 5:00 p.m. New York City time on the date that is twelve (12) months from the date hereof (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any conditions set forth in Section 7.01(b), Section 7.01(c), Section 7.02(e), Section 7.03(e) and those conditions that by their nature are to be satisfied at the Closing), either Westar or GPE may, prior to 5:00 p.m. New York City time on the End Date, extend the End Date to a date that is six (6) months after the End Date (and if so extended, such later date being the End Date); provided, further, that neither Westar nor GPE may terminate this Agreement or extend the End Date pursuant to this Section 8.01(b)(i) if it is in breach of any of its covenants or agreements and such breach has caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Mergers set forth in Article VII prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;

(ii) the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 7.01(c) is the result of a failure of such Party to comply with its obligations pursuant to Section 6.03;

(iii) the Westar Shareholder Approval is not obtained at the Westar Shareholders Meeting duly convened (unless such Westar Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) the GPE Shareholder Approval is not obtained at the GPE Shareholders Meeting duly convened (unless such GPE Shareholders Meeting has been adjourned, in which case at the final adjournment thereof).

(c) Termination by Westar. Westar shall have the right to terminate this Agreement:

(i) in the event that the Westar Board has made a Westar Adverse Recommendation Change with respect to a Superior Westar Proposal and shall have approved, and concurrently with the termination hereunder, Westar shall have entered into, a Westar Acquisition Agreement providing for the implementation of such Superior Westar Proposal, so long as (1) Westar has complied in all material respects with its obligations under Section 5.04(c) and (2) Westar prior to or concurrently with such termination pays to GPE the Westar Termination Fee in accordance with Section 8.02(b)(i) and the termination pursuant to this Section 8.01(c)(i) shall not be effective and Westar shall not enter into any such Westar Acquisition Agreement until GPE is in receipt of the Westar Termination Fee; provided, however, that Westar shall not have the right to terminate this Agreement under this Section 8.01(c)(i) after the Westar Shareholder Approval is obtained at the Westar Shareholders Meeting;

(ii) if GPE, Holdco or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of GPE, Holdco or Merger Sub contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as applicable, and (2) is not reasonably capable of being cured by GPE by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by GPE within thirty (30)

days after receiving written notice from Westar of such breach or failure; provided, however, that Westar shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) if Westar is then in breach of any covenant or agreement contained herein or any representation or warranty of Westar contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as applicable, could not then be satisfied;

(iii) if (1) all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.03 (except for those conditions that by their terms are to be satisfied at the Closing), (2) GPE does not comply with its obligations under this Agreement to complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03, and (3) GPE fails to comply with its obligations under this Agreement to consummate the Closing within five (5) Business Days following its receipt of written notice from Westar requesting such consummation; or

(iv) in the event that the GPE Board or a committee thereof has made a GPE Adverse Recommendation Change; provided, however, that Westar shall not have the right to terminate this Agreement under this Section 8.01(c)(iv) after the GPE Shareholder Approval is obtained at the GPE Shareholders Meeting.

(d) Termination by GPE. GPE shall have the right to terminate this Agreement:

(i) in the event that the Westar Board or a committee thereof has made a Westar Adverse Recommendation Change; provided, however, that GPE shall not have the right to terminate this Agreement under this Section 8.01(d)(i) after the Westar Shareholder Approval is obtained at the Westar Shareholders Meeting;

(ii) if Westar breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Westar contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as applicable, and (2) is not reasonably capable of being cured by Westar by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by Westar within thirty (30) days after receiving written notice from GPE of such breach or failure; provided, however, that GPE shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) if GPE is then in breach of any covenant or agreement contained herein or any representation or warranty of GPE contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, could not then be satisfied;

(iii) in the event that the GPE Board has made a GPE Adverse Recommendation Change with respect to a Superior GPE Proposal and shall have approved, and concurrently with the termination hereunder, GPE shall have entered into, a GPE Acquisition Agreement providing for the implementation of such Superior GPE Proposal, so long as (1) GPE has complied in all material respects with its obligations under Section 5.05(c) and (2) GPE prior to or concurrently with such termination pays to Westar the GPE Fiduciary Out Termination Fee in accordance with Section 8.02(b)(iii) and the termination pursuant to this Section 8.01(d)(iii) shall not be effective and GPE shall not enter into any such GPE Acquisition Agreement until Westar is in receipt of the GPE Fiduciary Out Termination Fee; provided, however, that GPE shall not have the right to terminate this Agreement under this Section 8.01(d)(iii) after the GPE Shareholder Approval is obtained at the GPE Shareholders Meeting; or

(iv) if (1) all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.03 (except for those conditions that by their terms are to be satisfied at the Closing), (2) Westar does not comply with its obligations under this Agreement to complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03, and (3) Westar fails to comply with its obligations under this Agreement to consummate the Closing within five (5) Business Days following its receipt of written notice from GPE requesting such consummation.

SECTION 8.02 Effect of Termination; Termination Fees.

(a) In the event of termination of this Agreement by either GPE or Westar as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Westar or GPE (or any shareholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (i) the last sentence of Section 6.02(a), the last sentence of Section 6.02(b), Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination and (ii) subject to Section 8.02(d), liability of any Party (whether or not the terminating Party) for any Willful Breach of this Agreement prior to such termination but solely to the extent such liability arises out of a Willful Breach by such Party of any covenant or agreement set forth herein that gave rise to the failure of a condition set forth in Article VII. The liabilities described in the preceding sentence shall survive the termination of this Agreement.

(b) Termination Fees.

(i) If (1) (A) either GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(i) and, at the time of such termination, any of the conditions set forth in Section 7.01(b), Section 7.02(e) or Section 7.03(e) or, in connection with the Required Statutory Approvals, Section 7.01(c) shall have not been satisfied, (B) either GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(ii) (if, and only if, the applicable Legal Restraint giving rise to such termination arises in connection with the Required Statutory Approvals) or (C) Westar terminates this Agreement pursuant to Section 8.01(c)(ii) based on a failure by GPE to perform its covenants or agreements under Section 6.03, and in each case of the foregoing clauses (A), (B) and (C), at the time of such termination, all other conditions to the Closing set forth in Section 7.01(a), Section 7.03(a), Section 7.03(b) and Section 7.03(c) shall have been satisfied or waived (except for (I) those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination or (II) those conditions that have not been satisfied as a result of a breach of this Agreement by GPE, Holdco or Merger Sub), or (2) Westar terminates this Agreement pursuant to Section 8.01(c)(iii), then GPE shall pay to Westar a fee of $190,000,000 in cash (the “GPE Termination Fee”). GPE shall pay the GPE Termination Fee to Westar (to an account designated in writing by Westar) prior to or concurrently with such termination of this Agreement by GPE or no later than three (3) Business Days after the date of the applicable termination by Westar.

(ii) If Westar terminates this Agreement pursuant to Section 8.01(c)(i) or GPE terminates this Agreement pursuant to Section 8.01(d)(i), Westar shall pay to GPE a fee of $190,000,000 in cash (the “Westar Termination Fee”). Westar shall pay the Westar Termination Fee to GPE (to an account designated in writing by GPE) prior to or concurrently with such termination of this Agreement by Westar pursuant to Section 8.01(c)(i) or no later than three (3) Business Days after the date of such termination of this Agreement by GPE pursuant to Section 8.01(d)(i).

(iii) If GPE terminates this Agreement pursuant to Section 8.01(d)(iii) or Westar terminates this Agreement pursuant to Section 8.01(c)(iv), GPE shall pay to Westar a fee of $190,000,000 in cash (the “GPE Fiduciary Out Termination Fee”). GPE shall pay the GPE Fiduciary Out Termination Fee to Westar (to an account designated in writing by Westar) prior to or concurrently with such termination of this Agreement by GPE pursuant to Section 8.01(d)(iii) or no later than three (3) Business Days after the date of such termination of this Agreement by Westar pursuant to Section 8.01(c)(iv).

(iv) If (1) either (A) GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (B) GPE terminates this Agreement pursuant to Section 8.01(d)(ii), (2) a Westar Takeover Proposal shall have been publicly disclosed or made to Westar after the date hereof (x) in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(ii), prior to the date of such termination, or (y) in the case of a termination pursuant to Section 8.01(b)(iii), prior to the date of the Westar Shareholders Meeting, and (3) within twelve (12) months after the termination of this Agreement, Westar shall have entered into a Westar Acquisition Agreement which is subsequently consummated, or consummated a Westar Takeover Proposal, then Westar shall pay the Westar Termination Fee to GPE (to an account designated in writing by GPE) within three (3) Business Days after the earlier of the date Westar enters into such Westar Acquisition Agreement or consummates such Westar Takeover Proposal. For purposes of clause (3) of this Section 8.02(b)(iv), the term “Westar Takeover Proposal” shall have the meaning assigned to such term in Section 5.04, except that the applicable percentage in the definition of “Westar Takeover Proposal” shall be “50.1%” rather than “20% or more”.

(v) If (1) either (A) GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv) or (B) Westar terminates this Agreement pursuant to Section 8.01(c)(ii), (2) a GPE Takeover Proposal shall have been publicly disclosed or made to GPE after the date hereof (x) in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(c)(ii), prior to the date of such termination, or (y) in the case of a termination pursuant to Section 8.01(b)(iv), prior to the date of the GPE Shareholders Meeting, and (3) within twelve (12) months after the termination of this Agreement, GPE shall have entered into a GPE Acquisition Agreement which is subsequently consummated, or consummated a GPE Takeover Proposal, then GPE shall pay the GPE Fiduciary Out Termination Fee to Westar (to an account designated in writing by Westar) within three (3) Business Days after the earlier of the date GPE enters into such GPE Acquisition Agreement or consummates such GPE Takeover Proposal. For purposes of clause (3) of this Section 8.02(b)(v), the term “GPE Takeover Proposal” shall have the meaning assigned to such term in Section 5.05, except that the applicable percentage in the definition of “GPE Takeover Proposal” shall be “50.1%” rather than “20% or more”.

(vi) If either GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(iv) and no fee is then payable pursuant to Section 8.02(b)(i), Section 8.02(b)(iii) or Section 8.02(b)(v), then GPE shall pay to Westar a fee of $80,000,000 in cash (the “GPE No Vote Termination Fee”). GPE shall pay the GPE No Vote Termination Fee to Westar (to an account designated in writing by Westar) prior to or concurrently with such termination of this Agreement by GPE pursuant to Section 8.01(b)(iv) or no later than three (3) Business Days after the date of such termination of this Agreement by Westar pursuant to Section 8.01(b)(iv).

(c) The Parties acknowledge that the agreements contained in Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If GPE fails to promptly pay an amount due pursuant to Section 8.02(b)(i), Section 8.02(b)(iii), Section 8.02(b)(v) or Section 8.02(b)(vi) or Westar fails to promptly pay an amount due pursuant to Section 8.02(b)(ii) or Section 8.02(b)(iv), and, in order to obtain such payment, GPE, on the one hand, or Westar, on the other hand, commences a Claim that results in a Judgment against Westar for the amount set forth in Section 8.02(b)(ii) or Section 8.02(b)(iv) or any portion thereof, or a Judgment against GPE for the amount set forth in Section 8.02(b)(i), Section 8.02(b)(iii), Section 8.02(b)(v), or Section 8.02(b)(vi) or any

portion thereof, Westar shall pay to GPE, on the one hand, or GPE shall pay to Westar, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by Westar) in connection with such Claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as quoted by The Wall Street Journal in effect on the date such payment was required to be made. Any amount payable pursuant to Section 8.02(b) shall be paid by the applicable Party by wire transfer of same-day funds prior to or on the date such payment is required to be made under Section 8.02(b).

(d) Without limiting the rights of Westar under Section 9.10 prior to the termination of this Agreement pursuant to Section 8.01, if this Agreement is terminated under circumstances in which GPE is obligated to pay the GPE Termination Fee under Section 8.02(b)(i) or the GPE Fiduciary Out Termination Fee under Section 8.02(b)(iii) or Section 8.02(b)(v) or the GPE No Vote Termination Fee under Section 8.02(b)(vi), except as otherwise contemplated by the last sentence of this Section 8.02(d), upon payment of the GPE Termination Fee, the GPE Fiduciary Termination Fee or the GPE No Vote Termination Fee, as the case may be, and, if applicable, the costs and expenses of Westar pursuant to Section 8.02(c) in accordance herewith, GPE, GPE Subsidiaries and their respective Affiliates and Representatives shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Westar, the holders of the Westar Common Stock, Holdco, Merger Sub or any of their respective Affiliates or Representatives, and payment of the applicable fee and such costs and expenses by GPE shall be the Westar’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Westar, the Westar Subsidiaries or any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and Westar shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that, regardless of whether GPE pays or is obligated to pay the GPE Termination Fee, the GPE Fiduciary Out Termination Fee or the GPE No Vote Termination Fee, nothing in this Section 8.02(d) shall release GPE from liability for a Willful Breach of this Agreement. If this Agreement is terminated under circumstances in which Westar is obligated to pay the Westar Termination Fee under Section 8.02(b)(ii) or Section 8.02(b)(iv), upon payment of the Westar Termination Fee and, if applicable, the costs and expenses of GPE pursuant to Section 8.02(c) in accordance herewith, Westar shall have no further liability with respect to this Agreement or the transactions contemplated hereby to GPE, the holders of the GPE Common Stock, Holdco, Merger Sub or any of their respective Affiliates or Representatives, and payment of the Westar Termination Fee and such costs and expenses by Westar shall be GPE’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by GPE, GPE Subsidiaries and any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and GPE, Holdco and Merger Sub shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that, regardless of whether Westar pays or is obligated to pay the Westar Termination Fee, nothing in this Section 8.02(d) shall release Westar from liability for a Willful Breach of this Agreement. The Parties acknowledge and agree that (i) in no event shall Westar or GPE, as applicable, be required to pay the Westar Termination Fee, the GPE Termination Fee, the GPE Fiduciary Out Termination Fee or the GPE No Vote Termination Fee, as applicable, on more than one occasion, (ii) the GPE Fiduciary Out Termination Fee may become due and payable pursuant to Section 8.02(b)(v) after the prior payment of the GPE No Vote Termination Fee pursuant to Section 8.02(b)(vi), in which case GPE shall be obligated to pay an amount equal to the GPE Fiduciary Out Termination Fee less the amount of the GPE No Vote Fee previously paid and (iii) if a termination event occurs requiring GPE to pay a termination fee hereunder and at such time more than one right to terminate this Agreement is exercisable by the Parties, GPE shall be obligated to pay the largest termination fee that would be applicable without regard to which termination right was actually exercised (e.g., if termination pursuant to Section 8.01(b)(iv) and Section 8.01(c)(iv) is permitted, GPE shall be obligated to pay the GPE Fiduciary Out Termination Fee even if GPE terminates this Agreement pursuant to Section 8.01(b)(iv)).

(e) For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of any covenants or agreements contained in this Agreement; provided that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the Mergers and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Mergers) shall constitute a Willful Breach of this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Westar Shareholder Approval; provided, however, that (a) after receipt of the Westar Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Westar without the further approval of such shareholders, (b) no amendment shall be made to this Agreement after the Effective Time and (c) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of GPE or the shareholders of Westar. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) subject to Section 8.03(a), waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Westar, GPE, Holdco or Merger Sub, action by its respective board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of any Party. The Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time. The Parties hereby acknowledge and agree that (a) all representations and warranties set forth in this Agreement are contractual in nature only, (b) no Person is asserting the truth or accuracy of any representation or warranty set forth in this Agreement, (c) if any such representation or warranty (as modified by the applicable Disclosure Letter) should prove untrue, the Parties’ only rights, Claims or causes of action shall be to exercise the specific rights set forth in Section 7.02(a), Section 7.03(a), Section 8.01(c)(ii) and Section 8.01(d)(ii), as and if applicable, and (d) the Parties shall have no other rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth of any such representation or warranty.

SECTION 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To GPE, Holdco and Merger Sub:

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Attention:         Heather Humphrey

Facsimile:         (816) 556-2787

Email:               heather.humphrey@kcpl.com

with a copy (which shall not constitute notice) to:

Bracewell LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:        John G. Klauberg

Frederick J. Lark

Elena V. Rubinov

Facsimile:       (800) 404-3970

Email:             john.klauberg@bracewell.com

fritz.lark@bracewell.com

elena.rubinov@bracewell.com

To Westar:

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, KS 66612

Attention:         Larry Irick

Facsimile:         (785) 575-8136

Email:               larry.irick@westarenergy.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention:       William S. Lamb

James H. Mayor

Facsimile:       (212) 259-2557

(713) 229-7849

Email:             bill.lamb@bakerbotts.com

james.mayor@bakerbotts.com

SECTION 9.03 Definitions. For purposes of this Agreement, each capitalized term has the meaning given to it, or specified, in Exhibit A.

SECTION 9.04 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(i) Persons. References to a person are also to its permitted successors and assigns.

(j) Or. Unless otherwise specifically provided herein, the term “or” shall not be deemed to be exclusive.

(k) Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part hereof and are an integral part of this Agreement. Each of Westar and GPE may, at its option, include in the A&R Westar Disclosure Letter or the A&R GPE Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this

Agreement or otherwise. Any matter set forth in any section of the Disclosure Letters shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of the such Disclosure Letter to which such matter’s application or relevance is reasonably apparent on the face of such matter. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term herein.

(l) Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement shall be deemed to be “reflected on” or “set forth in” the Westar Financial Statements included in the Westar Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement reasonably related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise reasonably identified on such balance sheet or financial statement (or the notes thereto).

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the A&R Westar Disclosure Letter, the A&R GPE Disclosure Letter and the exhibits hereto and other instruments referred to herein, and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties with respect to the Mergers, including the Original Merger Agreement. Except (a) after the Effective Time, the rights of GPE’s and Westar’s respective shareholders to receive the Merger Consideration and payments pursuant to Article II, and (b) after the Effective Time, for Section 6.09, each Party agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

SECTION 9.08 Governing Law. This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to principles of conflict of laws, except to the extent any mandatory provisions of the General Business and Corporation Law of the State of Missouri govern.

SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.10 Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Mergers and the other transactions contemplated by this Agreement, in any court referred to in Section 9.11, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved.

SECTION 9.11 Jurisdiction; Venue. All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the courts of the State of Kansas located in Shawnee County or, if such court disclaims jurisdiction, the U.S. District Court for the District of Kansas, to whose jurisdiction and venue the Parties unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this Agreement in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 hereof shall be effective service of process for any Claim brought against such Party in any such court.

SECTION 9.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE MERGERS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.14 Withdrawal of Original Merger Sub. By executing this Agreement, Original Merger Sub hereby withdraws from the Original Merger Agreement as a party thereto, and from and after the date hereof, Original Merger Sub shall have no further rights to or interests in, or liabilities or obligations relating to or arising out of, the Original Merger Agreement or the transactions contemplated thereby. The Parties acknowledge that Original Merger Sub is executing this Agreement solely for the purpose of withdrawing from the Original Merger Agreement and the transactions contemplated thereby as described above.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

WESTAR ENERGY, INC.

By:	/s/ Mark A. Ruelle
Name: Mark A. Ruelle
Title: President and Chief Executive
Officer

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ Terry Bassham
Name: Terry Bassham
Title: Chairman of the Board, President and Chief Executive Officer

MONARCH ENERGY HOLDING, INC.

By:	/s/ Terry Bassham
Name: Terry Bassham
Title: President and Chief Executive Officer

KING ENERGY, INC.

By:	/s/ Terry Bassham
Name: Terry Bassham
Title: President and Chief Executive Officer

solely for the purposes of Section 9.14:

GP STAR, INC.

By:	/s/ Terry Bassham
Name: Terry Bassham
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO A&R AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement, each of the following terms has the meaning specified in this Section 1.01 of Exhibit A:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Solely for purposes of Sections 4.05, 4.10, and 4.11, the Person set forth on Exhibit A of the A&R GPE Disclosure Letter and any of its Affiliates shall be deemed an Affiliate of GPE.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and all laws, rules, and regulations of any jurisdiction applicable to Westar and its Affiliates or GPE and its Affiliates, as applicable, concerning or relating to bribery or corruption.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Topeka, Kansas or New York, New York.

“Claim” means any demand, claim, suit, action, legal proceeding (whether at law or in equity, civil, criminal, administrative or investigative) or arbitration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

“Designated Person” means any Person listed on a Sanctions List.

“Disclosure Letters” means, collectively, the A&R Westar Disclosure Letter and the A&R GPE Disclosure Letter.

“Environmental Claim” means any Claim, investigation or written notice by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by Westar or any Westar Subsidiary or GPE or any GPE Subsidiary, (b) any violation or alleged violation of Environmental Law or any Environmental Permit.

“Environmental Laws” means all applicable Laws issued, promulgated by or with any Governmental Entity relating to pollution or protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety as it relates to exposure to hazardous or toxic materials, including Laws relating to the exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric generating, transmission or distribution industries, as applicable, during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over any energy-related markets, or any court, arbitrator, arbitration panel or similar judicial body.

“GPE Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change-in-control, retention, termination or other material Contract between GPE or any GPE Subsidiary, on the one hand, and any GPE Personnel, on the other hand.

“GPE Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by GPE or any GPE Subsidiary for the benefit of any GPE Personnel, or for which GPE or any GPE Subsidiary has any direct or indirect liability.

“GPE Commonly Controlled Entity” means any person or entity that, together with GPE, is treated as a single employer under Section 414 of the Code.

“GPE Deferred Share Units” means any director deferred share unit issued pursuant to the GPE Stock Plan.

“GPE Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of GPE and the GPE Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a GPE Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which GPE or any GPE Subsidiary operates, including electric generating, transmission or distribution industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by GPE or any GPE Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a GPE Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Mergers, including (i) any action taken by GPE or any GPE Subsidiary that is expressly required pursuant to this Agreement, or is consented to by Westar, or any action taken by Westar or any Affiliate thereof, to obtain any Consent from any Governmental Entity to the consummation of the Mergers and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of Westar or any of its Affiliates as the target of GPE; (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of GPE Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for GPE or any GPE Subsidiary (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a GPE Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development; or (k) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Westar Required Statutory Approvals or the GPE Required Statutory Approvals; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g) and (h) above may be taken into account in determining whether a GPE Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on GPE and the GPE Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a GPE Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(j) of this definition).

“GPE Personnel” means any current or former director, officer or employee of GPE or any GPE Subsidiary.

“GPE Performance Share Awards” means performance share awards granted pursuant to the GPE Stock Plan payable upon the achievement of certain performance measures.

“GPE Stock Plan” means the GPE Long-Term Incentive and Share Award Plan as amended and in effect from time to time.

“GPE Union Contracts” means the Contracts set forth in Section 4.09 of the A&R GPE Disclosure Letter.

“GPE Utility Sub” means Kansas City Power & Light Company, a Missouri corporation.

“Hazardous Materials” means (a) petroleum, coal tar and other hydrocarbons and any derivatives or by-products, coal, coal combustion products, residues, or emissions, fly ash, bottom ash, flue gas desulfurization material, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (d) all guarantees or other assumptions of liability for any of the foregoing.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, internet domain names, trade dress and trade names, and all goodwill associated therewith and symbolized thereby, patents and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, registered and unregistered copyrights and works of authorship, proprietary rights in databases to the extent recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing.

“Judgment” means a judgment, order, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction.

“Knowledge” means (i) with respect to Westar, the actual knowledge of the individuals listed in Section 1.01 of the A&R Westar Disclosure Letter and (ii) with respect to the GPE, the actual knowledge of the individuals listed in Section 1.01 of the A&R GPE Disclosure Letter.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity, including the rules and regulations of the NYSE, the FERC, the KCC, the MPSC and the NRC.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Permit” means a franchise, license, permit, authorization, variance, exemption, order, registration, clearance or approval of a Governmental Entity.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Material Adverse Effect” means any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of Holdco and its Subsidiaries, taken as a whole, after giving effect to the Mergers (which shall include GPE, the GPE Subsidiaries, Westar and the Westar Subsidiaries); provided that for this purpose GPE, Westar and their Subsidiaries shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of Westar and its Subsidiaries, taken as a whole.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC, (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (c) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. government entity, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any amended Tax returns relating to Taxes.

“Taxes” means (a) all taxes, customs, tariffs, imposts, levies, duties, other like assessments or charges in the nature of a tax imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for any item described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise, and in each case whether disputed or otherwise.

“Utility Subsidiaries” means the Subsidiaries of Westar set forth in Section 3.20(a) of the A&R Westar Disclosure Letter.

“Westar Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change-in-control, retention, termination or other material Contract between Westar or any Westar Subsidiary, on the one hand, and any Westar Personnel, on the other hand.

“Westar Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Westar or any Westar Subsidiary for the benefit of any Westar Personnel, or for which Westar or any Westar Subsidiary has any direct or indirect liability.

“Westar Commonly Controlled Entity” means any person or entity that, together with Westar, is treated as a single employer under Section 414 of the Code.

“Westar Financial Advisor” means any Person set forth in Section 3.21 of the A&R Westar Disclosure Letter.

“Westar Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Westar and the Westar Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Westar Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which Westar or any Westar Subsidiary operates, including electric generating, transmission or distribution industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by Westar or any Westar Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Westar Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Mergers, including (i) any action taken by Westar or any Westar Subsidiary that is expressly required pursuant to this Agreement, or is consented to by GPE, or any action taken by GPE or any Affiliate thereof, to obtain any Consent from any Governmental Entity to the consummation of the Mergers and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of GPE or any of its Affiliates as the acquirer of Westar; (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of Westar Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for Westar or any Westar Subsidiary (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Westar Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development or (k) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Westar Required Statutory Approvals or the GPE Required Statutory Approvals; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g) and (h) above may be taken into account in determining whether a Westar Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on Westar and the Westar Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Westar Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(j) of this definition).

“Westar Performance Unit” means any share unit payable in shares of Westar Common Stock or whose value is determined with reference to the value of shares of Westar Common Stock that are subject to performance-based vesting granted under the Westar Stock Plan.

“Westar Personnel” means any current or former director, officer or employee of Westar or any Westar Subsidiary.

“Westar Restricted Share Unit” means any share unit payable in shares of Westar Common Stock or whose value is determined with reference to the value of shares of Westar Common Stock granted that are subject to time-based vesting under the Westar Stock Plan.

“Westar Stock Plan” means the Long-Term Incentive and Share Award Plan as amended and in effect from time to time.

“Westar Union Contracts” means the Contracts set forth in Section 3.10 of the A&R Westar Disclosure Letter.

Section 1.02 Other Defined Terms. In addition to the defined terms set forth in Section 1.01 of this Exhibit A, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:

Term	Section
A&R Westar Disclosure Letter	Article III
A&R GPE Disclosure Letter	Article IV
Agreement	Preamble
Bankruptcy and Equity Exceptions	3.04
Book-Entry Shares	2.02(b)(i)
Certificate	2.02(b)(i)
Closing	1.03
Closing Date	1.03
Confidentiality Agreement	6.02(b)
Consent	3.05(b)
Continuation Period	6.10(a)
Controlled Group Liability	3.09(d)
Dissenting Shares	2.04(a)
Effective Time	1.02
End Date	8.01(b)(i)
Environmental Permit	3.14(a)(i)
Exchange Act	3.05(b)(i)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
FERC	3.05(b)(iv)
Filed GPE Contract	4.14(a)
Filed Westar Contract	3.15(a)
Filing	3.05(b)
Final Order	7.01(b)
Form S-4	6.01(a)
FPA	3.05(b)(iv)
GAAP	3.06(a)
GBCLM	1.01(a)
GPE	Preamble
GPE Acquisition Agreement	5.05(b)
GPE Adverse Recommendation Change	5.05(b)
GPE Articles	4.01
GPE Articles of Merger	1.02
GPE Board	Recitals
GPE Board Recommendation	4.04
GPE Bylaws	4.01
GPE Common Stock	2.01(a)(i)
GPE Designees	6.06(a)(ii)
GPE DRIP	5.02(a)(iv)
GPE Equity Securities	4.03(b)

GPE Exchange Ratio	2.01(b)(i)
GPE Fiduciary Out Termination Fee	8.02(b)(iii)
GPE Financial Statements	4.06(a)
GPE Insurance Policies	4.17
GPE Intervening Event	5.05(f)(iii)
GPE Merger	1.01(a)
GPE Merger Consideration	2.01(b)(i)
GPE No Vote Termination Fee	8.02(b)(vi)
GPE Other Equity-Based Right	2.03(b)(iii)
GPE Preferred No Par Stock	4.03(a)
GPE Preferred Par Value Stock	4.03(a)
GPE Preference Stock	4.03(a)
GPE Proceedings	5.03(b)
GPE Projections	4.24
GPE Recommendation Change Notice	5.05(c)
GPE Reports	4.06(a)
GPE Required Consents	4.05(a)
GPE Required Statutory Approvals	4.05(b)(iii)
GPE Risk Management Guidelines	5.02(a)(xvii)
GPE Shareholder Approval	4.04
GPE Shareholders Meeting	4.04
GPE Subsidiaries	4.01
GPE Takeover Proposal	5.05(f)(i)
GPE Termination Fee	8.02(b)(i)
GPE Utilities	4.20(b)
GPE Voting Debt	4.03(b)
Holdco	Preamble
Holdco Board	Recitals
Holdco Common Stock	2.01(b)(i)
Holdco Restated Articles	6.06(d)
Holdco Restated Bylaws	6.06(d)
Holdco Surviving Corporation	1.01(a)
HSR Act	3.05(b)(ii)
Indemnified Parties	6.09(a)
IRS	3.09(b)
KCC	3.05(b)(iv)
KGCC	1.01(b)
Legal Restraint	7.01(c)
Liens	3.02
Maximum Amount	6.09(c)
Mergers	1.01(b)
Merger Consideration	2.01(b)(ii)
Merger Sub	Preamble
MPSC	3.05(b)(iv)
NRC	3.05(b)(iv)
Original Merger Agreement	Recitals

Original Merger Sub	Preamble
Parties	Preamble
Proxy Statement/Prospectus	6.01(a)
PUHCA 2005	3.20(a)
Representatives	5.04(a)
Required Consents	4.05(a)
Required Statutory Approvals	4.05(b)(iii)
SEC	3.05(b)(i)
Securities Act	3.05(b)(i)
Superior GPE Proposal	5.05(f)(ii)
Superior Westar Proposal	5.04(f)(ii)
Takeover Statute	3.13
Transaction Litigation	6.04
WARN	3.10
Westar	Preamble
Westar Acquisition Agreement	5.04(b)
Westar Adverse Recommendation Change	5.04(b)
Westar Articles	3.01
Westar Articles of Merger	1.02
Westar Board	Recitals
Westar Board Recommendation	3.04
Westar Bylaws	3.01
Westar Common Stock	2.01(a)(ii)
Westar Designees	6.06(a)(ii)
Westar DRIP	5.01(a)(iv)
Westar Employee	6.10
Westar Equity Securities	3.03(b)
Westar Exchange Ratio	2.01(b)(ii)
Westar Financial Statements	3.06(a)
Westar Insurance Policies	3.18
Westar Intervening Event	5.04(f)(iii)
Westar Merger	1.01(b)
Westar Merger Consideration	2.01(b)(ii)
Westar Other Equity-Based Right	2.03(a)(iii)
Westar Preferred Stock	3.03(a)
Westar Proceedings	5.03(a)
Westar Projections	3.23
Westar Recommendation Change Notice	5.04(c)
Westar Reports	3.06(a)
Westar Represented Employee	6.10(b)
Westar Required Consents	3.05(a)
Westar Required Statutory Approvals	3.05(b)(iv)
Westar Risk Management Guidelines	5.01(a)(xvii)
Westar Shareholder Approval	3.04
Westar Shareholders Meeting	3.04
Westar Subsidiaries	3.01

Westar Surviving Corporation	1.01(b)
Westar Takeover Proposal	5.04(f)(i)
Westar Termination Fee	8.02(b)(ii)
Westar Voting Debt	3.03(b)
Willful Breach	8.02(e)

EXHIBIT B

BOARD MATTERS

1.	Mark Ruelle will be appointed as the non-executive Chairman of the Holdco Board for a term of three years, effective as of, and conditioned upon the occurrence of, the Effective Time, and subject to his ability and willingness to serve. In the event that Mr. Ruelle is unwilling or unable to serve as the Chairman of the Holdco Board as of the Effective Time, Westar shall designate a replacement from among the Westar Designees, following reasonable consultation with GPE, who shall be appointed by Holdco in accordance with the Holdco Restated Articles and Holdco Restated Bylaws as in effect as of the Effective Time.

2.	If any GPE Designee is unable or unwilling to serve as a director of Holdco as of the Effective Time, GPE will designate a replacement, following reasonable consultation with Westar, which replacement shall be deemed a GPE Designee for all purposes of the Merger Agreement.

3.	If any Westar Designee is unable or unwilling to serve as a director of Holdco as of the Effective Time, Westar will designate a replacement, following reasonable consultation with GPE, which replacement shall be deemed a Westar Designee for all purposes of the Merger Agreement.

4.	As of the Effective Time, the initial standing Board committees of Holdco will consist of: (a) a Compensation Committee, (b) an Audit Committee, (c) a Nominating and Governance Committee, (d) a Finance Committee, and (e) a Nuclear Operations and Environmental Committee. In determining and recommending committee assignments, the Board will take into account, among other things, the skills and expertise of the directors, the needs of the committees, and the goal that committee workloads be distributed reasonably among the full Board. As of the Effective Time, the initial standing committees of the Holdco Board shall be composed of an equal number of directors from among each of the Westar Designees and GPE Designees. Holdco will not have any other Board committee (including any Executive Committee) as of the Effective Time, except to the extent mutually agreed upon by GPE and Westar, including agreement upon the initial chairperson of any such committee.

5.	GPE will designate the initial chairpersons of the Compensation Committee, the Audit Committee and the Nuclear Operations and Environmental Committee, in each case, following reasonable consultation with Westar, and in each case subject to such individuals’ ability and willingness to serve. Westar will designate the initial chairpersons of the Nominating and Governance Committee and the Finance Committee, in each case, following reasonable consultation with GPE, and in each case subject to such individuals’ ability and willingness to serve. If any such designated chairperson is unable or unwilling to serve in such position as of the Effective Time, the party that designated such chairperson shall designate a replacement from among such party’s director designees, following reasonable consultation with the other party.

6.	Westar will designate the initial lead independent director, following reasonable consultation with GPE, subject to such individual’s ability and willingness to serve. If the individual so designated as lead independent director is unable or unwilling to serve in such position as of the Effective Time, Westar will designate a replacement from among the Westar Designees, following reasonable consultation with GPE.

B-1

EXHIBIT C

OFFICERS

1.	Terry Bassham will be appointed as the President and Chief Executive Officer of Holdco, effective as of, and conditioned upon the occurrence of, the Effective Time, and subject to his ability and willingness to serve.

2.	In the event that Mr. Bassham is unwilling or unable to serve as the President and Chief Executive Officer of Holdco as of the Effective Time, GPE and Westar shall confer and mutually designate a President and Chief Executive Officer of Holdco, who shall be appointed by Holdco in accordance with the Holdco Restated Articles and Holdco Restated Bylaws as in effect as of the Effective Time. Each of the following individuals shall be appointed to the office set forth next to such individual’s name, to hold such office as of the Effective Time until his or her replacement is appointed in accordance with the Holdco Restated Bylaws or until his or her resignation or removal:

Individual:	Office:
Kevin Bryant	Executive Vice President and Chief Operating Officer

Greg Greenwood	Executive Vice President, Strategy and Chief Administrative Officer

Tony Somma	Executive Vice President and Chief Financial Officer

Jerl Banning	Senior Vice President and Chief People Officer

Chuck Caisley	Senior Vice President, Marketing and Public Affairs and Chief Customer Officer

Heather Humphrey	Senior Vice President, General Counsel and Corporate Secretary

In the event that any such individual(s) is (are) unwilling or unable to serve in such officer position(s) as of the Effective Time, GPE and Westar shall confer and mutually appoint other individual(s) to serve in such officer position(s).

C-1

EXHIBIT D

HOLDCO RESTATED ARTICLES

[See attached]

D-1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MONARCH ENERGY HOLDING, INC.

(Adopted as of                     )

ARTICLE ONE

The name of this corporation shall be MONARCH ENERGY HOLDING, INC.

ARTICLE TWO

The address, including street and number, if any, of the corporation’s initial registered office in this state is 221 Bolivar Street, Jefferson City, Missouri, 65101, but it shall have power to transact business anywhere in Missouri, and also in several states of the United States if and when so desired under the respective laws thereof regarding foreign corporations. The name of its initial agent at such address is CSC-Lawyers Incorporating Service Company.

ARTICLE THREE

The amount of authorized capital stock of the Company is [[Six Hundred Twelve Million (612,000,000)] shares divided into classes as follows:

[Twelve Million (12,000,000)] shares of Preference Stock without par value.

[Six Hundred Million (600,000,000)]]1 shares of Common Stock without par value.

The preferences, qualifications, limitations, restrictions, and special or relative rights of the Preference Stock and the Common Stock shall be as follows:

A. PREFERENCE STOCK

(i) Series of Preference Stock. Shares of Preference Stock may be issued from time to time in one or more series as provided herein. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Articles of Incorporation or any amendment thereto or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of this Articles of Incorporation. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preference Stock may be made dependent upon facts ascertainable outside these Articles of Incorporation or of any amendment thereto, or outside the

[1]	NTD: Subject to finalization.

resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class of stock is clearly and expressly set forth in these Articles of Incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The shares of Preference Stock of all series shall be of equal rank, and all shares of any particular series of Preference Stock shall be identical, except that, if the dividends, if any, thereon are cumulative, the date or dates from which they shall be cumulative may differ. The terms of any series of Preference Stock may vary from the terms of any other series of Preference Stock to the full extent now or hereafter permitted by the Missouri General and Business Corporation Law, and the terms of each series shall be fixed, prior to the issuance thereof, in the manner provided for herein. Without limiting the generality of the foregoing, shares of Preference Stock of different series may, subject to any applicable provisions of law, vary with respect to the following terms:

(a) The distinctive designation of such series and the number of shares of such series;

(b) The rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

(c) The right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of the Company, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

(d) If shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

(e) The preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of the Company;

(f) The obligation, if any, of the Company to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

(g) The voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the

Board of Directors either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of Preference Stock, authorizing or issuing additional shares of Preference Stock or creating any additional shares of Preference Stock or creating any class of stock ranking prior to or on a parity with the Preference Stock as to dividends or assets); and

(h) Any other preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

(ii) Authority for Issuance Granted to Board of Directors. Authority is hereby expressly granted to and vested in the Board of Directors at any time or from time to time to issue the Preference Stock as Preference Stock of any series, and in connection with the creation of each such series, so far as not inconsistent with the provisions of this ARTICLE THREE applicable to all series of Preference Stock, to fix, prior to the issuance thereof, by resolution or resolutions providing for the issue of shares thereof, the authorized number of shares of such series, which number may be increased, unless otherwise provided by the Board of Directors in creating such series, or decreased, but not below the number of shares thereof then outstanding, from time to time by like action of the Board of Directors, the voting powers of such series and the designations, rights, preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of such series.

B. COMMON STOCK

(i) Dividends. Subject to the limitations in this ARTICLE THREE set forth, dividends may be paid on the Common Stock out of any funds legally available for the purpose, when and as declared by the Board of Directors.

(ii) Liquidation Rights. In the event of any liquidation or dissolution of the Company, after there shall have been paid to or set aside for the holders of outstanding shares having superior liquidation preferences to Common Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Company available for distribution.

(iii) Voting Rights. Except as set forth in this ARTICLE THREE or as by statute otherwise mandatorily provided, the holders of the Common Stock shall exclusively possess full voting powers for the election of Directors and for all other purposes.

C. GENERAL

(i) Consideration for Shares. Subject to applicable law, the shares of the Company, now or hereafter authorized, may be issued for such consideration as may be fixed from time to time by the Board of Directors. Subject to applicable law and to the provisions of this ARTICLE THREE, shares of the Company issued and thereafter acquired by the Company may be disposed of by the Company for such consideration as may be fixed from time to time by the Board of Directors.

(ii) Crediting Consideration to Capital. The entire consideration hereafter received upon the issuance of shares of Common Stock without par value shall be credited to capital, and this requirement may not be eliminated or amended without the affirmative vote or consent of the holders of two-thirds of the outstanding Common Stock.

D. CERTAIN DEFINITIONS

In this ARTICLE THREE, and in any resolution of the Board of Directors adopted pursuant to this ARTICLE THREE establishing a series of Preference Stock, and fixing the designation, description and terms thereof, the meanings below assigned shall control:

“Senior stock” shall mean shares of stock of any class ranking prior to shares of Preference Stock as to dividends or upon dissolution or liquidation;

“Parity stock” shall mean shares of stock of any class ranking on a parity with, but not prior to, shares of Preference Stock as to dividends or upon dissolution or liquidation;

“Junior stock” shall mean shares of stock of any class ranking subordinate to shares of Preference Stock as to dividends and upon dissolution or liquidation; and

Preferential dividends accrued and unpaid on a share of Preference Stock, to any particular date shall mean an amount per share at the annual dividend rate applicable to such share for the period beginning with the date from and including which dividends on such share are cumulative and concluding on the day prior to such particular date, less the aggregate of all dividends paid with respect to such share during such period.

ARTICLE FOUR

No holder of outstanding shares of any class shall have any preemptive right to subscribe for or acquire shares of stock or any securities of any kind issued by the Company.

ARTICLE FIVE

The number of Directors to constitute the first Board of Directors shall is [            ].2 Thereafter the number of directors shall be fixed by, or in the manner provided by the By-laws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.

ARTICLE SIX

The duration of the Company is perpetual.

ARTICLE SEVEN

The Company is formed for the following purposes:

[2]	NTD: To be determined prior to closing.

The acquisition, construction, maintenance and operation of electric power and heating plant or plants and distribution systems therefor; the purchase of electrical current and of steam and of other heating mediums and forms of energy; distribution and sale thereof; the doing of all things necessary or incident to carrying on the business aforesaid in the State of Missouri and elsewhere, and generally engaging in any lawful act or activity for which a company may now or hereafter may be organized under the laws of the State of Missouri.

ARTICLE EIGHT

The Board of Directors may make, alter, amend or repeal By-laws of the Company by a majority vote of the whole Board of Directors at any regular meeting of the Board or at any special meeting of the Board if notice thereof has been given in the notice of such special meeting. Nothing in this ARTICLE EIGHT shall be construed to limit the power of the shareholders to make, alter, amend or repeal By-laws of the Company at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.

ARTICLE NINE

At any meeting of shareholders, a majority of the outstanding shares entitled to vote represented in person or by proxy shall constitute a quorum; provided, that less than such quorum shall have the right successively to adjourn the meeting to a specified date not longer than 90 days after such adjournment, and no notice need be given of such adjournment to shareholders not present at the meeting.

ARTICLE TEN

These Articles of Incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri; provided, that in no event shall any such amendment be adopted after the date of the adoption of this ARTICLE TEN without receiving the affirmative vote of at least a majority of the outstanding shares of the Company entitled to vote.

ARTICLE ELEVEN

In addition to any affirmative vote required by these Articles of Incorporation or By-laws, the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock of the Company entitled to vote shall be required for the approval or authorization of any Business Combination with an Interested Shareholder; provided, however, that such 80% voting requirement shall not be applicable if:

(a) the Business Combination shall have been approved by a majority of the Continuing Directors; or

(b) the cash or the Fair Market Value of the property, securities or other consideration to be received per share by holders of the Common Stock in such Business Combination is not less than the highest per share price paid by or on behalf of the Interested Shareholder for any shares of Common Stock during the five-year period preceding the announcement of such Business Combination.

The following definitions shall apply for purposes of this ARTICLE ELEVEN:

(a) The term “Business Combination” shall mean: (i) any merger or consolidation involving the Company or a subsidiary of the Company with or into an Interested Shareholder; (ii) any sale, lease, exchange, transfer or other disposition (in one transaction or a series) of any Substantial Part of the assets of the Company or a subsidiary of the Company to or with an Interested Shareholder; (iii) the issuance of any securities of the Company or a subsidiary of the Company to an Interested Shareholder other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or stock dividend; (iv) any recapitalization or reclassification or other transaction that would have the effect of increasing the proportionate voting power of an Interested Shareholder; (v) any liquidation, spinoff, splitup or dissolution of the Company proposed by or on behalf of an Interested Shareholder; or (vi) any agreement, contract, arrangement or understanding providing for any of the transactions described in this definition of Business Combination;

(b) The term “Interested Shareholder” shall mean and include (i) any individual, corporation, partnership or other person or entity which, together with its “Affiliates” or “Associates” (as defined on March 1, 1986, in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) “beneficially owns” (as defined on March 1, 1986, in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) in the aggregate 5% or more of the outstanding shares of the Common Stock of the Company, and (ii) any Affiliate or Associate of any such Interested Shareholder;

(c) The term “Continuing Director” shall mean any member of the Board of Directors of the Company who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors;

(d) The term “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Continuing Directors; and

(e) The term “Substantial Part” shall mean 10% or more of the Fair Market Value of the total assets as reflected on the most recent balance sheet existing at the time the shareholders of the Company would be required to approve or authorize the Business Combination involving the assets constituting any such Substantial Part.

Notwithstanding ARTICLE TEN or any other provisions of these Articles of Incorporation or the By-laws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law), this ARTICLE ELEVEN may not be altered, amended or repealed except by the affirmative vote of the holders of at least 80% or more of the outstanding shares of Common Stock of the Company entitled to vote.

ARTICLE TWELVE

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or officer of the Company or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this ARTICLE TWELVE shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Missouri General and Business Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE TWELVE or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. Such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this ARTICLE TWELVE is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Missouri General and Business Corporation Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Missouri General and Business Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent, legal counsel, or its shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE TWELVE shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of Director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its Directors and officers which provide greater indemnification rights than that generally provided by the Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such Director’s or officer’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE TWELVE after the date of approval of this ARTICLE TWELVE by the Company’s shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

(d) Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a Director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a Director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE TWELVE.

(e) Amendment. This ARTICLE TWELVE may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (i) the effective date of such amendment or repeal; (ii) the expiration date of such person’s then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (iii) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

ARTICLE THIRTEEN

The liability of the Company’s directors to the Company or any of its shareholders for monetary damages for breaches of fiduciary duties as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law, as the same exists or may hereafter be amended. Neither any repeal or modification of this ARTICLE THIRTEEN by the shareholders of the Company nor the amendment or adoption of any other provision of the Articles of Incorporation inconsistent with this ARTICLE THIRTEEN shall adversely affect any right or protection of a director of the Company existing hereunder at the time of such repeal, modification or amendment with respect to acts or omissions occurring prior to such repeal, modification or amendment.

EXHIBIT E

HOLDCO RESTATED BYLAWS

[See attached]

E-1

MONARCH ENERGY HOLDING, INC.

AMENDED AND RESTATED BY-LAWS

AS OF [            ]

MONARCH ENERGY HOLDING, INC.

AMENDED AND RESTATED BY-LAWS

ARTICLE I

Offices

Section 1. The location of the registered office and the name of the registered agent of the Company in the State of Missouri shall be as stated in the Articles of Incorporation or as determined from time to time by the Board of Directors and on file in the appropriate public offices of the State of Missouri pursuant to applicable provisions of law.

Section 2. The Company also may have offices at such other places either within or without the State of Missouri as the Board of Directors may from time to time determine or the business of the Company may require.

ARTICLE II

Shareholders

Section 1.

(a) All meetings of the shareholders shall be held at such place within or without the State of Missouri as may be selected by the Board of Directors or Executive Committee, but if the Board of Directors or Executive Committee shall fail to designate a place for said meeting to be held, then the same shall be held at the principal place of business of the Company.

(b) If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, shareholders and proxyholders not physically present at a meeting of shareholders may, by means of remote communication:

(i) Participate in a meeting of shareholders; and

(ii) Be deemed present in person and vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that:

a. The Company shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder;

b. The Company shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

c. If any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.

(c) The Board of Directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of the meetings or any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations, the Chairman of the Board may prescribe such rules, regulations and procedures and do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Chairman of the Board, may, to the extent not prohibited by law, include, without limitation, the following: (i) the establishment of an agenda for the meeting; (ii) the maintenance of order at the meeting; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Company, their duly authorized proxies and such other persons as shall be determined; (iv) restrictions on entry to the meeting after a specified time; and (v) limitations on the time allotted to questions or comments by participants. Unless otherwise determined by the Board or the Chairman of the Board, meetings of shareholders shall not be required to be held in accordance with any rules of parliamentary procedure.

Section 2. An annual meeting of the shareholders shall be held on the first Tuesday of May in each year, if not a legal holiday, and if a legal holiday, then on the first succeeding day which is not a legal holiday, at 10 a.m.; provided, however, the day fixed for such meeting in any year may be changed, by resolution of the Board of Directors, to such other day and time as the Board of Directors may deem to be desirable or appropriate, subject to any applicable limitations of law. The purpose of the annual meeting shall be to elect directors of the Company and transact such other business as may properly be brought before the meeting.

Section 3. Unless otherwise expressly provided in the Articles of Incorporation of the Company with respect to Preference Stock, special meetings of the shareholders may only be called by the Chairman of the Board, by the Chief Executive Officer, by the President or at the request in writing (which shall include a request received by electronic transmission) of a majority of the Board of Directors. Special meetings of shareholders of the Company may not be called by any other person or persons.

Section 4. Written or printed notice of each meeting of the shareholders, annual or special, shall be given in the manner provided in the corporation laws of the State of Missouri. Written notice shall include, but not be limited to, notice by electronic transmission which means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient. In case of a call for any special meeting, the notice shall state the time, place and purpose of such meeting.

Any notice of a shareholders’ meeting sent by mail shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid addressed to the shareholder at his or her address as it appears on the records of the Company.

Section 5. Attendance of a shareholder at any meeting, whether in person or by means of remote communication, shall constitute a waiver of notice of such meeting except where a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 6. At least ten (10) days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order with the address of and the number of shares held by each, shall be prepared by the officer having charge of the transfer book for shares of the Company. Such list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Missouri, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of shareholders. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at any such meeting.

Section 7. Each outstanding share entitled to vote under the provisions of the Articles of Incorporation of the Company shall be entitled to one vote on each matter submitted at a meeting of the shareholders. A shareholder may vote either in person or by proxy in the manner provided in the corporation laws of the State of Missouri, including by means of electronic transmission or by telephone. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

At any election of directors of the Company, each holder of outstanding shares of any class entitled to vote thereat shall have the right to cast as many votes in the aggregate as shall equal the number of shares of such class held, multiplied by the number of directors to be elected by holders of shares of such class, and may cast the whole number of votes, either in person or by proxy, for one candidate, or distribute them among two or more candidates as such holder shall elect.

Section 8. At any meeting of shareholders, a majority of the outstanding shares entitled to vote represented in person, by means of remote connection or by proxy shall constitute a quorum for the transaction of business, except as otherwise provided by statute or by the Articles of Incorporation or by these By-laws. The Board of Directors, the chairman of the meeting or the holders of a majority of the shares represented in person or by proxy and entitled to vote at any meeting of the shareholders shall have the right successively to adjourn the meeting to a specified date not longer than ninety days after any such adjournment, whether or not a quorum be present. The time and place to which any such adjournment is taken shall be publicly announced at the meeting, and no notice need be given of any such adjournment to shareholders not present at the meeting. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 9. The vote for directors and the vote on any other question that has been properly brought before the meeting in accordance with these By-laws shall be by ballot. Each ballot cast by a shareholder must state the name of the shareholder voting and the number of shares voted by him and if such ballot be cast by a proxy, it must also state the name of such proxy. All elections and all other questions shall be decided by plurality vote, unless the question is one on which by express provision of the statutes or of the Articles of Incorporation or of these By-laws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 10. The Chairman of the Board, or in his or her absence the Chief Executive Officer, the President or any Vice President of the Company, shall convene all meetings of the shareholders and the Chairman of the Board shall act as chairman thereof. The Board of Directors may appoint any shareholder to act as chairman of any meeting of the shareholders in the absence of the Chairman of the Board, and in the case of the failure of the Board so to appoint a chairman, the shareholders present at the meeting shall elect a chairman who shall be either a shareholder or a proxy of a shareholder.

The Secretary of the Company shall act as secretary of all meetings of shareholders. In the absence of the Secretary at any meeting of shareholders, the President or acting chairman may appoint any person to act as secretary of the meeting.

Section 11. At any meeting of shareholders where a vote by ballot is taken for the election of directors or on any proposition, the person presiding at such meeting shall appoint not less than two persons, who are not directors, as inspectors to receive and canvass the votes given at such meeting and certify the result to him. Subject to any statutory requirements which may be applicable, all questions touching upon the qualification of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the inspectors. In case of a tie vote by the inspectors on any question, the presiding officer shall decide the issue.

Section 12. Unless otherwise provided by statute or by the Articles of Incorporation, any action required to be taken by shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Section 13. Notice of Shareholder Business and Nominations.

(a) Business Brought Before an Annual Meeting.

(1) At an annual meeting of shareholders, only such business shall be conducted that is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the meeting by a shareholder who: (A) was a shareholder of record at the time of giving the notice provided for in this Section 13(a) and on the record date for the determination of shareholders entitled to vote at the annual meeting, (B) is entitled to vote at the meeting, and (C) complied with all of the notice procedures set forth in this Section 13(a) as to such business (except for proposals made in accordance with Rule 14a-8 under the Exchange Act (as defined in Section 13(d), which are addressed in Section 13(a)(5)). The foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders. Shareholders seeking to nominate persons for election to the Board of Directors must comply with the notice procedures set forth in Section 13(b) of these By-laws, and this Section 13(a) shall not be applicable to nominations except as expressly provided therein.

(2) Without qualification, for business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 13, the shareholder must have given Timely Notice (as defined in Section 13(d)) thereof in writing to the Secretary of the Company and any such proposed business must constitute a proper matter for shareholder action. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(3) Such shareholder’s notice for the annual meeting shall set forth:

(i) (A) the name and address of the shareholder providing the notice, as they appear on the Company’s books, and of the other Proposing Persons (as defined in Section 13(d)), (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record, and the class and number of shares beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by each Proposing Person, except that any such Proposing Person shall be deemed to beneficially own any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, and (C) a representation that each Proposing Person will notify the Company in writing of the class and number of shares owned of record, and of the class and number of shares owned beneficially, in each case, as of the record date for the meeting;

(ii) as to each Proposing Person: (A) any Derivative Instruments (as defined in Section 13(d)) that are, directly or indirectly, owned or held by such Proposing Person; (B) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person, directly or indirectly, has or shares a right to vote any shares of any class or series of the Company; (C) any Short Interests (as defined in Section 13(d)), that are held directly or indirectly by such Proposing Person; (D) any rights to dividends on the shares of any class or series of the Company owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company; (E) any performance-related fees (other than an asset based fee) that such Proposing Person is entitled to receive based on any increase or decrease in the price or value of shares of any class or series of the Company, Derivative Instruments or Short Interests, if any, including, without limitation, any such interests held by persons sharing the same household as such Proposing Person; and (F) any plans or proposals that the Proposing Person may have that relate to or may result in the acquisition or disposition of securities of the Company, an extraordinary corporate transaction

(such as the sale of a material amount of assets of the Company or any of its subsidiaries, a merger, reorganization or liquidation) involving the Company or any of its subsidiaries, any change in the Board of Directors or management of the Company (including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board of Directors), any material change in the present capitalization or dividend policy of the Company, any change in the Company’s Articles of Incorporation or By-laws, causing a class of securities of the Company to be delisted from a national securities exchange or any other material change in the Company’s business or corporate structure or any action similar to those listed above;

(iii) as to each matter proposed to be brought by any Proposing Person before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any material interest of such Proposing Person in such business and (B) a reasonably detailed description of all agreements, arrangements, understandings or relationships between or among any of the Proposing Persons and/or any other persons or entities (including their names) in connection with the proposal of such business by such Proposing Person; and

(iv) any other information relating to any Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Exchange Act.

(4) A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13(a) shall be true and correct as of the record date for the meeting and as of the date of the meeting or any adjournment or postponement thereof, as the case may be, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than five (5) business days after the later of the record date for the meeting or the date notice of such record date is first Publicly Disclosed (in the case of the update and supplement required to be made as of the record date), and as promptly as practicable (in the case of any update or supplement required to be made after the record date).

(5) This Section 13(a) is expressly intended to apply to any business proposed to be brought before an annual meeting, regardless of whether or not such proposal is made by means of an independently financed proxy solicitation. In addition to the foregoing provisions of this Section 13(a), each Proposing Person shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 13(a). This Section 13 shall not be deemed to affect (i) the rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and, if required by such rule to be included in the Company’s proxy statement, to include a description of such proposal in the notice of meeting and to be submitted for a shareholder vote at the applicable meeting, or (ii) the rights of the holders of any series of Preferred Stock if and to the extent provided under law, the Articles of Incorporation or these By-laws.

(6) Notwithstanding satisfaction of the provisions of this Section 13(a), the proposed business described in the notice may be deemed not to be properly brought before the meeting if, pursuant to the Articles of Incorporation, the By-laws, state law or any rule or regulation of the Securities and Exchange Commission, it was offered as a shareholder proposal and was omitted, or had it been so offered, it could have been omitted, from the notice of, and proxy material for, the meeting (or any supplement thereto) authorized by the Board of Directors.

(7) In the event Timely Notice is given pursuant to Section 13(a)(2) and the business described therein is not disqualified pursuant to this Section 13(a), such business may be presented by, and only by, the shareholder who shall have given the notice required by this Section 13(a), or a representative of such shareholder who is qualified under the law of the State of Missouri to present the proposal on the shareholder’s behalf at the meeting.

(8) Notwithstanding anything in these By-laws to the contrary: (i) no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 13(a) or, subject to Section 13(a)(1) or Section 13(a)(5), as permitted under Rule 14a-8 under the Exchange Act (other than the nomination of a person for election as a director, which is governed by Section 13(b)), and (ii) unless otherwise required by law, if a Proposing Person intending to propose business at an annual meeting pursuant to Section 13(a)(1)(iii) does not provide the information required under Section 13(a)(2)-(4) within the periods specified therein, or the shareholder who shall have given the notice required by Section 13(a) (or a qualified representative of the shareholder) does not appear at the meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company. The chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 13(a) and any such business not properly brought before the meeting shall not be transacted. The requirements of this Section 13(a) are included to provide the Company notice of a shareholder’s intention to bring business before an annual meeting and shall in no event be construed as imposing upon any shareholder the requirement to seek approval from the Company as a condition precedent to bringing any such business before an annual meeting.

(b) Nominations of Directors.

(1) Nominations of persons for election to the Board of Directors at an annual meeting or special meeting (but only if the Board of Directors has first determined that directors are to be elected at such special meeting) may be made at such meeting (i) by or at the direction of the Board of Directors (or a duly authorized committee thereof), or (ii) by any shareholder who: (A) was a shareholder of record at the time of giving the notice provided for in this Section 13(b) and on the record for determination of shareholders entitled to vote at the meeting; (B) is entitled to vote at the meeting; and (C) complied with the notice procedures set forth in this Section 13(b) as to such nomination. Section 13(b)(1)(ii) of these By-laws shall be the exclusive means for a shareholder to propose any nomination of a person or persons for election to the Board of Directors to be considered by the shareholders at an annual meeting or special meeting.

(2) Without qualification, for nominations to be made at an annual meeting by a shareholder, the shareholder must (i) provide Timely Notice (as defined in Section 13(d)) in writing and in proper form to the Secretary of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 13(b). Without qualification, if the Board of Directors has first determined that directors are to be elected at a special meeting, then for nominations to be made at a special meeting by a shareholder, the shareholder must (i) provide notice thereof in writing and in proper form to the Secretary of the Company at the principal executive offices of the Company not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which the date of such special meeting was first Publicly Disclosed and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 13(b). In no event shall any adjournment or postponement of an annual meeting or special meeting, or the announcement thereof, commence a new time period for the giving of a shareholder notice as described above.

(3) To be in proper form for purposes of this Section 13(b), a shareholder’s notice to the Secretary pursuant to this Section 13(b) must set forth:

(i) (A) the name and address of Proposing Person providing the notice, as they appear on the Company’s books, and of the other Proposing Persons, (B) any Material Ownership Interests (as defined in Section 13(d)) of each Proposing Person, as well as the information set forth in Section 13(a)(3)(ii), clause (F) regarding each Proposing Person and (C) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and

(ii) as to each person whom the shareholder proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 13(b) if such proposed nominee were a Proposing Person; (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee, if applicable, and to serving as a director if elected), (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, and any other persons Acting in Concert with such nominee, affiliates, associates and other person, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and a representation that each Proposing Person will notify the Company in writing of any such relationships, arrangements, agreements or understandings as of the record date for the meeting, promptly following the later of such record date or the date the notice of such record date is first Publicly Disclosed; and (D) a completed and signed questionnaire, representation and agreement as provided in Section 13(b)(7).

(4) The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such nominee.

(5) A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13(b) shall be true and correct as of the record date for the meeting and as of the date of the meeting or any adjournment or postponement thereof, as the case may be, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than five (5) business days after the later of the record date for the meeting or the date notice of such record date is first Publicly Disclosed (in the case of the update and supplement required to be made as of the record date), and as promptly as practicable in the case of any update or supplement required to be made after the record date.

(6) Notwithstanding anything in the Timely Notice requirement in the first sentence of Section 13(b)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting of shareholders, a shareholder’s notice required by this Section 13(b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such nominees or increased size was first Publicly Disclosed by the Company.

(7) To be eligible to be a shareholder proposed nominee for election as a director of the Company, a person must deliver (in accordance with the time periods prescribed by delivery of notice under this Section 13(b) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any Voting Commitment (as defined in Section 13(d) that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity, if elected as a director of the Company, will comply with applicable Publicly Disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

(8) In addition to the foregoing provisions of this Section 13(b), each Proposing Person shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 13.

(9) Only such persons who are nominated in accordance with the procedures set forth in this Section 13(b) shall be eligible to serve as directors. Except as otherwise provided by law, the Articles of Incorporation or these By-laws, the chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 13(b) and, if any proposed nomination is not in compliance with this Section 13(b), to declare that such defective nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.

(c) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Company who is a shareholder of record at the time the notice provided for in this Section 13 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and upon such election and who complies with the notice procedure set forth in this Section 13. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by paragraph (b)(2) of this Section 13 shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) of the giving of a shareholder’s notice as described above.

(d) Definitions. For purposes of Section 13, of these By-laws, the following terms have the meanings specified or referred to below:

(1) “Acting in Concert” means a person will be deemed “Acting in Concert” with another person for purposes of these By-laws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person that is Acting in Concert with another person shall also be deemed to be Acting in Concert with any third party who is also Acting in Concert with the other person.

(2) “Derivative Instruments” shall mean (i) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise, conversion or exchange privilege or settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the price or value or volatility of any class or series of shares of the Company, or (ii) any derivative, swap or other transaction, right or instrument or series of transactions, rights or instruments engaged in, directly or indirectly, by any Proposing Person the purpose or effect of which is to give such Proposing Person economic risks or rights similar to ownership of shares of any class or series of the Company, including, due to the fact that the value of such derivative, swap or other transaction, right or instrument is determined by reference to the price or value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transaction, right or instrument provides, directly or indirectly, the opportunity to profit from any increase or decrease in the price or value or volatility of any shares of any class or series of the Company, in each case whether or not such derivative, swap, security, instrument, right or other transaction or instrument, (A) conveys any voting rights in such shares to any Proposing Person, or is required to be, or is capable of being, settled through delivery of such shares, or (B) any Proposing Person may have entered into other transactions or arrangements that hedge or mitigate the economic effect of such derivative, swap, security, instrument or other right or transaction related to any of the foregoing.

(3) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(4) “Material Ownership Interests” shall mean the disclosures to be made pursuant to Section 13(a)(3)(i), clauses (B) and (C), and pursuant to Section 13(a)(3)(ii), clauses (A) through (E).

(5) “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an annual meeting or the shareholder providing notice of the nomination of a director, (ii) such beneficial owner, if different, on whose behalf the business proposed to be brought before the annual meeting, or on whose behalf the notice of the nomination of the director, is made, (iii) any affiliate or associate of such shareholder or beneficial owner (the terms “affiliate” and “associate” are defined in Rule 12b-2 under the Exchange Act), and (iv) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

(6) “Publicly Disclosed” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(7) “Short Interests” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by any Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk of shares of any class or series of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company.

(8) “Timely Notice” shall mean a shareholder’s notice to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting of shareholders; provided, however, that in the event that less than seventy

(9) days’ notice or prior Public Disclosure of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

(10) “Voting Commitment” shall mean any agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director of the Company, will act or vote on any issue or question.

ARTICLE III

Board of Directors

Section 1. The property, business and affairs of the Company shall be managed and controlled by a Board of Directors which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-laws directed or required to be exercised or done by the shareholders.

Section 2.

(a) The Board of Directors shall consist of not less than seven (7) nor more than [            ]3 directors, the exact number to be set from time-to-time by a resolution adopted by the affirmative vote of the majority of the whole Board. Each director shall be elected at the annual meeting of the shareholders to serve until the next annual meeting of the shareholders and until his or her successor shall be elected and qualified. Subject to Section 20, the Board of Directors shall elect on an annual basis the Chairman of the Board. The independent directors of the Board of Directors shall elect on an annual basis an independent director as Lead Director. The powers and responsibilities of the Lead Director shall be established from time to time by the Board of

[3]	NTD: To be determine prior to closing.

Directors and shall be set forth in the Corporate Governance Guidelines of the Board of Directors. The Lead Director may call, and shall preside over, all meetings of the independent directors of the Company.

(b) No person shall be eligible to be elected and to hold office as a director if such person is determined by a majority of the whole Board of Directors to have acted contrary to the Company’s best interest.

(c) Any director may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board or to the Secretary. The resignation of any director shall take effect upon the acceptance of such resignation by the Board of Directors.

Section 3. In case of the death, resignation or removal of one or more of the directors of the Company, vacancies existing on the Board of Directors for any reason and newly created directorships resulting from any increase in the authorized number of directors, a majority of the remaining directors, though less than a quorum, may fill the vacancy or vacancies until the successor or successors are elected at a meeting of the shareholders.

Section 4. The Board of Directors may hold its regular meetings either within or without the State of Missouri at such place as shall be specified in the notice of such meeting. The Chairman of the Board, or in his or her absence the Lead Director or other director appointed by the members of the Board of Directors, shall convene all meetings of the Board of Directors and shall act as chairman thereof.

Section 5. Regular meetings of the Board of Directors shall be held as the Board of Directors shall from time to time determine. The Secretary or an Assistant Secretary shall give at least three (3) business days’ notice of the time and place of each such meeting to each director in the manner provided in Section 9 of this Article III. The notice need not specify the business to be transacted.

Section 6. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Lead Director, the Chief Executive Officer, the President or three members of the Board and shall be held at such place as shall be specified in the notice of such meeting. Notice of such special meeting stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, or personally or by telephone, electronic transmission or similar means of communication on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 7. A majority of the full Board of Directors as prescribed in these By-laws shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.

Section 8. The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation for directors. Compensation for nonemployee directors may include both a stated annual retainer and a fixed fee for attendance at each regular or special meeting of the Board. Nonemployee members of special or standing committees of the Board may be allowed a fixed fee for attending committee meetings. Any director may serve the Company in any other capacity and receive compensation therefor. Each director may be reimbursed for his or her expenses, if any, in attending regular and special meetings of the Board and committee meetings.

Section 9. Whenever under the provisions of the statutes or of the Articles of Incorporation or of these By-laws, notice is required to be given to any director, it shall not be construed to require personal notice, but such notice may be given by telephone, electronic transmission or similar means of communication addressed to such director at such address as appears on the books of the Company, or by mail by depositing the same in a post office or letter box in a postpaid, sealed wrapper addressed to such director at such address as appears on the books of the Company. Such notice shall be deemed to be given at the time when the same shall be thus telephoned, electronically transmitted or mailed.

Attendance of a director at any meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 10. The Board of Directors may by resolution provide for an Executive Committee of said Board, which shall serve at the pleasure of the Board of Directors and, during the intervals between the meetings of said Board, shall possess and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Company, except with respect to any matters which, by resolution of the Board of Directors, may from time to time be reserved for action by said Board.

Section 11. The Executive Committee, if established by the Board, shall consist of the Chairman of the Board and two or more additional directors, who shall be elected by the Board of Directors to serve at the pleasure of said Board until the first meeting of the Board of Directors following the next annual meeting of shareholders and until their successors shall have been elected. Vacancies in the Committee shall be filled by the Board of Directors.

Section 12. Meetings of the Executive Committee shall be held whenever called by the Chairman or by a majority of the members of the committee, and shall be held at such time and place as shall be specified in the notice of such meeting. The Secretary or an Assistant Secretary shall give at least one day’s notice of the time, place and purpose of each such meeting to each committee member in the manner provided in Section 9 of this Article III, provided, that if the meeting is to be held outside of Kansas City, Missouri, at least three days’ notice thereof shall be given.

Section 13. At all meetings of the Executive Committee, a majority of the committee members shall constitute a quorum and the unanimous act of all the members of the committee present at a meeting where a quorum is present shall be the act of the Executive Committee. All action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action.

Section 14. In addition to the Executive Committee provided for by these By-laws, the Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more standing or special committees, each consisting of two or more directors. Each standing or special committee shall have and may exercise so far as may be permitted by law and to the extent provided in such resolution or resolutions or in these By-laws, the responsibilities of the business and affairs of the Company. The Board of Directors may, at its discretion, appoint qualified directors as alternate members of a standing or special committee to serve in the temporary absence or disability of any member of a committee. Except where the context requires otherwise, references in these By-laws to the Board of Directors shall be deemed to include the Executive Committee, a standing committee or a special committee of the Board of Directors duly authorized and empowered to act in the premises.

Section 15. Each standing or special committee shall record and keep a record of all its acts and proceedings and report the same from time to time to the Board of Directors.

Section 16. Regular meetings of any standing or special committee, of which no notice shall be necessary, shall be held at such times and in such places as shall be fixed by majority of the committee. Special meetings of a committee shall be held at the request of any member of the committee. Notice of each special meeting of a committee shall be given not later than one day prior to the date on which the special meeting is to be held. Notice of any special meeting need not be given to any member of a committee, if waived by him in writing or by electronic transmission before or after the meeting; and any meeting of a committee shall be a legal meeting without notice thereof having been given, if all the members of the committee shall be present.

Section 17. A majority of any committee shall constitute a quorum for the transaction of business, and the act of a majority of those present, by telephone conference call (or similar communications equipment whereby all persons participating in the meeting can hear each other), at any meeting at which a quorum is present shall be the act of the committee. Members of any committee shall act only as a committee and the individual members shall have no power as such.

Section 18. The members or alternates of any standing or special committee shall serve at the pleasure of the Board of Directors.

Section 19. If all the directors severally or collectively shall consent in writing or by electronic transmission to any action which is required to be or may be taken by the directors, such consents shall have the same force and effect as a unanimous vote of the directors at a meeting duly held. The Secretary shall file such consents with the minutes of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 20. Upon the adoption of these By-laws, the initial members of the Board of Directors, the Lead Director, the Chairman of the Board and the composition of the committees shall be as determined in accordance with Exhibit B to that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017 (as amended, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Westar Energy, Inc., a Kansas corporation, Great Plains Energy Incorporated, a Missouri corporation, King Energy, Inc., a Kansas corporation, and for limited purposes set forth therein, GP Star, Inc., a Kansas corporation.

ARTICLE IV

Officers

Section 1. The officers of the Company shall include a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers, all of whom shall be appointed by the Board of Directors. Any one person may hold two or more offices except that the offices of President and Secretary may not be held by the same person.

Section 2. The officers of the Company shall be appointed by the Board of Directors.

Section 3. The Board of Directors may from time to time appoint such other officers as it shall deem necessary or expedient, who shall hold their offices for such terms and shall exercise such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time determine.

Section 4. Each officer of the Company shall hold such person’s office at the pleasure of the Board of Directors or for such other period as the Board may specify at the time of such person’s election or appointment, or until such person’s death, resignation or removal by the Board, whichever occurs first. Any officer appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the whole board. If the office of any officer becomes vacant for any reason, or if any new office shall be created, the vacancy may be filled by the Board of Directors.

Section 5. The salaries of all officers of the Company shall be fixed by the Board of Directors or by such person or persons as delegated by the Board of Directors.

Section 6. Upon the adoption of these By-laws, the initial officers of the Company shall include those specified in Exhibit C to the Merger Agreement.

ARTICLE V

Powers and Duties of Officers

Section 1. The Board of Directors shall designate the Chief Executive Officer of the Company, who may be the Chairman of the Board and/or the President. The Chief Executive Officer shall have general and active management of and exercise general supervision of the business and affairs of the Company, subject, however, to the right of the Board of Directors, or the Executive Committee acting in its stead, to delegate any specific power to any other officer or officers of the Company, and the Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and the Executive Committee are carried into effect. During such times when neither the Board of Directors nor the Executive Committee is in session, the Chief Executive Officer of the Company shall have and exercise full corporate authority and power to manage the business and affairs of the Company (except for matters required by law, the By-laws or the Articles of Incorporation to be exercised by the shareholders or Board itself or as may otherwise be specified by orders or resolutions of the Board) and the Chief Executive Officer shall take such actions, including executing contracts or other documents, as he or she deems necessary or appropriate in the ordinary course of the business and affairs of the Company. The Vice Presidents and other authorized persons are authorized to take actions which are (i) routinely required in the conduct of the Company’s business or affairs, including execution of contracts and other documents incidental thereto, which are within their respective areas of assigned responsibility, and (ii) within the ordinary course of the Company’s business or affairs as may be delegated to them respectively by the Chief Executive Officer.

Section 2. The President, if not designated Chief Executive Officer, shall perform such duties and exercise such powers as shall be assigned to him from time to time by the Board of Directors or the Chief Executive Officer.

Section 3. The Vice Presidents shall perform such duties and exercise such powers as shall be assigned to them from time to time by the Board of Directors or the Chief Executive Officer.

Section 4. The Secretary shall attend meetings of the shareholders, the Board of Directors and the Executive Committee, and shall keep the minutes of such meetings. He or she shall give, or cause to be given, notice of all meetings of the shareholders, the Board of Directors and the Executive Committee, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. He or she shall be the custodian of the seal of the Company and shall affix the same to any instrument requiring it and, when so affixed, shall attest it by his or her signature. He or she shall, in general, perform all duties incident to the office of secretary.

Section 5. The Assistant Secretaries shall perform such of the duties and exercise such of the powers of the Secretary as shall be assigned to them from time to time by the Board of Directors or the Chief Executive Officer or the Secretary, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall from time to time prescribe.

Section 6. The Treasurer shall have the custody of all moneys and securities of the Company. He or she is authorized to collect and receive all moneys due the Company and to receipt therefor, and to endorse in the name of the Company and on its behalf when necessary or proper all checks, drafts, vouchers or other instruments for the payment of money to the Company and to deposit the same to the credit of the Company in such depositaries as may be designated by the Board of Directors. He or she is authorized to pay interest on obligations and dividends on stocks of the Company when due and payable. He or she shall, when necessary or proper, disburse the funds of the Company, taking proper vouchers for such disbursements. He or she shall render to the Board of Directors and the Chief Executive Officer, whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Company. He or she shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. He or she shall, in general, perform all duties incident to the office of treasurer.

Section 7. The Assistant Treasurers shall perform such of the duties and exercise such of the powers of the Treasurer as shall be assigned to them from time to time by the Board of Directors or the Chief Executive Officer or the Treasurer, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall from time to time prescribe.

Section 8. In the case of absence or disability or refusal to act of any officer of the Company, the Chief Executive Officer may delegate the powers and duties of such officer to any other officer or other person unless otherwise ordered by the Board of Directors.

Section 9. The President, the Chief Executive Officer, the Vice Presidents and any other person duly authorized by resolution of the Board of Directors shall severally have power to execute on behalf of the Company any deed, bond, indenture, certificate, note, contract or other instrument authorized or approved by the Board of Directors.

Section 10. Unless otherwise ordered by the Board of Directors, the President, the Chief Executive Officer or any Vice President of the Company (a) shall have full power and authority to attend and to act and vote, in the name and on behalf of this Company, at any meeting of shareholders of any corporation in which this Company may hold stock, and at any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock, and (b) shall have full power and authority to execute, in the name and on behalf of this Company, proxies authorizing any suitable person or persons to act and to vote at any meeting of shareholders of any corporation in which this Company may hold stock, and at any such meeting the person or persons so designated shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock.

ARTICLE VI

Certificates of Stock

Section 1. The Board of Directors shall provide for the issue, transfer and registration of the certificates representing the shares of capital stock of the Company in such form as may be prescribed by the Board of Directors in conformity with law, and shall appoint the necessary officers, transfer agents and registrars for that purpose; provided that some or all of the shares of capital stock may be uncertificated shares as determined by the Board of Directors.

Section 2. Until otherwise ordered by the Board of Directors, stock certificates shall be signed by the President, the Chief Executive Officer or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and sealed with the seal of the Company. Such seal may be facsimile, engraved or printed. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any stock certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be issued by the Company with the same effect as if the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Company.

Section 3. Transfers of stock shall be made on the books of the Company only by the person in whose name such stock is registered or by his or her attorney lawfully constituted in writing, and unless otherwise authorized by the Board of Directors only on surrender and cancellation of the certificate transferred. No stock certificate shall be issued to a transferee until the transfer has been made on the books of the Company.

Section 4. The Company shall be entitled to treat the person in whose name any share of stock is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have notice thereof, except as otherwise expressly provided by the laws of Missouri.

Section 5. In case of the loss or destruction of any certificate for shares of the Company, a new certificate may be issued in lieu thereof under such regulations and conditions as the Board of Directors may from time to time prescribe.

Section 6.

(a) Notwithstanding anything to the contrary in this Article VI, unless the Articles of Incorporation or another provision in these By-laws provide otherwise, the Board of Directors may authorize the issue of some or all of the shares of any or all of its classes or series without certificates. The authorization does not affect shares already represented by certificates until such certificates are surrendered to the Company.

(b) Every holder of uncertificated shares is entitled to receive a statement of holdings as evidence of share ownership.

(c) After the issue or transfer of shares without certificates, the Company shall, if required by law or agreement, provide to such holders of the applicable uncertificated shares a statement that the Company will furnish each such shareholder information pertaining to classes of shares or different series within a class, the designations, relative rights, preferences and limitations applicable to each class and the variations in rights, preferences and limitations determined for each such series.

ARTICLE VII

Closing of Transfer Books

The Board of Directors shall have power to close the stock transfer books of the Company for a period not exceeding seventy days preceding the date of any meeting of shareholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of shares shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding seventy days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares, and in such case such shareholders and only such shareholders as shall be shareholders of record on the date of closing the transfer books or on the record date so fixed shall be entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after such date of closing of the transfer books or such record date fixed as aforesaid.

ARTICLE VIII

Inspection of Books

Section 1. The Company shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of its proceedings of its shareholders and Board of Directors (and any committee having the authority of the Board) and the names and business or residence addresses of its officers. The Company shall keep at its registered office or principal place of business in the State of Missouri, or at the office of its transfer agent in the State of Missouri, if any, books and records in which shall be recorded the number of shares subscribed, the names of the owners of the shares, the numbers owned by them respectively, the amount of shares paid, and by whom, and the transfer of such shares with the date of transfer.

Section 2. A shareholder may, upon written demand, inspect the records of the Company, pursuant to any statutory or other legal right, during the usual and customary hours of business and in such manner as will not unduly interfere with the regular conduct of the business of the Company. A shareholder may delegate such shareholder’s right of inspection to a certified or public accountant on the condition, to be enforced at the option of the Company, that the shareholder and accountant agree with the Company to furnish to the Company promptly a true and correct copy of each report with respect to such inspection made by such accountant. No shareholder shall use, permit to be used or acquiesce in the use by others of any information so obtained to the detriment competitively of the Company, nor shall he or she furnish or permit to be furnished any information so obtained to any competitor or prospective competitor of the Company. The Company as a condition precedent to any shareholder’s inspection of the records of the Company may require the shareholder to indemnify the Company, in such manner and for such amount as may be determined by the Board of Directors, against any loss or damage which may be suffered by it arising out of or resulting from any unauthorized disclosure made or permitted to be made by such shareholder of information obtained in the course of such inspection.

Section 3. The Company shall not be liable for expenses incurred in connection with any inspection of its books.

ARTICLE IX

Corporate Seal

The corporate seal of the Company shall have inscribed thereon the name of the Company and the words “Corporate Seal – Missouri.”

ARTICLE X

Fiscal Year

Section 1. The fiscal year of the Company shall be the calendar year.

Section 2. As soon as practicable after the close of each fiscal year, the Board of Directors shall cause a report of the business and affairs of the Company to be made to the shareholders.

ARTICLE XI

Waiver of Notice

Whenever by statute or by the Articles of Incorporation or by these By-laws any notice whatever is required to be given, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XII

Amendments

The Board of Directors may make, alter, amend or repeal By-laws of the Company by a majority vote of the whole Board of Directors at any regular meeting of the Board or at any special meeting of the Board if notice thereof has been given in the notice of such special meeting. Nothing in this Article shall be construed to limit the power of the shareholders to make, alter, amend or repeal By-laws of the Company at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.

EXHIBIT F

REGULATORY COMMITMENTS

GPE and Westar agree that the initial applications submitted to the Kansas Corporation Commission (“KCC”) and the Missouri Public Service Commission (“MPSC”) with respect to the Merger will include specific commitments and agreements consistent with the items set forth below.

1. Customer Rates

a.	Goodwill – GPE and Westar agree not to seek rate recovery of any goodwill recorded in connection with the Merger.

b.	Transaction Costs – GPE and Westar will agree not to seek rate recovery of any transaction costs (including advisory fees and change of control severance costs) incurred in connection with the Merger.

c.	Transition Costs – GPE and Westar will agree that their utility operations shall be required to attest in all future rate proceedings before the KCC and MPSC that no transition costs in excess of their corresponding benefits are included in cost of service and rates. This commitment shall be required until all transition costs are fully amortized. Transition costs are those costs incurred to integrate GPE and Westar under common ownership and include integration planning and execution and costs to achieve merger savings. Transition costs can be ongoing costs or one-time costs. Utility operations’ transition costs, which shall include but not be limited to severance payments made to employees other than those required to be made under change of control agreements, can be deferred and considered for recovery in future rate cases. If subsequent rate recovery is sought, each of GPE and Westar agree that the utility will have the burden of proof to demonstrate that recovery of such transition costs is just and reasonable as their incurrence facilitated the ability to provide benefits to its customers.

d.	Rate Case Filing Plans – GPE and Westar plan, consistent with their current respective business plans, to file general rate proceedings in 2018 for each of their electric operations.

e.	Allocation of Costs Among Affiliates – GPE and Westar agree that each of their utility operations will provide an updated cost allocation manual to the KCC and MPSC within six (6) months of the closing of the Merger explaining the basis of allocation factors used to assign costs to each utility, and will further agree that the KCC and MPSC may examine accounting records of its affiliates to determine the reasonableness of such allocation factors and cost assignments.

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2. Financial integrity

a.	Protection from Adverse Capital Cost Impacts – GPE and Westar will agree that capital costs used to set rates shall not increase as a result of the Merger.

b.	Transaction Financing – No new debt will be issued to close the Merger. Regardless, GPE and Westar will agree that their electric utility operations’ customers shall not bear any financing costs associated with the Merger.

c.	Capital Structures – Post-Merger, the new holding company and its utility subsidiaries will maintain separate capital structures to finance the activities and operations of each entity unless otherwise approved by the KCC or MPSC, as applicable. The new holding company and its utility subsidiaries will maintain separate debt, which is separately rated by national credit rating agencies, so that none will be responsible for the debts of affiliated companies and separate preferred stock, if any, unless otherwise authorized by the KCC or MPSC, as applicable. The new holding company and its utility subsidiaries will maintain investment grade credit ratings.

d.	Other Financing-Related Matters – GPE and Westar will agree that, except for guarantees between Westar and its subsidiaries, the new holding company and its utility subsidiaries shall not guarantee notes (or enter into make-well agreements, etc.) of one another, or the new holding company or any of the new holding company’s other affiliates, absent prior approval of the KCC or MPSC, as applicable; that no utility stock or assets shall be pledged as collateral for obligations of any entity other than the utility absent prior approval of the KCC or MPSC, as applicable; and that each utility subsidiary shall be held harmless from any business and financial risk exposures associated with another utility subsidiary, the new holding company or its other affiliates.

3. Cost Savings – GPE and Westar expect to realize approximately $40 million of net cost savings in 2018, growing to approximately $160 million in 2022 and beyond. These cost savings are comprised of non-fuel operations and maintenance, fuel, and inventory carrying costs.

4. Employees – GPE and Westar will agree that no involuntary severance of employees shall occur as a result of the Merger. GPE and Westar will also agree that no involuntary severance of employees shall occur as a result of closing the following generating facilities: Sibley (units 1, 2 and 3), Montrose (units 1, 2 and 3), Lake Road (unit 4/6), Tecumseh, Gordon Evans and Murray Gill.

5. Capital Requirements – GPE and Westar acknowledge that their utility operations need significant amounts of capital to invest in energy supply and delivery infrastructure (including, but not limited to, renewable energy resources and other environmental sustainability initiatives such as energy efficiency and demand response programs) and acknowledge that meeting these capital requirements will be considered a high priority

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by the new holding company’s board of directors and executive management and that the new holding company’s access to capital post-Merger will permit it and its utility subsidiaries to satisfy all of such capital requirements.

6. Service Quality and Reliability – GPE and Westar will agree to reasonable conditions, including compliance with KCC standards issued in Docket No. 02-GIME-365-GIE, regarding customer service quality and reliability reporting.

7. Books, Records and Information – GPE and Westar agree that the new holding company and its utility subsidiaries and other affiliates will maintain separate books and records and will agree to reasonable conditions regarding access by regulators to information, books and records.

8. Collective Bargaining – GPE and Westar will honor all existing collective bargaining agreements.

9. Low-Income Assistance – GPE and Westar will agree that each of their utility operations will maintain and promote low-income assistance programs consistent with those in place prior to the Merger.

10. Charitable and Community Involvement – GPE and Westar will maintain aggregate Kansas and Missouri charitable contributions and community support at 2015 levels for at least five years after closing of the Merger.

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